As filed with the Securities and Exchange Commission on September 24, 1998

                                                    Registration No. 333-_______

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        INTERVEST BANCSHARES CORPORATION
                 (Name of Small Business Issuer in Its charter)

         Delaware                          6060                 13-3699013
         --------                          ----                 ----------
(State or Jurisdiction of      (Primary Standard Industrial    (IRS Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

        10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903,
                                 (212) 757-7300
          -------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

        10 Rockefeller Plaza (Suite 1015), New York, New York 10020-1903
        ----------------------------------------------------------------
                    (Address of Principal Place of Business)

                       Lawrence G. Bergman, Vice President
                        Intervest Bancshares Corporation
                        10 Rockefeller Plaza (Suite 1015)
                          New York, New York 10020-1903
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent For Service)

                                -----------------

                                 with copies to:
                             Thomas E. Willett, Esq.
                              Harris Beach & Wilcox
                              130 East Main Street
                            Rochester, New York 14604

    Approximate Date of Proposed Sale to the Public: As soon as practicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                       CALCULATION OF REGISTRATION FEE(1)

----------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of            Amount to be        Proposed Maximum              Proposed             Amount of
Securities to be                  Registered          Offering Price Per            Maximum              Registration
Registered                                            Unit(2)(3)                    Offering Price       Fee
----------------------------------------------------------------------------------------------------------------------------------
Warrants                                  $0                      $0                       $0                   $0
----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                    122,000                  $8.75                 $1,067,500             $323.49
----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                    50,000                  $10.00                  $500,000              151.51
----------------------------------------------------------------------------------------------------------------------------------
Total                                    ----                     ---                  $2,600,000             $475.00
----------------------------------------------------------------------------------------------------------------------------------


(1) As permitted by Rule 429(a) of the Securities Act, the Prospectus included herein also relates to: a Registration Statement on Form SB-2 (No. 333-82246) with respect to 675,000 Warrants and 675,000 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-3522) with respect to 613,500 Warrants and 613,500 shares of Class A Common Stock; a Registration Statement on Form SB-2 (No. 333-26583) with respect to 240,165 Warrants, 240,165 shares of Class A Common Stock and 150,000 shares of Class B Common Stock; and a Registration Statement on Form SB-2 (No. 333-33419) related to 965,683 Warrants and 965,683 shares of Class A Common Stock.

(2)      No dollar value has been attributed to the Warrants.

(3) Estimated solely for purposes of calculating the Registration Fee. The shares of Class A Common Stock are issuable upon conversion of the Warrants and the offering price is based on the closing sale price on the NASDAQ SmallCap Market on September 14, 1998.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date the Commission, acting pursuant to said Section 8(a) may determine.

                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 23, 1998
PROSPECTUS
                        INTERVEST BANCSHARES CORPORATION
                   (A Bank Holding Company for Intervest Bank)

         The securities offered hereby consist of warrants related to 1,732,683 shares of Class A Common Stock issued by Intervest Bancshares Corporation (the "Company"), a warrant related to the purchase of 150,000 shares of Class B Common Stock (collectively the "Warrants") and 2,616,348 shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock") and 200,000 shares of Class B Common Stock, par value $1.00 per share (the "Class B Common Stock") issuable upon exercise of Warrants. Warrants related to a total of
645,000  shares  of  Class A  Common  Stock  were  issued  by the  Company  in a registered public offering in 1994. Warrants related to a total of 965,683 shares of Class A Common Stock were issued by the Company in a registered public offering in 1997. In addition, Warrants related to 883,665 shares of Class A Common Stock have been issued in private placements by the Company and Warrants related to an additional 122,000 shares of Class A Common Stock and 50,000 shares of Class B Common Stock are being registered hereunder.

         The Company's Warrants are not exercisable unless the Company has a current prospectus covering the shares issuable upon exercise of the Warrants and a prospectus covers those shares.

         The Class A Common Stock of the Company is listed on the Nasdaq Stock Market SmallCap Market under the symbol "IBCA".

      Prospective investors should consider the information discussed under
            "Investment Considerations and Risk Factors" on page 10.
                                -----------------

      THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS OR
          DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                  CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------------------------

                                                                         Underwriting
                                                                         Discounts and                   Proceeds to
                                        Price to Public                 Commissions(1)                    Company(2)
----------------------------------------------------------------------------------------------------------------------------------
Per Share(2)                                  (3)                             $0                              (3)
----------------------------------------------------------------------------------------------------------------------------------
Per Warrant(2)(4)                             ---                             $0                              ---
----------------------------------------------------------------------------------------------------------------------------------
Total(2)                                $14,545,754.00                        $0                        $14,545,754.00
----------------------------------------------------------------------------------------------------------------------------------


(1) The Company will not use brokers or dealers in connection with this offering.

(2)      Before deducting expenses estimated at $40,000.

(3) Warrants related to 1,492,365 shares of Class A Common Stock are at an exercise price of $6.67 per share; Warrants related to 122,000 shares of Class A Common Stock are at an exercise price of $14.00 per share; and the remaining Class A Warrants are at an exercise price of $10.00 per share. Warrants related to 150,000 shares of Class B Common Stock are at an exercise price of $6.67 per share and Warrants related to 50,000 shares of Class B Common Stock are at an exercise price of $10.00 per share.

(4)      The Company has attributed no value to the Warrants.

                The date of this Prospectus is ____________, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, and in accordance therewith, files reports, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that site is: "http://www.sec.gov".

         This Prospectus constitutes a part of a Registration Statement on Form SB-2 filed by the Company with the Commission through the Electronic Data Gathering and Retrieval ("EDGAR") system with respect to the securities offered hereby. This Prospectus omits certain information contained in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement including the exhibits filed as a part thereof, which may be inspected at the principal or regional offices of the Commission, without charge.

         The Company will furnish annual reports to its shareholders which will contain audited financial statements certified by its independent public accountants. The Company may distribute unaudited quarterly reports and other interim reports to its shareholders as it deems appropriate.

         The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents referred to above that have been incorporated into this
Prospectus by reference. Written or oral requests for such copies should be directed to: Mr. Lawrence G. Bergman, Intervest Bancshares Corporation, 10 Rockefeller Plaza, New York, New York 10020; (212) 757-7300.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

The Company

         Intervest Bancshares Corporation (the "Company") is a bank holding company incorporated under the laws of the State of Delaware whose only subsidiary is Intervest Bank (the "Bank"), a Florida chartered bank which is a member of the Federal Reserve System. The Company owns approximately 99% of the issued and outstanding shares of the Bank. The Bank is a community-oriented, full service, commercial bank serving the Clearwater area of the State of Florida.

         The principal business of the Bank is to attract deposits and to loan or invest those deposits on profitable terms. The Bank offers a variety of deposit accounts which are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per depositor. The lending of the Bank consists primarily of real estate loans, commercial loans and consumer loans. The Bank is one of several providers of funds for such purposes in its market area, and its lending policies, deposit products and related services are intended to meet the needs of individuals and businesses in its market area.

         As of June 30, 1998, the Company had consolidated assets and deposits of $177.7 million and $148.8 million, respectively. The Company's stockholders' equity at June 30, 1998 was $18.5 million. Unless the context otherwise requires, references herein to the Company include the Company and its subsidiary, the Bank, on a consolidated basis.

The Offering

Securities Offered.....................   2,576,068  shares  of  Class A  Common
                                          Stock  and  200,000  shares of Class B
                                          Common Stock issuable upon exercise of
                                          the  Warrants.   See  "Description  of
                                          Securities."

Shares of Class A Common
Stock currently outstanding.........      2,164,715(1)

Shares of Class A Common
Stock outstanding after
Exercise of Class A Warrants......        4,740,783

Shares of Class B Common
Stock currently outstanding..........       300,000

Shares of Class B Common
Stock outstanding after
Exercise of Class B Warrants.......         500,000

Class A Common Stock...............       The Class A Common  Stock is listed on
                                          the  Nasdaq  Stock  Market's  SmallCap
                                          Market  under the  symbol  "IBCA."  At
                                          June 30,  1998,  2,157,915  shares  of
                                          Class A Common Stock were outstanding.

Use of Proceeds.........................  The  Company  intends to apply the net
                                          proceeds  of  this   Offering  to  the
                                          Company's  capital  for the  Company's
                                          general corporate purposes,  including
                                          without  limitation,  the financing of
                                          the   expansion   of   the   Company's
                                          operations through  acquisitions,  and
                                          the  infusion  of  capital to the Bank
                                          and  any  future  subsidiaries  of the
                                          Company. See "Use of Proceeds."

Investment Considerations.............    Prospective     investors    in    the
                                          Debentures    should    consider   the
                                          information    discussed   under   the
                                          heading "Investment Considerations and
                                          Risk Factors."

(1) Does not include: (i) 300,000 shares of Class A Common stock issuable upon the conversion of issued and outstanding shares of Class B Common Stock; (ii) 2,576,068 shares of Class A Common Stock issuable upon exercise of Warrants for Class A Common Stock; and (iii) 200,000 shares of Class A Common Stock issuable upon conversion of Class B Common Stock issuable upon exercise of Warrants for Class B Common Stock; and
         (iv) 608,696 shares of Class A Common Stock issuable upon conversion of the Company's Series 5/14/98 Convertible Subordinated Debentures.


                       SUMMARY CONSOLIDATED FINANCIAL DATA
                (Dollars in thousands, except per share figures)

                                                                                    As of or for the
                                         Six Months Ended                Year Ended    Year Ended      Year Ended     Year Ended
                                              June 30,                   December 31,  December 31,   December 31,    December 31,
                                      -----------------------            ------------  ------------   ------------    ------------
                                      1998             1997                   1997          1996            1995          1994
                                      ----             ----                   ----          ----            ----          ----
                                          (unaudited)
Income Statement Summary:

Interest income .................   $     6,018    $     4,304           $     9,347    $     6,381    $     4,190    $     2,158
Interest expense ................        (3,814)        (2,688)               (5,894)        (3,745)        (2,225)          (803)
                                    -----------    -----------           -----------    -----------    -----------    -----------
Net interest income .............         2,204          1,616                 3,453          2,636          1,965          1,355
Provision for loan losses .......          (230)          (184)                 (352)          (250)          (233)          (124)
                                    -----------    -----------           -----------    -----------    -----------    -----------
Net interest income
  after provision
  for loan losses ...............         1,974          1,432                 3,101          2,386          1,732          1,231
Other Income ....................           100             68                   136            106             89            112
Other expense ...................        (1,036)          (940)               (1,906)        (1,551)        (1,415)        (1,054)
                                    -----------    -----------           -----------    -----------    -----------    -----------
Earnings before
  income taxes ..................         1,038            560                 1,331            941            406            289
Provision for income
  taxes .........................          (405)          (213)                 (487)          (383)          (136)          (108)
                                    -----------    -----------           -----------    -----------    -----------    -----------
Net earnings ....................   $       633    $       347           $       844    $       558    $       270    $       181
                                    ===========    ===========           ===========    ===========    ===========    ===========

Per Share Data:

Basic earnings per share ........   $       .26    $       .21           $       .49    $       .34    $       .16    $       .11
Diluted earnings per share ......           .19            .18                   .41            .34            .16            .11
Cash dividends ..................          --             --                    --             --             --             --
Book value (1) ..................          7.53           6.12                  7.27           5.91           5.57           5.38
Shares outstanding at
  period-end(2) .................     2,457,915      1,650,000             2,424,415      1,650,000      1,650,000      1,650,000

Period-End Balance Sheet Summary:

Total assets ....................   $   177,697    $   117,537           $   150,755    $   105,196    $    68,942    $    40,117
Securities ......................        60,842         38,296                58,821         34,507         19,630          8,638
Loans (net of unearned
  income) .......................        90,961         70,539                76,825         60,310         37,058         22,754
Allowance for loan losses .......         1,405            999                 1,173            811            593            369
Deposits ........................       148,842        104,862               131,167         93,447         58,601         30,092
Convertible debentures ..........         7,000           --                    --             --             --             --
Stockholders' equity ............        18,518         10,094                17,620          9,747          9,189          8,884
----------------------


(1) Represents stockholders' equity divided by the number of outstanding shares of Class A and Class B Common Stock at period-end.

(2) Represents issued and outstanding shares of Class A Common Stock and Class B Common Stock.


                                                                                   As of or for the
                                           Six Months      Year         Year         Year          Year
                                             Ended         Ended       Ended        Ended          Ended
                                             June 30,    December 31, December 31, December 31,  December 31,
                                          -------------- -----------  ------------ ------------  ------------
                                          1998      1997      1997       1996       1995             1994
                                          ----      ----      ----       ----       ----             ----
                                           (unaudited)
Selected Financial Ratios:
sReturn on average
  assets .........................         .77%      .61%      .68%       .67%      .51%                .61%
Return on average
  equity .........................        7.02%     7.00%     7.53%      5.91%     3.01%               3.02%
Dividends declared to
  net earnings ...................          --        --        --         --        --                  --
Loans (net of unearned
  income) to deposits ............       61.11%    67.27%    58.57%     64.54%    63.24%              75.61%
Net charge-offs to
  loans at period-end ............          --        --      (.01%)      .05%      .02%                .03%
Ratio of Allowance for loan
  losses to loans
  at period-end ..................         .015      .014      .015       .013      .016               .016
Average stockholders'
  equity to average total
  assets .........................       10.15%     8.43%     8.96%     11.29%    16.89%              20.05%
Ratio of Allowance for Loan losses
  to nonperforming loans .........     --        --        --         --        --                     1.05

------------------------------

                            THE COMPANY AND THE BANK

Intervest Bancshares Corporation
--------------------------------

         The Company, a Delaware corporation organized in 1993, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company's principal asset is its ownership interest of approximately 99.8% of the issued and outstanding shares of the Bank. The Company, through its ownership of the Bank, is engaged in the commercial banking business and its primary source of earnings is derived from income generated by its ownership and operation of the Bank. As of June 30, 1998, the Company, on a consolidated basis, had total assets of $177.7 million, net portfolio loans of $89.6 million, total deposits of $148.8 million, and stockholders' equity of $18.5 million. Unless the context otherwise requires, references herein to the Company include the Company and its majority-owned subsidiary, the Bank, on a consolidated basis.

         The Company is a legal entity, separate and distinct from the Bank. There are various legal limitations with respect to the Bank's financing or otherwise supplying funds to the Company. In particular, under federal banking law, the Bank may not declare a dividend that exceeds undivided profits. In addition, the approval of the Federal Reserve Bank of Atlanta (the "Atlanta FRB"), as well as the Florida Department of Banking and Finance, is required if the total amount of all dividends declared in any calendar year exceeds the Bank's net profits, as defined, for that year, combined with its retained net profits for the proceeding two years. The Atlanta FRB also has the authority to limit further the payment of dividends by the Bank under certain circumstances. In addition, federal banking laws prohibit or restrict the Bank from extending credit to the Company under certain circumstances.

Intervest Bank
--------------

         The Bank is a Florida chartered banking corporation which was organized in December, 1987. The Bank engages in commercial banking from five offices, four of which are located in Clearwater, Florida and one of which is in South Pasadena, Florida.

         The Bank primarily focuses on providing personalized banking services to businesses and individuals within its market area. The Bank originates commercial loans to businesses, collateralized and uncollateralized consumer loans, and real estate loans (primarily commercial real estate loans).

         The Bank's income is derived principally from interest and fees earned in connection with its lending activities, interest and dividends on securities, short-term investments and other services. The Bank's income is also affected by provisions for loan losses. Its principal expenses are interest paid on deposits and operating expenses. The Bank intends to expand its deposit and loan customer relationships at its existing offices and to examine opportunities for expansion to new locations. The Bank's operations are also significantly affected by local economic and competitive conditions in its market areas. Changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, and the attendant actions of the regulatory authorities all have an impact on the Bank's operations.

         The Bank is subject to examination and comprehensive regulation by the Federal Reserve Board (the "FRB") and its deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the extent permitted by law. The Bank is a member of the Federal Reserve System. The Bank is also subject to the supervision of and examination by the Florida Department of Banking and Finance.

         The principal executive offices of the Company are located at 10 Rockefeller Plaza (Suite 1015), New York, New York 10020, and its telephone number is (212) 757-7300. The principal executive offices of the Bank are located at 625 Court Street, Clearwater, Florida 34625, and its telephone number is (813) 442-2551. In addition to its principal office, the Bank has three branch offices in Clearwater, Florida, located at: (i) 2575 Ulmerton Road; (ii) 2175 Nursery Road; and (iii) 1875 Belcher Road North, Clearwater, and has a fourth branch in South Pasadena, Florida at 6750 Gulfport Blvd.

                   INVESTMENT CONSIDERATIONS AND RISK FACTORS

         A prospective investor should review and consider carefully the following risk factors, together with the other information contained in this prospectus in evaluating an investment in the Debentures. The prospectus contains certain forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of numerous factors, including those set forth below and elsewhere in the prospectus.

Management's Broad Discretion Over Proceeds
-------------------------------------------

         None of the proceeds of the Offering have yet been committed to specific applications. All determinations concerning the use and investment of the proceeds will be made by management of the Company.

Dividends
---------

         Since its inception, the Company has not paid any dividends on its common stock and there is no immediate prospect or contemplation of the payment of such dividends.

         Dividends paid by the Company are subject to the financial conditions of both the Bank and the Company as well as other business considerations. In addition, banking regulations limit the amount of dividends that may be paid by the Bank to the Company without prior regulatory approval. The amount of allowable dividends which could be payable by the Company are in substance limited to net profits earned by the Company, less any earnings retention consistent with the Company's capital needs, asset quality and overall financial condition. Distributions paid by the Company to shareholders will be taxable to the shareholders as dividends, to the extent of the Company's accumulated current earnings and profits.

         The payment of dividends by the Bank to the Company is regulated by various state and federal laws and by regulations promulgated by the FRB, which restrict the payment of dividends under certain circumstances. In addition, such regulations also impose certain minimum capital requirements which affect the amount of cash available for the payment of dividends by a regulated banking institution such as the Bank. Even if the Bank is able to generate sufficient earnings to pay dividends, there is no assurance that the Board of Directors might not decide or be required to retain a greater portion of the Bank's earnings in order to maintain or achieve the capital deemed necessary or appropriate. The occurrence of any of these events would decrease the amount of funds potentially available for the payment of dividends by the Bank to the Company. In addition, in some cases, the FRB could take the position that it has the power to prevent the Bank from paying dividends if, in its view, such payments would constitute unsafe or unsound banking practices. Further, the determination of whether dividends are paid and their frequency and amount will depend upon the financial condition and performance of the Bank and the Company, and other factors deemed appropriate by both of the Board of Directors of the Bank and of the Company. Accordingly, there can be no assurance that any dividends will be paid in the future by the Bank or the Company.

Adequacy of Allowance For Loan Losses
-------------------------------------

         There is a risk that losses may be experienced in the Company's loan portfolio. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Management maintains an allowance for loan losses which is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of collectability and prior loss experience. Management evaluates the adequacy of the allowance monthly, or more frequently if considered necessary. The evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments and current and anticipated economic conditions that may affect the borrower's ability to repay.

         As of June 30, 1998, the Company had a loan portfolio of approximately $89.6 million and the allowance for loan losses was $1,405,000, which represented 1.57% of the total amount of loans. At June 30, 1998, there were no non-performing assets. The Bank actively manages its nonperforming loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate loan loss allowance. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to the Bank's nonperforming or performing loans. Material additions to the Bank's allowance for loan losses would result in a decrease of the Company's net income, and possibly its capital, and could result in the inability to pay dividends, among other adverse consequences. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset Quality and Loan Impairment and Losses."

Supervision and Regulation
--------------------------

         Bank holding companies and banks operate in a highly regulated environment and are subject to the supervision and examination by several federal and state regulatory agencies. The Company is subject to the BHCA and to regulation and supervision by the FRB. The Bank is also subject to the regulation and supervision of the FDIC and the Florida Department of Banking and Finance. Federal and state laws and regulations govern matters ranging from the regulation of certain debt obligations, changes in control of bank holding companies, and the maintenance of adequate capital for the general business operations and financial condition of the Bank, including permissible types, amounts and terms of loans and investments, the amount of reserves against deposits, restrictions on dividends, establishment of branch offices, and the maximum rate of interest that may be charged by law. The FRB also possesses cease and desist powers over bank holding companies to prevent or remedy unsafe or unsound practices or violations of law. These and other restrictions limit the manner by which the Bank and the Company may conduct their business and obtain financing. Furthermore, the commercial banking business is affected not only by general economic conditions, but also by the monetary policies of the FRB. These monetary policies have had and/or are expected to continue to have significant effects on the operating results of commercial banks. Although the Company believes that it is in compliance in all material respects with applicable state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance more difficult or expensive, or otherwise affect the ability of the Bank to attract deposits and make loans. See "Supervision and Regulation."

Competition
-----------

         Competition in the banking and financial services industry is intense. In its primary market area, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than the Bank and may offer certain services, that the Bank does not provide at this time. The profitability of the Company depends upon the Bank's ability to compete in its market areas. See "Business - Competition."

Local Economic Conditions
-------------------------

         The success of the Company and the Bank is dependent to a certain extent upon the general economic conditions in geographic markets served by the Bank which focuses on Pinellas County, Florida and the immediate surrounding areas. The Bank's primary market area is particularly dependent on the economic conditions within Clearwater, Florida. Although the Bank expects economic conditions will continue to improve in this market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. Adverse changes in its geographic markets would likely impair the Bank's ability to collect loans and could otherwise have a negative effect on the financial condition of the Company. See "Business - Market Area."

Lack of Diversification
-----------------------

         The primary business activity of the Company consists of its ownership and control of the capital stock of the Bank. As a result, the Company presently lacks diversification as to business activities and market area, and any event affecting the Bank will have a direct impact on the Company. See "Business."

Dependence on Key Personnel
---------------------------

         The Company and the Bank are dependent upon the services of their principal officers. If the services of any of these persons were to become unavailable for any reason, the operation of the Company and the Bank might be adversely affected in a material manner. The Bank presently has written employment agreements with its President, its Vice President and its Cashier. Neither the Company nor the Bank maintains key man life insurance policies on its executives and do not have any immediate plans to obtain such policies. The successful development of the Company's business will depend, in part, on its and the Bank's ability to attract or retain qualified officers and employees. See "Management."

Voting Control
--------------

         As of the date of this Prospectus, the three original shareholders of the Company own 900,000 shares of Class A Common Stock or approximately 42% of the issued and outstanding shares of Class A Common Stock of the Company. These same persons own all of the issued and outstanding shares of Class B Common Stock. See "Management -- Security Ownership of Certain Beneficial Owners and Management." The shares of Class B Common Stock, as a separate class, are entitled to elect two-thirds of the directors of the Company. As a result, voting control will continue to rest with the three persons.

Interest Rates
--------------

         The principal source of income for the Company is its net interest income, which is affected by movements in interest rates. Although the Bank monitors its interest rate sensitivity and attempts to reduce the risk of the significant decrease in net interest income caused by a change in interest rates, rising interest rates could nevertheless adversely affect the Bank's results of operations.


                                 USE OF PROCEEDS

         The net proceeds to the Company will depend upon the number of Warrants actually exercised and cannot be determined at this time. However, assuming all of the Warrants were to be exercised, the net proceeds to the Company would be $22.8 million.

         The net proceeds of the Offering will become a part of the Company's capital funds to be used for general corporate purposes, including, without limitation, the financing of the expansion of the Company's or the Bank's business through acquisitions, the establishment of new branches or subsidiaries, and the infusion of capital to the Bank and any future subsidiaries of the Company. On July 10,1998, the Company filed an application with the Office of the Comptroller of the Currency and the FDIC for a national bank charter for a de novo bank. The new bank will be a wholly-owned subsidiary of the Company with a principal office in the City of New York. It is presently anticipated that approximately $9.0 million will be contributed to the capital of that new subsidiary. Except for that bank, neither the Company nor the Bank currently has any plans, understandings, arrangements or agreements, written or oral, with respect to the establishment of any branches or subsidiaries, or with respect to any specific acquisition prospect, and neither is presently negotiating with any party with respect thereto.

         The actual application of the net proceeds will depend on the capital needs of the Bank, the Company's own financial requirements and available business opportunities. None of the uses described herein constitute a commitment by the Company to expend the proceeds in a particular manner. The Company reserves the right to make shifts in the allocation of the proceeds from this offering if future events, including changes in the economic climate or the Company's planned operations, make such shifts necessary or desirable. In such events, proceeds may be applied to the working capital requirements of the Company or the Bank. Pending their ultimate application, the net proceeds will be invested in such relatively short-term investments or otherwise applied as management may determine.

                              MARKET FOR SECURITIES

         The Company's Class A Common Stock was approved for listing on the NASDAQ SmallCap Market (Symbol: IBCA) in November of 1997. Prior to then, there had been no established public trading market for the securities of the Company. The high and low sales prices for Class A Common Stock during the period from November 25, 1997, when trading commenced, and December 31, 1997 were $12.25 and $11.50, respectively. At December 31, 1997, there were approximately 272 holders of record (and approximately 700 beneficial owners) of the Company's Class A Common Stock and three holders of record of the Company's Class B Common Stock.

                                    DIVIDENDS

         Holders of the Company's Class A Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. No dividends may be declared or paid with respect to shares of Class B Common Stock until January 1, 2000.

         The Company has not paid any dividends on its capital stock in the past and there is currently no contemplation of the payment of dividends on the Company's Stock. The Company's ability to pay dividends is generally limited to earnings from the prior year, although retained earnings and dividends from the Bank to the Company may also be used to pay dividends under certain circumstances.

         The payment of dividends by the Bank is subject to a determination by the Bank's Board of Directors and will depend upon a number of factors, including capital requirements, regulatory limitations, the Bank's results of operations and financial condition, tax considerations of the Bank and the Company, the number of outstanding shares of stock, and general economic conditions. State and federal banking laws regulate and restrict the ability of the Bank to pay dividends to the Company. The FRB, which regulates the Bank, not only has established certain financial and capital requirements that affect the ability of the Bank to pay dividends, but it has also the general authority to prohibit the Bank from engaging in an unsafe or unsound practice in conducting its business. Depending upon the financial condition of the Bank, the payment of cash dividends could be deemed to constitute such an unsafe or unsound practice. See "Investment Considerations and Risk Factors -Uncertainty of Payment of Dividend" and "Supervision and Regulation - Bank Regulation."

         Both the FRB and the Florida Department of Banking and Finance, which regulate and supervise the Bank and the Company, have publicly stated their view that it is generally an unsafe and unsound practice to pay cash dividends except out of current operating earnings. Under FRB policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support each such bank. Consistent with this policy, the FRB has stated that, as a matter of prudent banking, a bank holding company generally should not pay cash dividends unless the available net earnings of the bank holding company is sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the Company's capital needs, asset quality and overall financial condition. See "Investment Considerations and Risk Factors - Limited Operating History."

         The ability of the Bank and the Company to pay cash dividends is currently, and in the future could be further influenced by bank regulatory policies or agreements and by capital guidelines. Accordingly, the actual amount, if any, and timing of future dividends will depend on, among other things, future earnings, the financial condition of the Bank and the Company, the amount of cash on hand at the Company level, outstanding debt obligations, if any, and the requirements imposed by regulatory authorities.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of August 31, 1998, and as adjusted at that date after giving effect to the receipt of the estimated net proceeds from the exercise of all of the Warrants.

                                                                                Actual       As Adjusted(1)
                                                                                ------       --------------
                                                                                (Dollars in thousands)

Stockholders' Equity:

Class A Common Stock, $1.00 par value,  7,500,000 shares  authorized,
   2,164,715 shares issued
   and outstanding(2).....................................................     $ 2,165         $ 4,741
Class B Common Stock, $1.00 par value, 700,000
   shares authorized, 300,000 shares issued and outstanding...............         300             500
 Additional Paid-in Capital...............................................      13,634          33,638
 Retained Earnings........................................................       2,724           2,724
                                                                                 -----           -----

Total Stockholders' Equity................................................     $18,823         $41,603
                                                                               =======         =======
-------------------------

(1) Reflects the 2,576,068 shares of Class A Common Stock and 200,000 shares of Class B Common Stock issuable upon exercise of the Warrants.

(2) Does not include shares of Class B Common Stock issuable upon conversion of Class A Common Stock.

                             SELECTED FINANCIAL DATA

         The following table presents selected consolidated financial data for the Company and the Bank. The data set forth below for the seven months ended December 31, 1993, five months ended May 31, 1993, and the years ended December 31, 1997, 1996, 1995 and 1994 are derived from the audited consolidated financial statements of the Company or the Bank, as the case may be. The selected financial data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The data for the six months ended June 30, 1998 and 1997 have been derived from the unaudited consolidated financial statements of the Company, which include all adjustments, consisting only of normal, recurring accruals, which the Company considers necessary for the fair presentation of the financial position and results of operations for these periods. Operating results for the six month periods are not necessarily indicative of the results that may be expected for the entire fiscal year.

                                                                                                                At or         At or
                                                                                                              for the       for the
                                      At or for the                                                         Seven Months Five Months
                                    Six Months Ended                At or for the Years Ended               Ended Months     Ended
                                        June 30,                             December 31,                    December 31,    May 31,
                                   -----------------         --------------------------------------------       -------     -------
                                   1998         1997         1997          1996         1995         1994       1993(1)     1993(2)
                                   ----         ----         ----          ----         ----         ----       -------     -------
                                              (unaudited)                              (Dollars in Thousands, Except Per Share Data)
Balance Sheet Data:
  Total assets ..............   $ 177,697    $ 117,537     $150,755     $105,196    $  68,942    $  40,117    $  29,071    $ 22,557
  Cash and cash equivalents .      19,096        3,836        9,176        6,320        8,551        6,088        5,519       2,569
  Net loans .................      89,556       69,540       75,652       59,499       36,465       22,385       16,224      16,163
 Securities .................      60,842       38,296       58,821       34,507       19,630        8,638        5,231       2,958
  Deposits ..................     148,842      104,862      131,167       93,447       58,601       30,092       22,195      20,138
  Convertible debentures ....       7,000         --           --           --           --           --           --          --
  Retained earnings
    (accumulated deficit) ...       2,469        1,339        1,836          992          434          164          (17)     (2,050)
  Total stockholders' equity       18,518       10,094       17,620        9,747        9,189        8,884        5,828       1,275

Income Statement Data:
  Interest income ...........   $   6,018    $   4,304    $   9,347    $   6,381    $   4,190    $   2,158    $   1,007    $    741
  Interest expense ..........      (3,814)      (2,688)      (5,894)      (3,745)      (2,225)        (803)        (345)       (335)
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Net interest income .......       2,204        1,616        3,453        2,636        1,965        1,355          662         406
  Provision for loan losses .        (230)        (184)        (352)        (250)        (233)        (124)        --           (90)
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Net interest income after
    provision for loan losses       1,974        1,432        3,101        2,386        1,732        1,231          662         316
  Other income ..............         100           68          136          106           89          112           59         102
  Other expense .............      (1,036)        (940)      (1,906)      (1,551)      (1,415)      (1,054)        (738)       (401)
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Earnings (loss) before
     income taxes ...........       1,038          560        1,331          941          406          289          (17)         17
  Provision for income taxes         (405)        (213)        (487)        (383)        (136)        (108)        --           --
                                ---------    ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Net earnings (loss) .......   $     633    $     347    $     844    $     558    $     270    $     181    $     (17)   $     17
                                =========    =========    =========    =========    =========    =========    =========    =========

Per Share Data:
Basic earnings (loss) .......   $     .26    $     .21    $     .49    $     .34    $     .16    $     .11    $    (.01)   $    .05
Diluted earnings (loss) .....   $     .19    $     .18    $     .41    $     .34    $     .16    $     .11    $    (.01)   $    .05
Book value at period end ....   $    7.53    $    6.12    $    7.27    $    5.91    $    5.57    $    5.38    $    3.53    $   3.64

---------------------
(1) Includes the consolidated financial information of the Company from June 1, 1993.

(2)      Financial information of the Bank only

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION

General

         The Company's principal asset is its ownership of a controlling interest in the Bank. Accordingly, the Company's results of operations are primarily dependent upon the results of operations of the Bank. The Bank conducts a commercial banking business which consists of attracting deposits from the general public and applying those funds to the origination of commercial, consumer and real estate loans (including commercial loans collateralized by real estate). The Bank's profitability depends primarily on net interest income, which is the difference between interest income generated from interest-earning assets (i.e., loans and investments) less the interest expense incurred on interest-bearing liabilities (i.e., customer deposits and borrowed funds). Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities, and the interest-rate earned and paid on these balances. Net interest income is dependent upon the Bank's interest-rate spread, which is the difference between the average yield earned on its interest-earning assets and the average rate paid on its interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The interest rate spread is impacted by interest rates, deposit flows, and loan demand. Additionally, and to a lesser extent, the Bank's profitability is affected by such factors as the level of noninterest income and expenses, the provision for credit losses, and the effective tax rate. Noninterest income consists primarily of loan and other fees. Noninterest expense consists of compensation and benefits, occupancy related expenses, deposit insurance premiums paid to the FDIC, and other operating expenses.

         Since its acquisition of control of the Bank in 1993, the Company has sought to strengthen the operation of the Bank, to improve asset quality, to increase the loan portfolio and to decrease nonperforming loans. During 1997, the Company completed a public offering of 747,500 Units for gross proceeds of $7,475,000 (the "1997 Offering"). Each Unit consisted of one share of the Company's Class A Common Stock and one warrant to purchase an additional share of Class A Common Stock. In connection with the 1997 Offering, the Company issued  warrants  related  to  145,850  shares  of Class A  Common  Stock to the
Underwriter and participating broker/dealers. The Company has reserved a total of 2,494,348 shares of Class A stock for issuance upon exercise of the Company's warrants to purchase shares of Class A Common Stock. In 1998, the Company completed a sale of $7.0 million principal amount of its Convertible Subordinated Debentures.

         Management believes that additional capital is the key to any expansion program and, to this end, it will continually assess the need for capital, both at the Bank and the Company levels. If it is determined that additional capital is necessary to support the operations of the Company or the Bank or to support any expansion or acquisition activities, transactions to obtain additional financing will be considered by the Company.

         The Bank's present offices are located in or near Clearwater, Florida. Clearwater is located in Pinellas County, which is the most populous county in the Tampa Bay area of Florida. It also has a branch office in South Pasadena, which is also in Pinellas County. The "Tampa Bay" area is located on the West Coast of Florida, midway up the Florida peninsula. The major cities in the area are Tampa (Hillsborough County) and St. Petersburg and Clearwater (Pinellas County).

         The current population of the Tampa Bay area is estimated at approximately 2,200,000, which reflects population increases of approximately 45% between 1970 and 1980, and approximately 27% between 1980 and 1990. Pinellas is the most densely populated county in Florida, with more than 2,800 people per square mile. The average age of the population for the region is estimated at 45 years (as compared to 38 years for the State of Florida), and this reflects the history of Pinellas County as a retirement area. Recent years have shown a slight drop in average age due to an increase in office and manufacturing employment opportunities.

         The economy of Pinellas County has historically been tourist and retirement oriented. Pinellas County has recently attracted a larger share of new business, particularly in the high technology industries. Total per capita personal income in Pinellas County increased from approximately $15,000 in 1984 to approximately $22,700 in 1992. Employment in the region reflects a broad-based economy, with an emphasis on the retail trade and service industries.

         The housing market in the region remains stable in the view of management, although housing starts have slowed from the high levels experienced during the 1970's.

         Clearwater is the county seat of Pinellas County and its second largest city. It encompasses approximately 32 square miles and has a population of approximately 100,000.

         Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition and results of operations of the Company for the six months ended June 30, 1998 and 1997, and years ended December 31, 1997 and 1996. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented elsewhere herein.

Results Of Operations

Overview of the First Half of 1998
----------------------------------

         Intervest Bancshares Corporation and Subsidiary (the "Company") earned $325,000 for the second quarter of 1998, an increase of 74% from $187,000 in the second quarter of 1997. On a diluted per share basis, net income was $0.10, compared to $0.09 in the second quarter of 1997. For the first half of 1998, net income nearly doubled to $633,000 or $0.19 per diluted share, from $347,000, or $0.18 per diluted share, for the same period of 1997. (The computations of net income per share for the 1998 periods included a higher amount of common shares, due to the public offering of Class A common stock in November 1997 and an increase in common stock warrants outstanding.) The increase in net income for both periods of 1998 over the corresponding periods of 1997 was primarily due to higher net interest and dividend income resulting from growth in net interest-earning assets.

         The following table shows selected ratios at the end of or for the period indicated:

-----------------------------------------------------------------------------------------------------------------------------------
                                                      For the Quarter Ended                          Six Months Ended
                                                 June 30, 1998      June 30, 1997               June 30, 1998     June 30, 1997
                                                 -------------      -------------               -------------     -------------
Stockholders' equity to total assets               10.42%                8.59%                      10.42%              8.59%
Average stockholders' equity to total assets       10.28%                8.51%                      10.15%              8.43%
Return on average assets                            0.77%                0.64%                       0.77%              0.61%
Return on average equity                            7.12%                7.48%                       7.02%              7.00%
Average interest-earning assets to
    interest-bearing liabilities                    1.11x                1.08x                       1.11x              1.08x
Net interest margin                                 2.83%                3.03%                       2.82%              2.97%
Noninterest expense to average assets               1.25%                1.65%                       1.26%              1.64%
-----------------------------------------------------------------------------------------------------------------------------------

         On June 26, the Company completed the sale of $7,000,000 of Convertible Subordinated Debentures (the "Debentures"). The Debentures are due July 1, 2008 and are convertible at the option of the holders at any time prior to April 1, 2008 into shares of Class A common stock at an initial conversion price of $11.50 per share. The conversion price per share increases over the life of the Debentures as noted in note 3 to the consolidated financial statements for the six months ended June 30, 1998. The Company can also redeem the Debentures plus accrued interest at any time prior to maturity at various redemption prices. Interest on the debentures accrues and compounds quarterly at 8%, with all accrued interest payable at maturity.

         In July, an application for a national bank charter was filed with the OCC and FDIC by Intervest National Bank, In Organization. The new bank will be a wholly owned subsidiary of the Company, with a principal office in the City of New York. The new bank will have initial capital of $9,000,000, which will be provided by the Company.

Comparison of Financial Condition at June 30, 1998 and December 31, 1997
------------------------------------------------------------------------

         General. Total assets at June 30, 1998 increased to $177,697,000, from $150,755,000 at December 31, 1997. The increase was primarily due to a higher level of loans receivable and cash and cash equivalents. Total liabilities increased from $133,135,000 at December 31, 1997, to $159,179,000 at June 30,
1998, reflecting increases in deposit liabilities and borrowed funds.

         The Company's balance sheet was comprised of the following:


                                                       At June 30, 1998           At December 31, 1997
                                                       ----------------           --------------------
                                                  Carrying      % of             Carrying      % of
($ in thousands)                                    Value    Total Assets          Value    Total Assets
----------------                                    -----    ------------          -----    ------------
Cash and cash equivalents                       $ 19,096         10.7%          $  9,176       6.1%
Securities held to maturity, net                  60,842         34.2             58,821      39.1
Loans receivable, net                             89,556         50.5             75,652      50.1
All other assets                                   8,203          4.6              7,106       4.7
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                    $177,697        100.0%          $150,755     100.0%
-----------------------------------------------------------------------------------------------------------------------------------
Deposits                                        $148,842         83.8%          $131,167      87.0%
Convertible debentures                             7,000          3.9               --         --
All other liabilities                              3,337          1.9              1,968       1.3
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                159,179         89.6            133,135      88.3
-----------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                              18,518         10.4             17,620      11.7
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity      $177,697        100.0%          $150,755     100.0%
-----------------------------------------------------------------------------------------------------------------------------------

         Cash  and  Cash  Equivalents.   Cash  and  cash  equivalents  increased
primarily due to the net proceeds from the sale of the Debentures.

         Loans Receivable. Loans receivable increased due to new originations of commercial real estate loans, partially offset by principal repayments on the portfolio. At June 30, 1998 and December 31, 1997, the Company did not have any loans on a nonaccrual status or classified as impaired.

         Allowance for Loan Losses. The Company monitors its loan portfolio to determine the appropriate level of the allowance for loan losses based on various factors that are discussed on pages 21 and 22 of the Company's 1997 Annual Report on Form 10-KSB. At June 30, 1998, the allowance amounted to $1,405,000, compared to $1,173,000 at year-end 1997. The increase reflected the growth in the loan portfolio.

         Deposits. Deposit liabilities increased due to net deposit inflows and growth in deposit accounts. At June 30, 1998, time deposit accounts totaled $101,496,000 and demand deposits and savings and checking accounts aggregated $47,346,000. This compared to deposits of $93,378,000 and $37,789,000, respectively, at December 31, 1997. Time deposits represented 68% of total deposits at June 30, 1998, compared to 71% at year-end 1997.

         Stockholders' Equity and Regulatory Capital. Stockholders' equity increased primarily as a result of net income of $633,000 for the first half of 1998 and $235,000 of proceeds from the issuance of 33,500 shares of Class A common stock upon the exercise of stock warrants. Intervest Bank's Tier 1 leverage capital ratio was 6.01% at June 30, 1998, compared to 6.53% at December 31, 1997. The Bank's total risk-based capital ratio amounted to 10.45% at June 30, 1998, compared to 11.46% at year-end 1997. The decline in these ratios reflected the growth in the bank's assets.

Comparison  of Results of  Operations  for the Quarters  Ended June 30, 1998 and
1997
--------------------------------------------------------------------------------

         General. Net income for the second quarter of 1998 increased to $325,000, or $0.10 per diluted share, from $187,000, or $0.09 per diluted share, for the same quarter of 1997. Higher net income was due to a $294,000 increase in net interest and dividend income, partially offset by increases of $84,000 in the provision for income taxes, $38,000 in the provision for loan losses and $48,000 in noninterest expenses.

         Net Interest and Dividend Income. Net interest and dividend income is the Company's largest source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of its interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates. The table below sets forth information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. The yields and rates shown are based on a computation of annualized income/expense for each period divided by average interest-earning assets/interest-bearing liabilities during each period. Certain yields and rates shown are adjusted for related fee income or expense. Average balances are derived from daily balances. Net interest margin is computed by dividing annualized net interest and dividend income by the average of total interest-earning assets during each period.

                                                                       For the Quarter Ended
                                              ------------------------------------------------------------------------
                                                      June 30, 1998                            June 30, 1997
                                                      -------------                            -------------
                                              Average    Interest      Yield/           Average   Interest      Yield/
($ in thousands)                              Balance    Inc./Exp.      Rate            Balance   Inc./Exp.      Rate
----------------                              -------    ---------      ----            -------   ---------      ----
-----------------------------------------------------------------------------------------------------------------------------------
                     Assets
Interest-earning assets:
   Loans                                     $ 86,271   $  1,991       9.23%           $67,986    $  1,569       9.23%
   Securities                                  65,870      1,009       6.13             40,665         623       6.12
   Other interest-earning assets                8,241        109       5.30              2,121          27       5.07
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                 160,382   $  3,109       7.75%           110,772    $  2,219       8.01%
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                      8,591                                    5,688
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                 $168,973                                 $116,460
-----------------------------------------------------------------------------------------------------------------------------------

      Liabilities and Stockholders' Equity
Interest-bearing liabilities:
   Demand, money market and NOW
   deposits                                  $ 26,778   $    310       4.63%           $17,929    $    203       4.53%
   Savings deposits                            15,824        192       4.85              8,783         107       4.87
   Time deposits                              101,509      1,456       5.74             75,517       1,068       5.66
                                       --------------------------------------------------------------------------------------------
   Total deposits accounts                    144,111      1,958       5.44            102,229       1,378       5.39
                                       --------------------------------------------------------------------------------------------
   Convertible debentures and other
       borrowed funds                             801         17       8.59                  9           1       6.15
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities            144,912   $  1,975       5.45%           102,238    $  1,379       5.39%
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities                 5,798                                    4,224
Stockholders' equity                           18,263                                    9,998
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity   $168,973                                 $116,460
-----------------------------------------------------------------------------------------------------------------------------------
Net interest and dividend income/spread                 $  1,134       2.30%                      $    840       2.62%
-----------------------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/margin           $ 15,470                  2.83%          $  8,534                   3.03%
-----------------------------------------------------------------------------------------------------------------------------------
Ratio of total interest-earning assets
   to total interest-bearing liabilities        1.11x                                    1.08x
-----------------------------------------------------------------------------------------------------------------------------------

         Net interest and dividend income increased to $1,134,000 in the second quarter of 1998, from $840,000 in the 1997 second quarter. The increase was due to a higher level of net interest-earning assets, partially offset by a decline in the net interest margin. The increase in net interest-earning assets was largely due to the investment of the proceeds from the issuance of common stock in November 1997. The decline in the net interest margin was a function of a lower interest rate spread resulting from a decline in the yield on earning assets and an increase in the cost of funds.

         The yield on earning assets declined by 26 basis points primarily due to the investment of a portion of the proceeds from the public stock offering in November 1997, as well as deposit inflow, into securities and other short-term investments, which have lower yields than loans. The cost of funds increased slightly by 6 basis points due to higher rates paid on deposits.

         Provision for Loan Losses. The provision for loan losses is based on management's ongoing assessment of the adequacy of the allowance for loan losses. The provision amounted to $130,000 in the second quarter of 1998, compared to $92,000 in the second quarter of 1997, reflecting a higher level of outstanding loans.

         Noninterest Expenses. Total noninterest expenses increased to $527,000 in the second quarter of 1998, from $479,000 in the second quarter of 1997. The increase over last year's period was primarily due to an increase in salaries and employee benefits, resulting primarily from the Company's growth and increased staff.

         Provision for Income Taxes. The provision for income taxes increased to $203,000 in the second quarter of 1998, from $119,000 in the second quarter of 1997, due to higher pre-tax earnings. The Company's effective tax rate
(inclusive of state and local taxes) amounted 38.4% in the second quarter of 1998, compared to 38.9% in the same quarter of 1997.

Comparison of Results of Operations for the Six Months Ended June 30, 1998 and 1997
--------------------------------------------------------------------------------

         General. Net income for the six months ended June 30, 1998 increased to $633,000, or $0.19 per diluted share, from $347,000, or $0.18 per diluted share, for the same half of 1997. Higher net income was due to a $588,000 increase in net interest and dividend income, partially offset by increases of $192,000 in the provision for income taxes, $46,000 in the provision for loan losses and $96,000 in noninterest expenses. The reasons for the changes in the provision for loan losses and income taxes as well as noninterest expenses are essentially the same as those discussed in the comparison of the quarters ended.

         Net Interest and Dividend Income. The table that follows sets forth information similar to the table on page 18 for the six-month periods.


                                                 ---------------------------------------------------------------------------------
                                                                            For the Six Months Ended
                                                 ---------------------------------------------------------------------------------

                                                             June 30, 1998                               June 30, 1997
                                                 --------------------------------------      -------------------------------------

                                                     Average       Interest      Yield/            Average       Interest    Yield/
($ in thousands)                                     Balance       Inc./Exp.      Rate             Balance      Inc./Exp.     Rate
-----------------------------------------------------------------------------------------------------------------------------------
                     Assets
Interest-earning assets:
Loans                                                  $  82,667        $3,801    9.19%         $  65,507       $3,003       9.17%
Securities                                                66,622         2,038    6.12             40,338        1,232       6.11
Other interest-earning assets                              7,238           179    4.96              2,959           69       4.70
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets                            156,527        $6,018    7.69%           108,804       $4,304       7.91%
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning assets                                 7,661                                    5,591
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                            $164,188                                 $114,395
-----------------------------------------------------------------------------------------------------------------------------------

      Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Demand, money market and NOW deposits                  $  24,814        $  569    4.59%          $ 17,202      $   379       4.41%
Savings deposits                                          15,128           366    4.84              7,635          185       4.85
Time deposits                                            100,216         2,861    5.71             75,563        2,123       5.62
                                                  ---------------------------------------------------------------------------------
Total deposits accounts                                  140,158         3,796    5.42            100,400        2,687       5.35
                                                  ---------------------------------------------------------------------------------
Convertible debentures and other
    borrowed funds                                           426            18    8.44                 27            1       5.76
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities                       140,584        $3,814    5.43%           100,427       $2,688       5.35%
-----------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities                            5,574                                    4,055
Stockholders' equity                                      18,030                                    9,913
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity              $164,188                                 $114,395
-----------------------------------------------------------------------------------------------------------------------------------
Net interest and dividend income/spread                                 $2,204    2.26%                         $1,616       2.56%
-----------------------------------------------------------------------------------------------------------------------------------
Net interest-earning assets/margin                     $  15,943                  2.82%          $  8,377                    2.97%
-----------------------------------------------------------------------------------------------------------------------------------
Ratio of total interest-earning assets
   to total interest-bearing liabilities                   1.11x                                    1.08x
-----------------------------------------------------------------------------------------------------------------------------------

         Net interest and dividend income increased to $2,204,000 in the first half of 1998, from $1,616,000 in the 1997 first half. The increase was due to a higher level of net interest-earning assets, partially offset by a decline in the net interest margin. The reasons for these changes are essentially the same as those discussed in the comparison of the quarters ended June 30, 1998 and 1997.

Comparison of Year Ended December 31, 1997 and 1996.

General
-------

         Net earnings for the year ended December 31, 1997 were $844,000 compared to $558,000 for the year ended December 31, 1996. This increase in the

Company's net earnings was primarily due to an increase in net interest income partially offset by an increase in noninterest expenses and the provision for income taxes.

Interest Income and Expense
---------------------------

         Interest income increased by $2,966,000 from $6,381,000 for the year ended December 31, 1996 to $9,347,000 for the year ended December 31, 1997. Interest income on loans increased $1,791,000 due to an increase in the average loan portfolio balance from $49.3 million for the year ended December 31, 1996 to $68.7 million for 1997, partially offset by a decrease in the weighted average yield of 5 basis points. Interest on securities increased $1,118,000 due to an increase in the average securities balance from $25.6 million in 1996 to $42.8 million in 1997 and an increase in the average yield from 5.92% in 1996 to 6.15% in 1997. Interest on other interest-earning assets increased $57,000 primarily due to an increase from $4.7 million in average other interest-earning assets in 1996 to $6.9 million in 1997.

         Interest expense increased to $5,894,000 for the year ended December 31, 1997 from $3,745,000 for the year ended December 31, 1996. Interest expense on deposit accounts increased primarily because of a $39.0 million increase in the average balance, in addition to an increase of 4 basis points in the average yield paid on deposits for the year ended December 31, 1997 compared to 1996.

Provision for Loan Losses
-------------------------

         The provision for loan losses is charged to earnings to bring the total allowance to a level deemed appropriate by management and is based upon historical experience, the volume and type of lending conducted by the Bank, industry standards, the amount of nonperforming loans, general economic conditions, particularly as they relate to the Bank's market areas, and other factors related to the collectability of the Bank's loan portfolio. The provision increased from $250,000 for the year ended December 31, 1996 to $352,000 for the year ended December 31, 1997. At December 31, 1997, there were no non-performing loans. Management believes that the allowance for loan loss of $1,173,000 is adequate at December 31, 1997.

Other Income
------------

         Total other income increased $30,000 for the year ended December 31, 1997 compared to 1996.

Other Expenses
--------------

         Total other expenses increased $355,000 for the year ended December 31, 1997 when compared to 1996, primarily due to an increase in employee compensation and benefits and occupancy and equipment expenses. The increase is primarily due to additional costs for the new branches and the overall growth of the Company.

Provision for Income Taxes
--------------------------

         In 1997 the provision for income taxes is $487,000, an effective income tax rate of 36.6%, as compared to $383,000 and 40.7% respectively, in 1996. In 1996, a greater portion of the consolidated earnings was generated by the holding company which has a higher state income tax rate.

Net Interest Income

         Net interest income, which constitutes the principal source of income for the Company, represents the difference between income on interest-earning assets and interest expense on interest-bearing liabilities. The principal interest-earning assets are securities and loans made to businesses and individuals. Interest-bearing liabilities primarily consist of time deposits, interest paying checking accounts ("NOW accounts"), retail savings deposits and money market accounts. Funds attracted by these interest-bearing liabilities are invested in interest-earning assets. Accordingly, net interest income depends upon the volume of the average interest-earning assets and average interest-bearing liabilities and the interest rates earned or paid on them.

         Net interest income was $3,453,000 for the Company for the year ended December 31, 1997 compared with $2,636,000 for the year ended December 31, 1996. This improvement in net interest income is primarily a result of a higher level of net interest-earning assets.

         The following tables set forth, for the periods indicated, information regarding (i) the total dollar amount of interest and dividend income of the Company from interest-earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average costs; (iii) net interest/dividend income; (iv) interest rate spread; (v) net interest margin. Average balances are based on average daily balances.

                                                           Six Months Ended June 30,
                                     -------------------------------------------------------------------
                                                   1998                              1997
                                     --------------------------------   --------------------------------
                                                              (Dollars in thousands)
                                                 Interest      Average              Interest     Average
                                     Average      and           Yield/   Average      and        Yield/
                                     Balance    Dividends       Rate     Balance   Dividends     Rate
                                     -------    ---------       ----     -------   ---------     ----

Interest-earning assets:
  Loans(1) .......................   $ 82,667    $  3,801       9.19%   $ 65,507   $  3,003      9.17%
  Securities .....................     66,622       2,038       6.12      40,338      1,232      6.11
  Other interest-earning assets(2)      7,238         179       4.96       2,959         69      4.70
                                      -------    --------       ----     -------   --------      ----

         Total interest-earning
             assets ..............    156,527    $  6,018       7.69%    108,804   $  4,304      7.91%
                                      -------    --------       ----               --------      ----

Noninterest-earning assets .......      7,661                              5,591
                                      -------                             -------

         Total assets ............   $164,188                           $114,395
                                     ========                           ========

Interest-bearing liabilities:
   Demand, money market and
     NOW deposits ................   $ 24,814    $    569       4.59%   $ 17,202   $    379      4.41%
   Savings .......................     15,128         366       4.84       7,635        185      4.85
   Certificates of deposit .......    100,216       2,861       5.71      75,563      2,123      5.62
                                      -------    --------       ----     -------   --------      ----
   Total Deposit Accounts ........    140,158       3,796       5.42     100,400      2,687      5.35
   Convertible debentures and
      other borrowed funds .......        426          18       8.44          27          1      5.76
                                      -------    --------       ----     -------   --------      ----
         Total interest-bearing
            liabilities ..........    140,584    $  3,814       5.43%    100,427   $  2,688      5.35%
                                                 --------       ----               --------

Noninterest-bearing liabilities ..      5,574                              4,055

Stockholders' equity .............     18,030                              9,913
                                       ------                              -----

         Total liabilities and
            stockholders' equity .   $164,188                           $114,395
                                     ========                           ========

Net interest/dividend income .....               $  2,204                          $  1,616
                                                 ========                          ========

Interest rate spread(3) ..........                              2.26%                            2.56%
                                                                ====                             ====

Net interest margin(4) ...........                              2.82%                            2.97%
                                                                ====                             ====

Ratio of average interest-earning
   assets to average interest-
   bearing liabilities ...........     1.11                              1.08
                                       ====                              ====



                                                           Year Ended December 31,
                                    ------------------------------------------------------------------
                                                     1997                         1996
                                    ---------------------------------  -------------------------------
                             (Dollars in thousands)
                                                  Interest    Average            Interest     Average
                                     Average        and        Yield/  Average     and         Yield/
                                     Balance     Dividends      Rate   Balance   Dividends     Rate

Interest-earning assets:
  Loans(1) .......................   $ 68,711    $  6,415       9.34% $ 49,266   $  4,624      9.39%
  Securities .....................     42,763       2,632       6.15%   25,577      1,514      5.92%
  Other interest-earning assets(2)      6,913         300       4.34%    4,730        243      5.14%
                                     --------    --------       ----  --------   --------      ----

         Total interest-earning
             assets ..............    118,387    $  9,347       7.90%   79,573   $  6,381      8.02%
                                                 --------       ----             --------      ----

Noninterest-earning assets .......      6,619                            4,089
                                        -----                            -----


         Total assets ............   $125,006                         $ 83,662
                                     ========                         ========

Interest-bearing liabilities:
   Demand, money market and
     NOW deposits ................   $ 18,087    $    816       4.51% $  8,432   $    310      3.68%
   Savings .......................      9,128         446       4.89%    1,470         62      4.22%
   Certificates of deposit .......     81,167       4,632       5.71%   59,437      3,371      5.67%
   Other .........................       --          --          --         34          2      5.88%
                                       ------       -----       ----    ------      -----      ----

         Total interest-bearing
            liabilities ..........    108,382    $  5,894       5.44%   69,373   $  3,745      5.40%
                                                 --------       ----             --------      ----

Noninterest-bearing liabilities ..      5,413                            4,840

Stockholders' equity .............     11,211                            9,449
                                       ------                            -----

         Total liabilities and
            stockholders' equity .   $125,006                         $ 83,662
                                     ========                         ========


Net interest/dividend income .....               $  3,453                        $  2,636
                                                 ========                        ========


Interest rate spread(3) ..........                              2.46%                          2.62%
                                                                ====                           ====

Net interest margin(4) ...........                              2.92%                          3.31%
                                                                ====                           ====

Ratio of average interest-earning
   assets to average interest-
   bearing liabilities ...........       1.09                                        1.15
                                         ====                                        ====
------------------------------------

(1)      Includes nonaccrual loans.
(2)      Includes interest-bearing deposits.
(3) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net interest margin is annualized net interest income divided by average interest-earning assets.


Rate/Volume Analysis
--------------------

         The following tables set forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior volume), (2) changes in volume (change in volume multiplied by prior rate) and (3) changes in rate-volume (change in rate multiplied by change in volume).

                                                    Six Months Ended June 30,
                                                          1998 vs. 1997
                                                   ---------------------------
                                                   Increase (Decrease) Due to:
                                                   ---------------------------
                                                               Rate/
                                             Rate     Volume   Volume    Total
                                             ----     ------   ------    -----
Interest-earning assets: ...............             (Dollars in thousands)
   Loans ...............................   $   10    $  787   $    1    $  798
   Securities ..........................        9       788        9       806
   Other interest-earning assets .......        7        80       23       110
                                           ------    ------   ------    ------

  Total ................................       26     1,655       33     1,714
                                           ------    ------   ------    ------

Interest-bearing liabilities:
   Demand, Money Market and NOW Deposits       16       167        7       190
   Savings .............................       (1)      182     --         181
   Certificates of Deposit .............       34       693       11       738
                                           ------    ------   ------    ------
   Total Deposits ......................       49     1,042       18     1,109
   Convertible debentures and
      other borrowed funds .............     --        --         17        17
                                           ------    ------   ------    ------

  Total ................................       49     1,042       35     1,126
                                           ------    ------   ------    ------

Net change in net interest income
   before provision for credit losses ..   $  (23)   $  613   $   (2)   $  588
                                           ======    ======   ======    ======


                                                     Year Ended December 31,
                                                          1997 vs. 1996
                                                   ---------------------------
                                                   Increase (Decrease) Due to:
                                                   ---------------------------
                                                                     Rate/
                                              Rate     Volume       Volume    Total
                                              ----     ------       ------    -----
Interest-earning assets: ...............              (Dollars in thousands)
   Loans ...............................   $   (25)   $ 1,826    $   (10)   $ 1,791
   Securities ..........................        59      1,020         39      1,118
   Other interest-earning assets .......       (38)       112        (17)        57
                                           -------    -------    -------    -------

  Total ................................        (4)     2,958         12      2,966
                                           -------    -------    -------    -------

Interest-bearing liabilities:
   Demand, Money Market and NOW Deposits        70        356         80        506
   Savings .............................        10        323         51        384
   Certificates of Deposit .............        24      1,228          9      1,261
   Other Borrowings ....................        (2)        (2)         2         (2)
                                           -------    -------    -------    -------

  Total ................................       102      1,905        142      2,149
                                           -------    -------    -------    -------

Net change in net interest income
   before provision for credit losses ..   $  (106)   $ 1,053    $  (130)   $   817
                                           =======    =======    =======    =======


Income Taxes
------------

  At June 30, 1998, the Company had net operating loss carryforwards for federal income tax purposes available to offset future federal taxable income. They were in the aggregate amount of $479,000, with specified portions expiring in each year from 2006 through 2008. Use of the carryforwards is subject to an annual limitation of $332,000.

  At the time of its incorporation, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires it to take into account changes in tax rates when valuing the deferred income tax amounts carried on its balance sheets.

Asset/Liability Management
--------------------------

  A principal objective of the Bank's asset/liability management strategy is to minimize the Bank's exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of the Asset and Liability Committee of the Bank (the "ALCO Committee") which establishes policies and monitors results to control interest rate sensitivity.

  As a part of the Bank's interest rate risk management policy, the ALCO Committee examines the extent to which its assets and liabilities are "interest rate-sensitive" and monitors the Bank's interest rate sensitivity "gap." An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income.

During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the repricing of the Bank's assets and liabilities were equally flexible and moved concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

  A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the ALCO Committee also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps") which limit changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest-rate gap. The ability of many borrowers to service their debts also may decrease in the event of an interest-rate increase.

  Management's strategy is to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. To this end, the ALCO Committee reviews, on a monthly basis, the maturity and repricing of assets and liabilities. The ALCO Committee has adopted a goal of achieving and maintaining a six-month ratio between rate sensitive assets to rate sensitive liabilities of
 .80 to 1.20.

  Principal among the Bank's asset/liability management strategies has been the emphasis on managing its interest-rate sensitive liabilities in a manner designed to attempt to reduce the Bank's exposure during periods of fluctuating interest rates. Management believes that the type and amount of the Bank's interest rate-sensitive liabilities may reduce the potential impact that a rise in interest rates might have on the Bank's net interest income. Additionally, the Bank maintains a "floor," or minimum rate, on many of its floating loans. The "floor" amount for each specific loan is determined in relation to the prevailing market rates on the date of origination and management retains a great deal of flexibility in connection with the establishment of floors for particular loans. Management recognizes that floors allow the Bank to continue to earn a higher rate when the floating rate falls below the established "floor" rate.

  The following table sets forth certain information relating to the Company's interest-earning assets and interest-bearing liabilities at June 30, 1998 that are estimated to mature or are scheduled to reprice within the period shown.

                                                                      More than     More than
                                                                      One Year and  Five Years and
                                               0-3         4-12       Less than     Less than
                                              Months      Months      Five Years    Ten Years    Total
                                              ------      ------      ----------    ---------    -----
                                                                        (Dollars in thousands)
Mortgage and commercial loans (1):
   Commercial loans                         $  2,309     $    390     $    236    $    200    $  3,135
   Commercial real estate loans                9,916       14,125       39,725      21,614      85,380
   Residential mortgage loans                    324          257          324       1,937       2,842
   Consumer loans                                 15            8           59          25         107
                                            --------     --------     --------    --------    --------

         Total loans                          12,564       14,780       40,344      23,776      91,464

Federal funds sold                             6,021         --           --          --         6,021
Interest-bearing deposits with banks            --             99         --           100         199
Securities (2)                                14,697        7,285       25,506      24,782      72,270
                                            --------     --------     --------    --------    --------

         Total rate-sensitive assets        $ 33,282     $ 22,164     $ 65,850    $ 48,658    $169,954
                                            ========     ========     ========    ========    ========

Deposit accounts (3):
   Money market deposits                    $ 21,944        $----        $----       $----    $ 21,944
   NOW deposits                                6,547         --           --          --         6,547
   Savings deposits                           15,957         --           --          --        15,957
   Certificates of deposit                    19,687       31,977       38,748      11,084     101,496
                                            --------     --------     --------    --------    --------
Total Deposits                                64,135       31,977       38,748      11,084     145,944
Convertible debentures                          --           --           --         7,000       7,000
                                            --------     --------     --------    --------    --------

         Total rate-sensitive liabilities     64,135       31,977       38,748      18,084     152,944
                                            --------     --------     --------    --------    --------

GAP (repricing differences)                 $(30,853)    $ (9,813)    $ 27,102    $ 30,574    $ 17,010
                                            ========     ========     ========    ========    ========

Cumulative GAP                              $(30,853)    $(40,666)    $(13,564)   $ 17,010
                                            ========     ========     ========    ========

Cumulative GAP/total assets                   (17.4%)      (22.9%)      (7.6%)       9.5%
                                            ========     ========     ========    ========
-------------------------------

(1) In preparing the table above, adjustable-rate loans are included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans are scheduled, including repayment, according to their maturities.

(2) Securities are scheduled through their maturity dates. Securities include Federal Reserve Bank stock and short-term investments in securities and money market funds.

(3) Money market, NOW and savings deposits are regarded as ready accessible withdrawable accounts. All other time deposits are scheduled through the maturity dates.

Financial Condition

Lending Activities
------------------

         A significant source of income for the Company is the interest earned on loans. At June 30, 1998, the Company's total assets were $177.7 million and its net loans were $89.6 million or 50.4% of total assets as compared to $150.8 million of total assets at December 31, 1997, and net loans of $75.6 million representing 50.1% of the total assets at December 31, 1997.

         Lending activities are conducted pursuant to a written policy which has been adopted by the Bank. Each loan officer has defined lending authority beyond which loans, depending upon their type and size, must be reviewed and approved by a loan committee comprised of certain directors of the Bank.

                             LOAN PORTFOLIO ANALYSIS

         The following table sets forth information concerning the Company's loan portfolio by type of loan at the dates indicated.

                                  At June 30, 1998          At December 31, 1997     At December 31, 1996
                                  ----------------          --------------------     --------------------
                                                 % of      % of                      % of
                                 Total           Amount    Amount            Total   Amount         Total
                                 -----           ------    ------            -----   ------         -----
                                                            (Dollars in thousands)
Commercial loans               $  3,135            3.4%  $  3,281            4.3% $  3,514            5.8%
Commercial real estate loans     85,380           93.4     70,533           91.3    54,198           89.4
Residential mortgage loans        2,842            3.1      3,150            4.1     2,784            4.6
Consumer loans                      107             .1        262             .3       157             .2
                                 ------           ----     ------           ----    ------           ----

         Total loans             91,464          100.0%    77,226          100.0%   60,653          100.0%
                                                 =====                     =====                    =====
Less:
   Deferred loan fees              (503)                     (401)                    (343)
   Allowance for loan losses     (1,405)                   (1,173)                    (811)
                                 ------                    ------                     ----

         Loans, net            $ 89,556                  $ 75,652                 $ 59,499
                               ========                  ========                =========

         The following table reflects the contractual principal repayments by period of the Company's loan portfolio at June 30, 1998.

                                             Residential   Commercial
     Years Ended    Commercial    Mortgage   Real Estate    Consumer
     December 31,      Loans       Loans        Loans         Loans    Total
     ------------      -----       -----        -----         -----    -----
                             (Dollars in thousands)
       1999           $2,699       $581       $21,840          $23    $25,143
       2000              236        262        29,693           16     30,207
       2001-2002         136        443        11,674           43     12,296
       2003-2004          64        564        10,461           25     11,114
       2005-2010        ----        992        11,712         ----     12,704
                    --------        ---        ------       ------     ------
      Total           $3,135     $2,842       $85,380         $107    $91,464
                      ======     ======       =======         ====    =======


         Of the $66.3 million of loans due after 1999, 30% of such loans have fixed interest rates and 70% have adjustable interest rates.


         The following table sets forth total loans originated and repaid during the periods indicated.

                                          Six Months    Year Ended   Year Ended
                                       Ended June 30,  December 31, December 31,
                                     1998       1997         1997       1996
                                     ----       ----         ----       ----
                                               (Dollars in thousands)
Originations:
Commercial loans                  $  1,115    $    373    $    502    $    497
Real estate loans                   18,738      12,935      23,180      30,802
Consumer loans                          70          40         162         145
                                  --------    --------    --------    --------

         Total loans originated     19,923      13,348      23,844      31,444

Principal reductions                (6,439)     (3,088)     (7,271)     (8,082)
                                  --------    --------    --------    --------

Increase in total loans           $ 13,484    $ 10,260    $ 16,573    $ 23,362
                                  ========    ========    ========    ========


Asset Quality
-------------

         Management seeks to maintain a high quality of assets through conservative underwriting and sound lending practices. The majority of the loans in the Bank's loan portfolio are collateralized by commercial real estate mortgages. As of June 30, 1998, approximately 93.4%, and as of December 31, 1997, approximately 91.3% of the total loan portfolio was collateralized by this type of property. The level of delinquent loans and foreclosed real estate also is relevant to the credit quality of a loan portfolio. There were no non-performing assets at June 30, 1998 or December 31, 1997. At December 31, 1996 non-performing assets totaled $185,000.

         In an effort to maintain the quality of the loan portfolio management seeks to minimize higher risk types of lending. In view of the relative significance of real estate related loans, a downturn in the value of the real estate could have an adverse impact on the Company's profitability. However, as part of its loan portfolio management strategy, the Company typically limits its loans to a maximum of 75% of the value of the underlying real estate as determined by an MAI appraisal. In addition, knowledgeable members of management make physical inspections of properties being considered for mortgage loans. Management believes that such precautions reduce the Company's exposure to the risks associated with a downturn in real estate values. See "Investment Considerations and Risk Factors--Local Economic Conditions."

         Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. Concentrations of loans in the following categories constituted the total loan portfolio as of the dates indicated:

                                   At June 30,  At December 31,  At December 31,
                                   -----------  ---------------  ---------------
                                        1998         1997             1996
                                        ----         ----             ----
         Commercial loans               3.4%         4.3%             5.8%
         Real estate mortgage loans    93.4%        91.3%            89.4%
         Consumer and other loans       3.2%         4.4%             4.8%

         The Loan  Committee of the Board of Directors of the Bank  concentrates its efforts and resources, and that of its senior management and lending officers, on loan review and underwriting procedures. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral. In addition, management of the Bank has established a review process with the objective of quickly identifying, evaluating, and initiating necessary corrective action for marginal loans. The goal of the loan review process is to address classified and non-performing loans as early as possible. Management maintains a cautious outlook in anticipating the potential effects of uncertain economic conditions (both locally and nationally) and the possibility of more stringent regulatory standards. See "Investment Considerations and Risk Factors-Supervision and Regulation."

Classification of Assets
------------------------

         Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income and classify a loan as non-accrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Consumer installment loans will be charged-off after 90 days of delinquency unless adequately collateralized and in the process of collection. Loans will not be returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

         Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed real estate. Foreclosed real estate is recorded at the lower of cost or fair value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for loan losses at the time it is transferred. Further allowances for losses are recorded at the time management believes additional deterioration in value has occurred. At June 30, 1998 and December 31, 1997 and 1996, the Bank had no foreclosed real estate.

         The following table sets forth certain information on nonaccrual loans and foreclosed real estate, the ratio of such loans and foreclosed real estate to total assets as of the dates indicated, and certain other related information.

                                                  At June 30,  At December 31,
                                                  -----------  ---------------
                                                     1998      1997    1996
                                                     ----      ----    ----
                                                     (Dollars in thousands)

Nonaccrual loans:
     Residential mortgage loans                        --       --      --
     Commercial loans                                  --       --      --
     Consumer and other loans                          --       --      --
                                                     ------   ------   ----

         Total non-accrual loans                       --       --      --
                                                     ======   ======   ====

         Total nonperforming loans                     --       --      --
                                                     ======   ======   ====
Total nonperforming loans to
            total loans                                   %        %      %
                                                     ======   ======   ====

         Total nonperforming loans to
            total assets                                  %        %      %
                                                     ======   ======   ====

Foreclosed real estate:

   Real estate acquired by foreclosure or
     deed in lieu of foreclosure                     $---     $ --     $185
                                                     ------   ------   ----

         Total nonperforming loans and
            foreclosed real estate                   $---     $ --     $185
                                                     ======   ======   ====

         Total nonperforming loans and
            foreclosed real estate to total assets   ----%    ----%     .17%
                                                     ======   ======   ====

Loan Impairment and Losses
--------------------------

         The Company follows Statements of Financial Accounting Standards No. 114 and 118 ("SFAS 114 and 118"). These Statements address the accounting by creditors for impairment of certain loans. The Statements generally require the Company to identify loans for which the Company probably will not receive full repayment of principal and interest, as impaired loans. The Statements require that impaired loans be valued at the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the observable market price of the loan, or the fair value of the underlying collateral if the loan is collateral dependent. The Company has implemented the Statements by modifying its monthly review of the adequacy of the allowance for loan losses to also identify and value impaired loans in accordance with guidance in the Statements. The adoption of the Statements did not have any material effect on the results of operations for the six months ended June 30, 1997 and for the years ended December 31, 1997 and 1996.

         Management considers a variety of factors in determining whether a loan is impaired, including (i) any notice from the borrower that the borrower will be unable to repay all principal and interest amounts contractually due under the loan agreement, (ii) any delinquency in the principal and interest payments other than minimum delays or shortfalls in payments, and (iii) other information known by management which would indicate that full repayment of the principal and interest is not probable. In evaluating loans for impairment, management generally considers delinquencies of 60 days or less to be minimum delays, and accordingly does not consider such delinquent loans to be impaired in the absence of other indications of impairment.

         Management evaluates smaller balance, homogeneous loans for impairment and adequacy of allowance for loan losses collectively, and evaluates other loans for impairment individually, on a loan- by-loan basis. The Company evaluates the consumer loan portfolio which are smaller homogeneous loans for impairment on an aggregate basis, and utilizes its own historical charge-off experience, as well as the charge-off experience of its peer group and industry statistics to evaluate the adequacy of the allowance for loan losses. For all commercial, commercial real estate and residential mortgage loans, the Company evaluates loans for impairment on a loan-by-loan basis.

         The Company evaluates all nonaccrual loans as well as any accruing loans exhibiting collateral or other credit deficiencies for impairment. With respect to impaired, collateral-dependent loans, any portion of the recorded investment in the loan that exceeds the fair value of the collateral is charged off.

         For impairment recognized in accordance with SFAS 114 and 118, the entire change in the present value of expected cash flows, or the entire change in estimated fair value of collateral for collateral dependent loans is reported as a provision for loan losses in the same manner in which impairment initially was recognized or as a reduction in the amount of the provision that otherwise would be reported.

         The Company had no impaired loans at June 30, 1998, December 31, 1997 or 1996. The average recorded investment in impaired loans during 1996 was $31,000. There were no impaired loans identified during 1997. No interest income on impaired loans was recognized in 1996.

         Loans are reported at the principal amount outstanding net of the allowance for loan losses and unamortized premiums, discounts and deferred loan origination fees and costs.

         The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of collectability and prior loss experience. Management evaluates the adequacy of the allowance monthly, or more frequently if considered necessary. The evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments, and current and anticipated economic conditions that may affect the borrower's ability to repay.

         Management continues to actively monitor the Bank's asset quality and to charge-off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the economic conditions in the assumptions used in making the initial determinations. The Bank's allowance at December 31, 1997 was $1,173,000, and the Bank increased its allowance for loan losses to $1,405,000 as of June 30, 1998, consistent with the increase in the loan portfolio, reflecting management's intent to maintain reserves at a level management believes to be adequate. See "Investment Considerations and Risk Factors--Adequacy of Allowance for Loan Losses."

         The following table sets forth information with respect to activity in the Bank's allowance for loan losses during the periods indicated:

                                     Six Months Ended
                                     ----------------
                                   June 30,    June 30,  Year Ended  Year Ended
                                                       December 31, December 31,
                                      1998       1997      1997        1996
                                      ----       ----      ----        ----
                                              (Dollars in thousands)
Average loans outstanding, net      $ 82,667   $ 65,507   $ 68,711   $ 49,266
                                    ========   ========   --------   --------

Allowance at beginning of period    $  1,173   $    811   $    811   $    593
                                    --------   --------   --------   --------
Charge-offs:
   Real estate loans                    --         --         --           62
   Commercial loans                     --         --         --         --
   Consumer loans                       --         --         --            3
                                    --------   --------   --------   --------

         Total loans charged-off        --         --         --           65
                                    --------   --------   --------   --------

Recoveries                                 2          4         10         33
                                    --------   --------   --------   --------

   Net recoveries (charge-offs)            2          4         10        (32)
                                    --------   --------   --------   --------

Provision for loan losses charged
   to operating expenses                 230        184        352        250
                                    --------   --------   --------   --------

Allowance at end of period          $  1,405   $    999   $  1,173   $    811
                                    ========   ========   ========   ========

Ratio of net charge-offs to
   average loans outstanding            --         --         --         .001
                                    ========   ========   ========   ========

Ratio of allowance for loan losses
   to period-end total loans            .015       .014       .015       .013
                                    ========   ========   ========   ========

Ratio of allowance for loan losses
   to nonperforming loans               --         --         --         --
                                    ========   ========   ========   ========

Period end total loans              $ 91,464   $ 70,913   $ 77,226   $ 60,653
                                    ========   ========   ========   ========

         The following table presents information regarding the Company's total allowance for losses as well as the allocation of such amounts to the various categories of loans:

                                 At June 30, 1998  At December 31, 1997 At December 31, 1996
                                 ----------------  ----------------------- -----------------
                                         Loans to           Loans to           Loans to
                                Amount Total Loans Amount Total Loans Amount Total Loans
                                ------ ----------- ------ ----------- ------ -----------
                                              (Dollars in thousands)
Commercial loans                $   50       3.6% $   50       4.3% $   82       5.8%
Commercial real estate loans     1,309      93.2   1,071      91.3     677      89.4
Residential real estate loans       44       3.1      48       4.1      50       4.6
Consumer loans and other             2        .1       4        .3       2        .2
                                 -----      ----   -----      ----     ---      ----

   Total allowance for
     loan losses                $1,405     100.0% $1,173     100.0% $  811     100.0%
                                ======     =====  ======     =====  ======     =====


    The  allowance  for  loan  losses   represented  1.5%  of  the  total  loans
outstanding at June 30, 1998 and December 31, 1997, compared with 1.3% at December 31, 1996.

Securities


    The following table sets forth the carrying value of the Bank's securities portfolio as of the dates indicated:

                           At June 30,    At December 31,
                           -----------    --------------
                                1998      1997      1996
                                ----      ----      ----
                                 (Dollars in thousands)

Securities held to maturity:
  U.S. Treasury securities     $ 3,021   $ 4,027   $ 1,499

Other U.S. Government and
  agency securities             57,821    54,794    33,008
                               -------   -------   -------

                               $60,842   $58,821   $34,507
                               =======   =======   =======

    The  following   table  sets  forth,  by  maturity   distribution,   certain
information pertaining to the securities held-to maturity portfolio as follows:

                                 One Year         After One Year       After Five Years
                                  Or Less          to Five Years           to Ten Years         Total
                            ------------------   ------------------    -----------------  ---------------------
                            Carrying   Average   Carrying   Average    Carrying  Average  Carrying      Average
                              Value     Yield      Value     Yield      Value     Yield    Value        Yield
                              -----     -----      -----     -----      -----     -----    -----        -----
                                                            (Dollars in Thousands)
At June 30, 1998:
 U.S. Treasury Securities   $ 1,999      6.01%    $ 1,022      6.04%  $  ---   ---%       $ 3,021       6.02%
 Other U.S. Government
    agency securities ...     8,788      6.05      36,750      6.17    12,283      6.32    57,821       6.18
                              -----      ----      ------      ----    ------      ----    ------       ----
          Total .........   $10,787      6.04%    $37,772      6.17%  $12,283      6.32%  $60,842       6.18%
                            =======      ====     =======      ====   =======      ====   =======       ====

At December 31, 1997:
 U.S. Treasury Securities   $ 1,996      6.10%    $ 2,031      6.03%  $ ----        ---%  $ 4,027       6.06%
 Other U.S. Government
    agency securities ...    11,173      6.08      30,859      6.23    12,762      6.46    54,794       6.28
                             ------      ----      ------      ----    ------      ----    ------       ----
          Total .........   $13,169      6.08%    $32,890      6.21%  $12,762      6.46%  $58,821       6.24%
                            =======      ====     =======      ====   =======      ====   =======       ====

At December 31, 1996:
 U.S. Treasury Securities   $   500      6.04%    $   999      6.17%  $ -----     ---- %  $ 1,499       6.12%
 Other U.S. Government
    agency securities ...     8,142      5.97      22,856      6.16     2,010      6.33    33,008       6.12
                              -----      ----      ------      ----     -----      ----    ------       ----
          Total .........   $ 8,642      5.97%    $23,855      6.16%  $ 2,010      6.33%  $34,507       6.12%
                            =======      ====     =======      ====   =======      ====   =======       ====

Deposit Activities
------------------

      Deposits are the major source of the Bank's funds for lending and other investment purposes. Deposits are attracted principally from within the Bank's primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more) and retirement savings plans.

      Maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

      Regulations promulgated by the FDIC pursuant to the Federal Deposit Insurance Company Improvement Act of 1991 ("1991 Banking Law") place limitations on the ability of certain insured depository institutions to accept, renew, or rollover deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew, or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates), and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definitions adopted by the agencies to implement the corrective action provisions of the 1991 Banking Law." See "Supervision and Regulation--Impact of the 1991 Banking Law." At June 30, 1998, the Bank met the definition of a "well capitalized" depository institution.

      The  following  table  shows  the   distribution  of,  and  certain  other
information relating to, the Bank's deposit accounts by type:

                              At June 30, 1998  At December 31, 1997  At December 31, 1996
                              ----------------  --------------------  --------------------
                                        % of                % of                % of
                             Amount   Deposits   Amount   Deposits  Amount     Deposits
                                                                         (Dollars in thousands)

Demand deposits ........   $  2,898       1.9% $  3,490       2.7% $  2,401       2.6%
NOW deposits ...........      6,546       4.4     4,290       3.3     4,536       4.9
Money market deposits ..     21,944      14.8    17,180      13.1     7,507       8.0
Savings deposits .......     15,958      10.7    12,829       9.7     4,742       5.0
                             ------      ----    ------      ----    ------      ----
        Subtotal .......     47,346      31.8    37,789      28.8    19,186      20.5
                             ------      ----    ------      ----    ------      ----

Certificate of deposits:
   4.00%-4.99% .........       --      --            30    --         1,682       1.8
   5.00%-5.99% .........     78,868      53.0    69,855      53.3    53,507      57.3
   6.00%-6.99% .........     16,792      11.3    16,882      12.9    13,307      14.2
   7.00%-7.99% .........      5,836       3.9     6,611       5.0     5,765       6.2
                             ------      ----    ------      ----    ------      ----

Total certificates
   of deposit (1) ......    101,496      68.2    93,378      71.2    74,261      79.5
                           --------   -----    --------   -----    --------   -----

Total deposit ..........   $148,842     100.0% $131,167     100.0% $ 93,447     100.0%
                           ========     =====  ========     =====  ========     =====

-------------------------

(1) Includes individual retirement accounts ("IRAs") totaling $7,663,000, $7,136,000 and $5,569,000 at June 30, 1998, December 31, 1997 and
        December 31, 1996 respectively, all of which are in the form of certificates of deposit.

        The following table shows the average amount of and the average rate paid on each of the following deposit account categories during the periods indicated:

                                     Six Months Ended
                                     ----------------                Year Ended        Year Ended
                                 June 30,          June 30,         December 31,      December 31,
                                 --------          --------         ------------      ------------
                                  1998               1997              1997               1996
                           Average    Average  Average  Average  Average  Average  Average     Average
                           Balance     Yield   Balance   Yield   Balance   Yield   Balance      Yield
                           -------     -----   -------   -----   -------   -----   -------      -----
                                                                      (Dollars in thousands)
Money market
  & NOW                   $ 24,814      4.59  $ 17,202   4.41%  $ 18,087    4.51% $  8,432      3.68%
Savings deposit             15,128      4.84     7,635   4.85      9,128    4.89     1,470      4.22
Certificates of deposit    100,216      5.71    75,563   5.62     81,167    5.71    59,437      5.67
                           -------      ----    ------   ----     ------    ----    ------      ----

  Total deposits          $140,158      5.42% $100,400   5.35%  $108,382    5.44% $ 69,339      5.40%
                          ========      ====  ========   ====   ========    ====  ========      ====


  The Bank does not have a concentration of deposits from any one source, the loss of which would have a material adverse effect on the business of either the Bank or the Company. Management believes that substantially all of the Bank's depositors are residents in its primary market area. The Bank currently does not accept brokered deposits.

  The following tables presents by various interest rate categories the amounts of certificates of deposit at which mature during the periods indicated:

                                                  Six Months Ended June 30,
                                 ---------------------------------------------------------------
                                    1999      2000       2001       2002 2003 & thereafter Total
                                    ----      ----       ----       ---- -----------------------
                                                      (dollars in thousands)
At June 30, 1998:
     4.00%-4.99%                $   ----   $   ----   $   ----   $   ----   $   ----   $  ----
     5.00%-5.99%                  51,501     13,187      6,082      3,115      4,983     78,868
     6.00%-6.99%                      38      1,391        898      8,363      6,102     16,792
     7.00%-7.99%                     127      5,502       --          207       --        5,836
                                --------   --------   --------   --------   --------   --------

Total certificates of deposit   $ 51,666   $ 20,080   $  6,980   $ 11,685   $ 11,085   $101,496
                                ========   ========   ========   ========   ========   ========



                                                               Year Ending December 31,
                                 ---------------------------------------------------------------
                                  1998      1999      2000       2001 2002 & thereafter     Total
                                  ----      ----      ----       ---- -----------------     -----
                                                            (dollars in thousands)
At December 31, 1997:
     4.00%-4.99%                $    30   $  ----   $  ----   $  ----   $  ----            $    30
     5.00%-5.99%                 46,513    13,955     4,149     1,873     3,365             69,855
     6.00%-6.99%                    349       791       656     7,389     7,697             16,882
     7.00%-7.99%                     62     1,808     4,641       100      --                6,611
                                -------   -------   -------   -------   -------            -------

Total certificates of deposit   $46,954   $16,554   $ 9,446   $ 9,362   $11,062            $93,378
                                =======   =======   =======   =======   =======            =======



                                                       Year Ending December 31,
                                 ---------------------------------------------------------------
                                  1997      1998      1999      2000 2001 & thereafter  Total
                                  ----      ----      ----      ---- -----------------  -----
                                                  (dollars in thousands)
At December 31, 1996:
     4.00%-4.99%                $ 1,636   $    46   $   ---   $  ---    $  ---         $ 1,682
     5.00%-5.99%                 36,664    10,477       620     3,741     2,005         53,507
     6.00%-6.99%                  4,545       404       803       465     7,090         13,307
     7.00%-7.99%                   --          62     1,831     3,631       241          5,765
                                -------   -------   -------   -------   -------        -------

Total certificates of deposit   $42,845   $10,989   $ 3,254   $ 7,837   $ 9,336        $74,261
                                =======   =======   =======   =======   =======        =======

Jumbo certificates ($100,000 and over) mature as follows:
                                         At        At           At
                                      June 30, December 31, December 31,
                                      ----------------------------------
                                        1998      1997         1996
                                        ----      ----         ----
                                          (Dollars in thousands)
Due three months or less              $ 2,383   $ 1,554     $   733
Due over three months to six months     1,934     1,149       2,136
Due over six months to one year         1,494     1,787       2,566
Due over one year                       5,209     5,016       1,826
                                      -------   -------     -------

                                      $11,020   $ 9,506     $ 7,261
                                      =======   =======     =======


The following table sets forth the net deposit flows of the Bank during the periods indicated:

                               Six Months Ended   Year Ended       Year Ended
                                    June 30,     December 31,      December 31,
                                1998      1997       1997              1996
                                ----      ----       ----              ----
                                       (Dollars in thousands)
Net increase before
   interest credited           $13,526   $ 8,731   $32,164            $31,168
Net interest credited            4,149     2,684     5,556              3,678
                               -------   -------   -------            -------

        Net deposit increase   $17,675   $11,415   $37,720            $34,846
                               =======   =======   =======            =======

Convertible Debentures
----------------------

        On June 26, 1998, the Company sold $7,000,000 of Convertible Subordinated Debentures (the "Debentures"). The proceeds from the sale, net of underwriting discounts, commissions and other fees, amounted to approximately $6,500,000. The proceeds are part of the Company's capital funds and are not restricted to their usage. The Debentures are due July 1, 2008 and are convertible at the option of the holders at any time prior to April 1, 2008, unless previously redeemed by the Company, into shares of Class A common stock at an initial conversion price of $11.50 per share through December 31, 1998. The initial conversion price was based on the average closing prices of the Class A common stock during the 20 trading days prior to June 26, 1998. The table that follows shows the conversion prices beginning January 1, 1999.

                Period                 Conversion Price Per Share
                ------                 --------------------------
From January 1, 1999 to June 30, 1999          $   12.50
From July 1, 1999 to June 30, 2000                 14.00
From July 1, 2000 to June 30, 2001                 15.50
From July 1, 2001 to June 30, 2002                 17.00
From July 1, 2002 to June 30, 2003                 18.50
From July 1, 2003 to June 30, 2004                 20.50
From July 1, 2004 to June 30, 2005                 22.50
From July 1, 2005 to June 30, 2006                 25.50
From July 1, 2006 to June 30, 2007                 28.50
From July 1, 2007 to April 1, 2008                 32.50

        The Company has the right to establish conversion prices, which are less than those set forth above for such periods as the Company may determine. The conversion prices are also subject to adjustments based on certain conditions and circumstances. The Company also has the option at any time to call all or any part of the Debentures for payment and redeem the same at any time prior to maturity thereof. The redemption price for the Debentures is (i) the face amount plus a 2% premium if the date of redemption is prior to July 1, 1999, (ii) the face amount plus a 1% premium if redemption occurs on or after July 1, 1999 and prior to July 1, 2000, or (iii) the face amount if the date of redemption is on or after July 1, 2000. In all cases, the debenture holder will also receive accrued interest to the date of redemption. Interest on the Debentures will accrue and compound each calendar quarter at 8%, which represents the prime rate of Chase Manhattan Bank on June 26, 1998, less one-half of one percent. All accrued interest is payable at the maturity of the debentures whether by acceleration, redemption or otherwise. Any debenture holder may, on or before July 1 of each year commencing July 1, 2003, elect to be paid all accrued interest and to thereafter receive payments of interest quarterly. Once made, the election to receive interest is irrevocable.

Liquidity and Capital Resources
-------------------------------

        The Company's principal sources of funds are those generated by the Bank. The Bank's principal sources of funds are deposits, principal and interest payments on loans, maturities and interest on securities, and capital contributions from the Company. The Company's cash flow is affected by its operations, investing activities, and financing activities. Net cash provided from operations primarily results from net earnings adjusted for noncash accounting entries.

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance- sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

        As of December 31, 1997, the most recent notification from the State and Federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                           To be Well
                                                                       Capitalized under
                                                     For Capital       Prompt Corrective
                                    Actual        Adequacy Purposes:   Action Provisions:
                                    ------        ------------------   ------------------
                             Amount       Ratio    Amount     Ratio    Amount       Ratio
                             ------       -----    ------     -----    ------       -----
                                                  (dollars in thousands)
As of June 30, 1998::
 Total capital
 (to Risk Weighted Assets)   $10,896      10.45%  $ 8,340      8.00%  $10,425      10.00%
 Tier I Capital
 (to Risk Weighted Assets)   $ 9,593       9.20%  $ 4,170      4.00%  $ 6,255       6.00%
 Tier I Capital
 (to Average Assets)         $ 9,593       6.01%  $ 6,379      4.00%  $ 7,974       5.00%

As of December 31, 1997:
 Total capital
 (to Risk Weighted Assets)   $10,243      11.46%  $ 7,153      8.00%  $ 8,941      10.00%
 Tier I Capital
 (to Risk Weighted Assets)   $ 9,125      10.21%  $ 3,578      4.00%  $ 5,365       6.00%
 Tier I Capital
 (to Average Assets)         $ 9,125       6.53%  $ 5,591      4.00%  $ 6,988       5.00%


        The Company continues to explore a variety of alternatives related to the expansion of its business, including both branch expansions in and near the Bank's existing markets, as well as the acquisition or de novo chartering of an additional bank outside the Bank's existing market. While management believes that its current capital is adequate to finance any expansion opportunities it may pursue in the near term, including the organization of a de novo banking institution headquartered in the City of New York, the Company believes that the additional capital to be raised in the offering will position it for continued growth. In that regard, management believes that additional capital is the key to any expansion program and, to this end, it will continually assess the need for capital, both at the Bank and the Company levels. If it is determined that additional capital is necessary to support the operations of the Company or the Bank or to support any expansion or acquisition activities, additional transactions to obtain funds will be considered by the Company.

Recent Accounting Developments

Reporting Comprehensive Income
------------------------------

         On January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income. Comprehensive income is defined by the standard as the change in equity of an enterprise except for those changes resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company has no items of comprehensive income, therefore such a statement is not presented.

Employers' Disclosures about Pensions and Other Postretirement Benefits
-----------------------------------------------------------------------

        In February 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits - an amendment of SFAS No. 87, 88 and 106." The statement revises, deletes or adds certain disclosures with regard to such plans. It does not change the measurement or recognition of those plans. The statement is effective for fiscal years beginning after December 15, 1997. This standard has no impact to the Company's financial statement disclosures, since the Company currently does not provide these benefits.

Accounting for Derivative Instruments and Hedging Activities
------------------------------------------------------------

        In June 1998, the FASB issued SFAS No. 133,  "Accounting  for Derivative
Instruments and Hedging Activities." The statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires, among other things, that an entity recognizes all derivatives as either assets or liabilities in the statement of financial condition and measures those instruments at fair value. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Since the Company does not currently use derivative financial instruments, the standard will not have any impact to the Company's financial statements when adopted.

Accounting for Start-Up Costs
-----------------------------

        In April 1998, the AICPA issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," which is effective for all nongovermental entities, except as provided for therein, for fiscal years beginning after December 15, 1998. The SOP requires that all start-up costs (except for those that are capitalizable under other GAAP) be expensed as incurred.

        At June 30, 1998, the Company had approximately $90,000 of deferred costs associated with organizing a de novo bank. Upon adoption of this statement, it is anticipated that a significant portion of these deferred costs will be expensed. In addition, the Company expects additional start-up costs to be incurred in the third quarter of 1998 in connection with organizing this new bank.

Accounting for the Costs of Computer Software Developed or Obtained for Internal Use
--------------------------------------------------------------------------------

        In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for all nongovermental entities for fiscal years beginning after December 15, 1998. The SOP, among other things, provides guidance as to when and what types of costs should be capitalized as it relates to internal-use software. Upon adoption, the Company expects that this SOP will not have any impact on its financial statements.

Impact of Inflation and Changing Prices
---------------------------------------

        The financial statements and related financial data concerning the Company presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant impact on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Market Risk
-----------

        Market risk is the risk of loss from adverse changes in market prices and rates. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments as of December 31, 1997 and 1996, which reflect changes in market prices and rates, can be found in Note 7 of Notes to Consolidated Financial Statements for the years ended December 31, 1997 and 1996.

        The Company's primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on the Bank's net interest income and capital, while adjusting the Company's asset-liability structure to obtain the maximum yield-cost spread on that structure. The Company relies primarily on its asset-liability structure to control interest rate risk. However, a sudden and substantial increase in interest rates may adversely impact the Company's earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis. The Company does not engage in trading activities.

Year 2000 Compliance
--------------------

        The Bank has an ongoing program designed to ensure that its operational and financial systems will continue to function properly on and after the year 2000, free of software failures due to processing errors arising from calculations using the year 2000 date. The Bank does not expect to incur any significant expenditures over the next three years on its program to redevelop, replace, or repair its computer applications to make them "year 2000 compliant." While the Bank believes it is doing everything technologically possible to assure year 2000 compliance, it is to some extent dependent upon vendor cooperation. The Bank is requiring its computer system and software vendors to represent that the products provided are, or will be, year 2000 compliant, and has planned a program of testing for compliance. It is recognized that any year 2000 compliance failures could result in additional expense to the Bank.

                                    BUSINESS

General
-------

        The Company is a registered bank holding company incorporated under the laws of the State of Delaware in 1993. Its 99%-owned subsidiary and primary asset is the Bank. The Company, through its controlling ownership of the Bank, engages in the business of commercial banking. Although the Company is also engaged in mortgage lending activities, its primary business activity is its ownership of the Bank. The Bank is a Florida chartered banking corporation and is a member of the Federal Reserve System.

        The Bank primarily focuses on providing personalized banking services to businesses and individuals within the market area where its banking office is located. Management believes that this local market strategy enables the Bank to attract and retain low cost core deposits which provide substantially all of the Bank's funding requirements.

        Deposit services include certificates of deposit, individual retirement accounts ("IRAs") and other time deposits, checking and other demand deposit accounts, NOW accounts, savings accounts and money market accounts. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive to those in the area. All deposit accounts are insured by the FDIC up to the maximum limits permitted by law. The Bank solicits these accounts from small businesses, professional firms and households located throughout its primary market area.

        The Bank has ATM facilities and offers ATM cards with access to local, state, and national networks. The Bank also offers safe deposit boxes, wire transfers, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank periodically reviews the scope of the products and services it offers so as to assess whether additional products or services should, consistent with market opportunities and available resources, be included in the Bank's products and services.

        The Bank conducts commercial and consumer banking business which primarily consists of attracting deposits from the areas served by its banking offices and using those deposits, together with funds derived from other sources, to originate a variety of commercial, consumer and real estate loans (primarily commercial real estate loans). The Bank offers a broad range of short to medium-term business and personal loans. Commercial loans include both collateralized and uncollateralized loans for working capital (including inventory and receivables), business expansion (including real estate acquisitions and improvements), and purchases of equipment and machinery. Consumer loans include collateralized and uncollateralized loans for financing automobiles, boats, home improvements, and personal investments.

        The Bank's income is derived principally from interest and fees earned in connection with its lending activities, interest and dividends on securities, short-term investments and other services. The Bank's income is also affected by provisions for loan losses. Its principal expenses are interest paid on deposits and operating expenses. The Bank intends to expand its deposit and loan customer relationships at its existing offices and to examine opportunities for expansion to new locations. The Bank's operations are also significantly affected by local economic and competitive conditions in its market areas.

        As is the case with banking institutions generally, the Bank's operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the FRB, the FDIC, and the State of Florida. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. The Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

Market Area
-----------

        The Bank's facilities are located in Pinellas County, which is the Bank's primary market area. Pinellas County has an estimated resident population of approximately 890,000. The Bank's deposit gathering and lending markets are concentrated on the communities surrounding its offices in Clearwater, Florida. Management believes that its offices are located in an area serving small and mid-sized businesses and serving middle and upper income residential communities.

Market for Services
-------------------

        Management believes that the Bank's principal markets are: (i) the established and expanding commercial market within the primary market area: and
(ii) the moderate and the affluent residential market within the primary market area. Moreover, management believes that a community bank is well positioned to establish these relationships with both commercial customers and households. Management believes a locally-based bank is often perceived by the local business community as possessing a clearer understanding of local commerce and its needs.

Lending Activities
------------------

General
-------

        The primary source of income generated by the Bank is from the interest earned from both the loan and securities portfolios. The Bank maintains diversification when considering investments and the granting of loan requests. Emphasis is placed on the borrower's ability to generate cash flow to support its debt obligations and other cash related expenses. Lending activities include commercial and consumer loans and real estate loans. Commercial loans are originated for working capital funding. Consumer loans include those for the purchase of automobiles, boats, home improvements and investments. Real estate loans include primarily the origination of loans for commercial property. While the Bank's lending activities include single-family residential mortgages, such lending activities are not emphasized.

        At June 30, 1998 the Bank's net loan portfolio was $89.6 million, representing 50.4% of its total assets. As of such date, the loan portfolio consisted of 3.6% commercial loans, 96.3% real-estate mortgage loans and .1% consumer and other loans.

Real Estate Mortgage Loans
--------------------------

        A substantial portion of the Bank's real estate mortgage loans are made to finance the acquisition and holding of commercial real estate. The Bank requires mortgage title insurance and hazard insurance in amounts deemed appropriate by Management. As part of its loan portfolio management strategy, the Company typically limits its loans to 75% of the value of the underlying real estate as determined by an MAI appraisal. In addition, knowledgeable members of management make physical inspections of properties being considered for mortgage loans.

        Commercial mortgage lending generally involves greater risk than residential mortgage lending. Such lending typically involves larger loan balances to single borrowers and repayment of loans secured by income-producing properties is typically dependent upon the successful operation of the related real estate project.

Commercial Lending
------------------

        The Bank offers a variety of commercial loan services including term loans, lines of credit and equipment financing. Short-to-medium term commercial loans, both collateralized and uncollateralized, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisitions of real estate and improvements), and the purchase of equipment and machinery. The purpose of a particular loan generally determines its structure.

        The Bank's commercial loans primarily are underwritten in the Bank's primary market area on the basis of the borrower's ability to service such debt from income. As a general practice, the Bank takes as collateral a lien on any available real estate, equipment, or other assets. Working capital loans are primarily collateralized by short-term assets whereas term loans are primarily collateralized by long-term assets.

        Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his employment and other income and which are collateralized by real property whose value tends to be more readily ascertainable, commercial loans typically are underwritten on the basis of the borrower's ability to make repayment from the cash flow of his business and generally are collateralized by business assets, such as accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself. Further, the collateral underlying the loans may depreciate over time, cannot be appraised with as much precision as residential real estate, and may fluctuate in value based on the success of the business.

Consumer Loans
--------------

        Consumer loans made by the Bank have included automobiles, recreation vehicles, boats, home improvements, home equity lines of credit, personal (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans periodically range from 36 to 120 months and vary based upon the kind of collateral and size of loan.

        Consumer loans typically have a short term and carry higher interest rates than that charged on other types of loans. Installment loans, however, do pose additional risks of collectability when compared to traditional types of loans granted by commercial banks such as residential mortgage loans. In many instances, the Bank is required to rely on the borrower's ability to repay since the collateral may be of reduced value at the time of collection. Accordingly, the initial determination of the borrower's ability to repay is of primary importance in the underwriting of consumer loans.

Loan Solicitation and Processing
--------------------------------

        Loan originations are derived from a number of sources. Loan originations can be attributed to direct solicitation by the Bank's loan officers, existing customers and borrowers, advertising, walk-in customers and referrals from brokers.

        Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment income and credit standing. An appraisal, where required, of any real estate intended to collateralize the proposed loan is undertaken by an appraiser approved by the Bank.

Competition
-----------

        The Bank encounters strong competition both in making loans and attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking in the Bank's primary market area. In one or more aspects of its business, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries operating in Pinellas County and elsewhere. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the Bank does not currently provide. In addition, many of the Company's non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. See "Investment Considerations and Risk Factors-Competition."

        Management believes that the Company and the Bank are well positioned to compete successfully in its primary market area, although no assurances can be given. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. As an independent community bank headquartered in the Bank's primary market area, management believes that the Bank's community commitment and involvement in its primary market area, as well as its commitment to quality, personalized banking services, are factors that contribute to the Bank's competitiveness.

Employees
---------

         At June 30, 1998, the Company and the Bank together employed 32 full-time employees and 1 part-time employee. None of these employees is covered by a collective bargaining agreement and the Company believes that its employee relations are good.

Properties
----------

        The office of the Company is at 10 Rockefeller Plaza, New York, New York. The Bank maintains its principal office at 625 Court Street, Clearwater, Florida. In addition to its principal office the bank operates four branch offices. Three of the branch offices are in Clearwater, Florida, at 1875 Belcher Road North, 2175 Nursery Road and 2575 Ulmerton Road, and one is at 6750 Gulfport Blvd., South Pasadena, Florida. With the exception of the Belcher Road office, which is leased, all of the offices are owned by the Bank.

         The office at 625 Court Street consists of a two story building containing approximately 22,000 sq. ft. The Bank occupies the ground floor (approximately 8,500 sq. ft.) and leases the 2nd floor to a single commercial tenant. The branch office at 1875 Belcher Road is a two story building in which the bank leases approximately 5,100 sq. ft. for its branch office. The branch office at 2175 Nursery Road is a one story building containing approximately 2,700 sq. ft. which is entirely occupied by the Bank. The branch office at 2575 Ulmerton Road is a three story building containing approximately 17,000 sq. ft. The bank occupies the ground floor (approximately 2,500 sq. ft.) and leases the upper floors to commercial tenants. The branch office at 6750 Gulfport Blvd. is a one story building containing approximately 2,800 sq. ft. which is entirely occupied by the Bank. In addition, each of the Bank's offices include drive-through teller facilities.

Litigation
----------

        The Company and the Bank are periodically parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the Bank's business. Management does not believe that there is any pending or threatened proceeding against the Company or the Bank which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company or the Bank.

Federal and State Taxation
--------------------------

        General. The Company and the Bank file a consolidated federal income tax return on a calendar year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur. Banks and bank holding companies are subject to federal and state income taxes in the same manner as other corporations. In accordance with an income tax sharing agreement, income tax charges or credits are allocated to the Company and the Bank on the basis of their respective taxable income or loss included in the consolidated income tax return.

        Federal Income Taxation. Although a bank's income tax liability is determined under provisions of the Internal Revenue Code of 1986, as amended (the "Code"), which is applicable to all taxpayers, Sections 581 through 597 of the Code apply specifically to financial institutions.

        The two primary areas in which the treatment of financial institutions differs from the treatment of other corporations under the Code are in the areas of bond gains and losses and bad debt deductions. Bond gains and losses generated from the sale or exchange of portfolio instruments are generally treated for financial institutions as ordinary gains and losses as opposed to capital gains and losses for other corporations, as the Code considers bond portfolios held by banks to be inventory in a trade or business rather than capital assets. Banks are allowed a statutory method for calculating a reserve for bad debt deductions. Based on the asset size of the Bank, the Bank is permitted to maintain a bad debt reserve calculated on an experience method, based on charge-offs and recoveries for the current and preceding five years, or a "grandfathered" base year reserve, if larger.

        State Taxation. The Company files state income tax returns in Florida, New York and New Jersey and franchise tax returns in Delaware. Florida taxes banks under primarily the same provisions as other corporations. The holding company's activities, other than the bank operations, are taxable in the State of New York. Generally, state taxable income is calculated under applicable Code sections with some modifications required by state law.

                                   MANAGEMENT

Directors and Executive Officers of the Company
-----------------------------------------------

        The directors and executive officers of the Company, their ages, and positions with the Company are set forth below.

        Lawrence G. Bergman, age 53, serves as a Director, Vice President and Secretary of the Company and has served in such capacities since the Company was organized. Mr. Bergman received a Bachelor of Science degree and a Master of Engineering (Electrical) degree from Cornell University, and a Master of Science in Engineering and a Ph.D degree from The Johns Hopkins University. Mr. Bergman is also Co-Chairman of the Board of Directors and a member of the Loan Committee of the Bank and a Director, Vice-President and Secretary of Intervest
Corporation of New York. During the past five years Mr. Bergman has been actively involved in the ownership and operation of real estate and mortgage investments.

        Michael A. Callen, age 57, serves as a Director of the Company, and has served in such capacity since May, 1994. Mr Callen received a Bachelor of Arts degree from the University of Wisconsin in Economics and Russian. Mr. Callen has been Senior Advisor, The National Commercial Bank, Jeddah, Kingdom of Saudi Arabia since May, 1993. From the fall of 1992 through February of 1993, he was an Adjunct Professor of International Banking at Columbia University Business School. From 1987 until February of 1992 he was a Director and Sector Executive at Citicorp/Citibank, responsible for corporate banking activities in North America, Europe and Japan. He is also a Director of Intervest Corporation of New York and AMBAC, Inc.

        Jerome Dansker, age 79, serves as Chairman of the Board of Directors and Executive Vice President of the Company. He has served as Executive Vice
President since 1994 and as Chairman of the Board since 1996. Mr. Dansker received a Bachelor of Science degree from the New York University School of Commerce, Accounts and Finance, a law degree from the New York University School of Law, and is admitted to practice as an attorney in the State of New York. Mr. Dansker is also a Director and Chairman of the Loan Committee of the Bank and is Chairman of the Board of Directors and Executive Vice President of Intervest Corporation of New York. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgage investments.

        Lowell S. Dansker, age 47, serves as a Director, President and Treasurer of the Company, and has served in such capacities since the Company was organized. Mr. Dansker received a Bachelor of Science in Business Administration from Babson College, a law degree from the University of Akron School of Law, and is admitted to practice as an attorney in New York, Ohio, Florida and the District of Columbia. Mr. Dansker is also Co-Chairman of the Board of Directors and a member of the Loan Committee of the Bank and a Director, President and Treasurer of Intervest Corporation of New York. During the past five years, Mr. Dansker has been actively involved in the ownership and operation of real estate and mortgage investments.

         Milton F. Gidge, age 68, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Gidge received a Bachelor of Business Administration degree in Accounting from Adelphi University and a Masters Degree in Banking and Finance from New York University. Mr. Gidge retired in 1994 and, prior to his retirement, was a Director and Chairman-Credit Policy of Lincoln Savings Bank, F.S.B. (headquartered in New York City). He is also a Director of Intervest Corporation of New York, Interboro Mutual Indemnity Insurance Company and Vicon Industries, Inc. Mr. Gidge was a director and senior officer of Lincoln Savings Bank, F.S.B. for more than five years.

         William F. Holly, age 69, serves as a Director of the Company and has served in such capacity since March, 1994. Mr. Holly received a Bachelor of Arts degree in Economics from Alfred University. Mr. Holly is Chairman of the Board and CEO of Sage, Rutty & Co., Inc., members of the Boston Stock Exchange, with offices in Rochester, New York and Canandaigua, New York, and is also a Director of Intervest Corporation of New York and a Trustee of Alfred University. Mr. Holly has been an officer and director of Sage, Rutty & Co., Inc. for more than five years.

        Edward J. Merz, age 66, serves as a Director of the Company and has served in such capacity since February, 1998. Mr. Merz received a Bachelor of Business Administration from The City College of New York and is a graduate of The Stonier School of Banking at Rutgers University. Mr. Merz is Chairman of the Board of Directors of The Suffolk County National Bank of Riverhead and of its parent, Suffolk Bancorp, and has been an officer and director of those companies for more than five years. He is also a director of the Independent Bankers Association of New York.

         David J. Willmott, age 60, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Willmott is a graduate of Becker Junior College and attended New York University Extension and Long Island University Extension of Southampton College. Mr. Willmott is the Editor and Publisher of Suffolk Life Newspapers, which he founded more than 25 years ago and is a Director of Intervest Corporation of New York.

        Wesley T. Wood, age 55, serves as a Director of the Company, and has served in such capacity since March, 1994. Mr. Wood received a Bachelor of Science degree from New York University, School of Commerce. Mr. Wood is President of Marketing Capital Corporation, an international marketing consulting and investment firm which he founded in 1973. He is also a Director of Intervest Corporation of New York, a Director of the Center of Direct Marketing at New York University, a member of the Marketing Committee at Fairfield University in Connecticut, and a Trustee of St.
Dominics R.C. Church in Oyster Bay, New York.

        All of the directors of the Company have been elected to serve as directors until the next annual meeting of the Company's shareholders. Each of the officers of the Company has been elected to serve as an officer until the next annual meeting of the Company's directors.

         Mr. Bergman's wife is the sister of Lowell S. Dansker, and Jerome Dansker is the father of Lowell S. Dansker and Mrs. Bergman.

Directors and Executive Officers of the Bank

        The current directors and executive officers of the Bank are as follows:

         Lawrence G. Bergman serves as Co-Chairman of the Board of Directors and as a member of the Loan Committee of the Bank and has served as a director since May 1993. See "Directors and Executive Officers of the Company."

         Stephen M. Bragin, age 67, serves as a Director of the Bank and has served in such capacity since November 1993. Mr. Bragin attended the University of Pennsylvania, where he majored in business. Mr. Bragin is the Director of Development at the University of South Florida, College of Fine Arts. He is retired from the citrus growing and processing business, where he had over 30 years of experience.

                Robert J. Carroll, age 55, serves as a Director and as a member of the Loan Committee of the Bank, and has served as a director since 1987. Mr. Carroll received a Bachelor of Arts degree and a law degree from the University of Florida, Gainesville. He is a senior partner in the law firm of Perenich, Carroll, Perenich, Avril & Caulfield, P.A., and has been a member of such firm for 25 years.

                Petra H. Coover, age 51, serves as Vice President of the Bank and has served in such capacity since June 1994. Ms. Coover received a Bachelor of Arts degree in business administration from Eckerd College. She has also attended The National School of Real Estate Finance of Ohio State University, the Commercial Lending School of the University of South Florida and the International Business Institute in the Netherlands. Ms. Coover has been a bank officer for more than 13 years.

         Jerome Dansker serves as a Director and as Chairman of the Loan Committee of the Bank and has served as a director since November 1993. See "Directors and Executive Officers of the Company."

         Lowell S. Dansker serves as Co-Chairman of the Board of Directors and as a member of the Loan Committee of the Bank, and has served as a director since May 1993. See "Directors and Executive Officers of the Company."

         David M. Egbert, age 55, serves as a Director of the Bank and has served in such capacity since November 1993. Mr. Egbert received a Bachelor of Arts degree from the University of Wisconsin in journalism and advertising. Mr. Egbert is the President of the IMS Group, a marketing services company based in St. Petersburg, Florida, which he founded in 1989. Prior to this, he was Senior Vice President/Marketing at Chase Manhattan Bank. Mr. Egbert has over 25 years of marketing experience, which includes approximately 10 years in banking as a senior officer specializing in marketing.

                Mark W. Maconi, age 47, serves as a Director and as a member of the Loan Committee of the Bank and has served as a director since 1987. He attended St. Petersburg Junior College and is the President of Mark Maconi Homes, Inc., a building and land development firm which he founded approximately 20 years ago. Mr. Maconi is Vice President of the Contractors and Builders Association of Pinellas County and is Chairman of the Building Advisory and Appeals Board of Pinellas County.

         Lawrence W. Nortrup, age 71, serves as a Director of the Bank and has served in such capacity since March, 1994. Mr. Nortrup received a Bachelor of Science degree from the University of Illinois in business management. Mr. Nortrup retired as CEO and President of Michigan Avenue National Bank of Chicago and has over twenty-five years of banking experience.

                Keith A. Olsen, age 44, was elected President of the Bank in 1994. Prior to such time, he was Senior Vice President of the Bank and had served in that capacity since 1991. Mr. Olsen received an Associates Degree from St. Petersburg Junior College and a Bachelors Degree in Business Administration and Finance from the University of Florida, Gainesville. He is also a graduate of the Florida School of Banking of the University of Florida, Gainesville, the National School of Real Estate Finance of Ohio State University and the Graduate School of Banking of the South of Louisiana State University. Mr. Olsen has been a banker for more than 15 years and has served as a senior bank officer for more than 10 years.

         Lawton Swan, III, age 55, serves as a Director of the Bank and has served in such capacity since November, 1997. Mr. Swan received a Bachelor of Science in Insurance from Florida State University. He is President of Interisk

Corporation, a firm specializing in risk management and employee benefit consulting services, which he founded more than 20 years ago. Mr. Swan is an active member of the insurance industry participating on an executive level in various organizations, as well as lecturing and publishing numerous articles.

                Charlotte Grant, age 60, serves as Vice President and Cashier of the Bank and has served in that capacity since July 23, 1998. Ms. Grant received her Bachelors degree from the University of South Florida and her Masters degree from the University of Tampa. Prior to joining the Bank, she was an accountant in practice with the firm of Hacker, Johnson, Cohen & Grieb, P.A., Tampa, Florida.

        All of the directors of the Bank have been elected to serve as directors until the next annual meeting of the Bank's shareholders. Each of the officers of the Bank has been elected to serve as an officer until the next annual meeting of the Bank's directors.

Executive Compensation
----------------------

        The following table sets forth all compensation paid during the last three years to the Bank's chief executive officer. No other officer of the Company or Bank had annual compensation in excess of $100,000.


                           SUMMARY COMPENSATION TABLE

                                             Annual Compensation          Long-Term Compensation
                                             -------------------          ----------------------

                                                                           Awards(2)
                                                              Other Annual Number of
Name and Principal                 Year   Salary(1)   Bonuses Compensation   Shares   Pay-Outs
------------------                 ----   ---------   --------------------   ------   --------
    Position
Keith A. Olsen, President          1995   $ 90,000   $ 10,000       --       15,000       --
                                   1996   $ 95,000   $ 10,000       --       15,000       --
                                   1997   $115,000   $ 10,000       --         --         --

(1) All compensation or renumeration paid to employees is paid by the Bank. At the present time, there are no employees of the Company and there is no compensation paid by the Company.

(2) These represent warrants to purchase the number of shares of Class A Common Stock set forth in the table.

         Directors of the Company are paid director's fees of $500 per meeting. Directors of the Bank are paid director's fees of $100 per meeting.

         The Bank has an employment agreement with Mr. Keith A. Olsen. The agreement provides for a base annual salary of not less than $115,000 and provides for a maximum of two years' severance upon termination of employment.

Fringe Benefits
---------------

         The Bank maintains a 401(k) and Profit Sharing Plan which encourages the accumulation of savings for participants' retirement. The plan permits 401(k) matching contributions, as well as employer profit-sharing contributions in the discretion of the Bank. The Bank contributed $21,377 to this Plan in 1997.

Certain Relationships and Related Transactions
----------------------------------------------

         The Bank has had, and expects to have in the future, various loan and other banking transactions in the ordinary course of business with directors, and executive officers of the Bank (or associates of such persons). In the opinion of management, all such transactions: (i) have been and will be made the ordinary course of business, (ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those generally prevailing at the time for comparable transactions with unrelated persons, and (iii) have not and will not involve more than the normal risk of collectability or present other unfavorable features. The total dollar amount of extensions of credit, including unused lines of credit, to directors and executive officers and any of their associates was $3.2 million as of December 31, 1997, which represented approximately 18.2% of the Company's total stockholders' equity. There are no loans to directors or officers of Intervest Bancshares Corporation.

         Except for the transactions described below and outside of normal customer relationships, none of the directors, officers, or present shareholders of the Company and no corporations or firms with which such persons or entities are associated, currently maintains or has maintained since the beginning of the last fiscal year, any significant business or personal relationship with the Company or the Bank, other than such as arises by virtue of such position or ownership interest in the Company or the Bank.

         The Bank leases certain office facilities from a corporation in which Robert J. Carroll, a director of the Bank, is an officer and in which he has an ownership interest. See Note 4 to Notes to Consolidated Financial Statements. Mr. William F. Holly, a director of the Company, is Chairman of the Board and Chief Executive Officer of Sage, Rutty & Co., Inc., which is the underwriter in this offering and which was the underwriter in the Company's public offering of units in 1997. In that public offering, Sage, Rutty received aggregate compensation of approximately $256,000, as well as warrants to related 18,000 shares of the Company's Class A Common Stock. The holding company, as well as corporations affiliated with certain directors of the Company, have in the past and may in the future participate in mortgage loans originated by the Bank. Such participations are on substantially the same terms as would apply for comparable transactions with other persons and the interest of the participants in the collateral securing those loans is pari passu with the Bank.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1998 by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each of the Company's directors,
(iii) each executive officer of the Company and (iv) all current directors and executive officers of the Company as a group.

                                    Class A Common Stock       Class B Common Stock
                                    --------------------       --------------------
Name and Address of
Beneficial Holder                  Number of      Percent of  Number       Percent of
                                     Shares        Class(1)  of Shares        Class
                                     ------        --------  ---------        -----
Helene D. Bergman                    225,000         10.73%   75,000         16.67%
   201 East 62nd Street
   New York, New York 10021

Directors and Executive Officers

Lawrence G. Bergman                  307,500(2)      14.11%   75,000         16.67%
   201 East 62nd Street
   New York, New York 10021

Lowell S. Dansker                    532,500(2)      24.27%  150,000         33.33%
   360 West 55th Street
   New York, New York 10019

Michael A. Callen                     45,000(3)       2.11%        0          0%
   Ryutat
   Jeddah, Saudi Arabia

Jerome Dansker                       553,965(4)      20.89%  150,000(4)      33.33%
   860 Fifth Avenue
   New York, New York 10021

Milton F. Gidge                       31,500(5)       1.48%        0          0%
   43 Salem Ridge Drive
   Huntington, New York 11743

William F. Holly                      22,500(6)       1.06%        0          0%
   206 Edgemere Drive
   Rochester, New York 14612

David J. Wilmott                      82,500(7)       3.84%        0          0%
   West Way
   Southhampton, New York

Wesley T. Wood                        97,500(8)       4.52%        0          0%
   24 Timber Ridge Drive
   Oyster Bay, New York 11771

All directors and executive
   officers as a group             1,672,965         56.49%  375,000         83.33%
------------------------------

(1) Percentages have been computed based upon the total outstanding shares of the Company plus, for each person and the group, shares that person or the group has the right to acquire pursuant to warrants.
(2) Includes 82,500 shares of Class A common stock issuable upon the exercise of warrants.
(3) Includes 33,750 shares of Class A common stock issuable upon the exercise of warrants.
(4) The 553,965 shares of Class A common stock are issuable upon the exercise of outstanding warrants. The 150,000 shares of Class B Common Stock are issuable upon exercise of a warrant.
(5) Includes 11,250 shares of Class A common stock issuable upon the exercise of warrants.
(6) Includes 22,500 shares of Class A common stock issuable upon the exercise of warrants.
(7) Includes 52,500 shares of Class A common stock issuable upon the exercise of warrants.
(8) Includes 60,000 shares of Class A common stock issuable upon the exercise of warrants.

                            DESCRIPTION OF SECURITIES

General
-------

         The Company's Articles of Incorporation provide for two classes of common capital stock consisting of 7,500,000 shares of Class A Common Stock, par value $1.00 per share, and 700,000 shares of Class B Common Stock, par value $1.00 per share. In addition, the Company's Articles provide for 300,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock"). The Company's Articles of Incorporation authorize the Board of Directors, without shareholder approval, to fix the preferences, limitations and relative rights of the Preferred Stock, to establish one or more series or classes of Preferred Stock, and to determine the variations between each such series or class. No shares of Preferred Stock are issued or outstanding.

         As of the date of this Prospectus, there were issued and outstanding 2,164,715 shares of Class A Common Stock, 900,000 of which are held by the initial stockholders of the Company and 300,000 shares of Class B Common Stock held by the same initial stockholders.

Common Stock
------------

         Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock remain issued and outstanding, the holders of the outstanding shares of Class B Common Stock are entitled to vote for the election of two-thirds of the directors (rounded up to the nearest whole number) and the holders of the outstanding shares of Class A Common Stock are entitled to vote for the remaining directors of the Company. Under Delaware law, the holders of Class A and Class B Common Stock would be entitled to vote as separate classes upon certain matters which would adversely affect or subordinate the rights of a class.

         Subject to preferences that may be applicable to any outstanding shares of Preferred Stock (none of which are presently outstanding), holders of Class A Common Stock are entitled to share ratably in dividends when and as declared by the Company's Board of Directors out of funds legally available therefor. See "Dividends."

         No dividends may be declared or paid with respect to shares of Class B Common Stock until January 1, 2000, after which time the holders of Class A Common Stock and Class B Common Stock will share ratably in dividends when and as declared by the Board of Directors.

         The shares of Class B Common Stock are convertible, on a share for share basis, into Class A Common Stock, at any time and from time to time after January 1, 2000. Neither Class A nor Class B Common Stock holders have any preemptive rights as to additional issues of common stock. Shareholders are subject to no assessments and, upon liquidation, both Class A and Class B common shareholders would be entitled to participate equally per share in the assets of the Company available to common shareholders.

Class A Warrants
----------------

         As of the date of this prospectus, there are also outstanding warrants related to 2,454,068 shares of the Company's Class A Common Stock. Warrants related to 1,492,365 shares of Class A Common Stock entitle the registered holders thereof to purchase one share of Class A Common Stock at a price of $6.67 per share and the remaining warrants (the "1997 Warrants") entitle the holder to purchase shares of Class A Common Stock at a price of $10.00 per share through December 31, 1999; $11.50 per share from January 1, 2000 through December 31, 2000; $12.50 per share from January 1, 2001 through December 31, 2001; and $13.50 per share from January 1, 2002 to December 31, 2002. Warrants related to 990,900 shares of Class A Common Stock expire on December 31, 2001 and another warrant related to 501,465 shares of Class A Common Stock expires on

January 31, 2006. Except for the exercise price, the expiration dates and the redemption provisions applicable to the 1997 warrants, all of the outstanding warrants related to Class A Shares are alike in all respects and the following discussion applies to all of the warrants for Class A Common Stock. In addition to the warrants described above, on May 27, 1998, the shareholders of the Company approved, subject to their registration under the Securities Act, the issuance of warrants related to the purchase of 122,000 shares of Class A Common Stock to directors of the Company and officers, directors and employees of Intervest Bank. Such warrants entitle the holder to purchase shares at a price of $14.00 per share through December 31, 1999; $15.00 per share from January 1, 2000 through December 31, 2000; $16.00 per share from January 1, 2001 through December 31, 2001; and $17.00 per share from January 1, 2002 until expiration. Except for the exercise prices, such warrants are the same as the 1997 Warrants.

         The exercise price is subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant or any portion thereof by surrendering the certificate representing the Warrant to the Company's transfer and warrant agent, with the subscription on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrant may be exercised at any time until expiration of the Warrant. No fractional shares will be issued upon the exercise of the Warrants. Warrants may not be exercised as to fewer than 100 shares unless exercised as to all Warrants held by the holder thereof. The exercise prices of the Warrants have been arbitrarily determined by the Company and are not necessarily related to the Company's book value, net worth or other established criteria of value. The exercise price should in no event be regarded as an indication of any future market price of the securities offered hereby.

         The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of common stock issuable upon exercise of such Warrants and such shares have been registered, qualified or deemed to be exempt under the securities law of the state of residence of the holders of such Warrants. Although the Company will use its best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of such Warrants, there can be no assurance that it will be able to do so.

         The exercise price and the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications on or of the Class A Common Stock or sales by the Company of shares of its Class A Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment will be made in the case of a reclassification or exchange of Class A Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Class A Common Stock that might otherwise have been purchased upon the exercise of the Warrant. In most cases, no adjustment will be made until the number of shares issued by the Company exceeds 5% of the number of shares outstanding after the offering and thereafter no adjustments will be made until the cumulative adjustments and exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any paid on the Class A Common Stock or for securities issued pursuant to a company stock option plan, if any, or other employee benefit plans of the Company.

         The Warrants are fully registered and may be presented to the transfer and warrant agent for transfer, exchange or exercise at any time at or prior to the close of business on the expiration date for such Warrant, at which time the Warrant becomes wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

         The Warrants do not confer upon holders any voting or any other rights as a shareholder of the Company.

Class B Warrants
----------------

         There is an outstanding warrant to purchase up to 150,000 shares of Class B Common Stock, at any time prior to January 31, 2007, at a purchase price of $6.67 per share. The warrant contains terms and conditions substantially in conformity with the Warrants related to shares of Class A Common Stock. In addition, the Warrant provides for an adjustment in the number of shares of Class B Common Stock purchasable upon the exercise of the Warrant and the exercise price per share in accordance with anti-dilution and other provisions which are in substantial conformity with those described above, but which relate to share issuances and recapitalizations for both Class A and Class B Common Stock. On April 27, 1998, the Board of Directors also authorized, subject to registration, the issuance of stock warrants to the Company's chairman to purchase a total of 50,000 shares of Class B Common Stock, exercisable on or before January 31, 2008, at a price of $10.00 per share. The issuance of these warrants was approved by the Company's shareholders on May 27, 1998. That warrant would vest as to 7,100 shares upon its grant and as to an additional 7,100 shares on each anniversary of its grant for five years. On the sixth anniversary of its grant, the warrant vests for an additional 7,400 shares, so that it is fully vested. Should the Chairman cease to be affiliated with the Company, then the warrant shall thereafter be exercisable only to the extent vested at the date of termination, except that the warrant shall become fully vested upon termination by reason of death or disability.

Transfer Agent and Warrant Agent
--------------------------------

         The registrar and transfer agent for the Common Stock and the Warrant Agent for the Warrants is The Bank of New York.

Preferred Stock
---------------

         The Company's Articles of Incorporation authorize the Board of Directors, without further shareholder approval, to issue shares of Preferred Stock in one or more series with powers, preferences, rights, restrictions, limitations, and other qualifications that could adversely affect the voting and other rights of the holders of Common Stock.

         The Board of Directors has the authority to issue up to 300,000 shares of the Preferred Stock of the Company in any number of series (to designate the rights and preferences of such series) which could operate to render more difficult the accomplishment of mergers or other business combinations. The Board of Directors of the Company has no present intent to issue any Preferred Stock at this time. Under certain circumstances and when, in the judgment of the Board of Directors, the action will be in the best interest of the stockholders and the Company, such shares could be used to create voting impediments or to frustrate persons seeking to gain control of the Company. Such shares could be privately placed with purchasers friendly to the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts or delaying, deferring or preventing a change in control of the Company. Such an occurrence, in the event of a hostile takeover attempt, may have an adverse impact on stockholders who may wish to participate in such offer. The issuance of new shares could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interest of the stockholders and the Company. The Board of Directors is not aware of any present attempt or effort by any person to accumulate the Company's securities or obtain control of the Company.

Restrictions on Changes in Control
----------------------------------

         Under the Federal Change in Bank Control Act (the "Control Act"), a notice must be submitted to the FRB if any person, or group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the FRB determines that the acquisition will not result in a change of control of the Company. Both the Class A Common Stock and the Warrants are deemed to be voting securities for these purposes. Under the Control Act, the FRB has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the BHCA a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company.

                           SUPERVISION AND REGULATION

         Bank holding companies and Banks are extensively regulated under both federal and state law. These laws and regulations are intended to protect depositors, not stockholders. To the extent that the following information describes statutory and regulatory provisions it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in the applicable law or regulation may have a material effect on the business and prospects of the Company and the Bank. See "Investment Considerations and Risk Factors-Supervision and Regulation."

Bank Holding Company Regulation
-------------------------------

         As a bank holding company registered hereunder the BHCA, the Company is subject to the regulation and supervision of the Federal Reserve Board ("FRB"). The Company is required to file with the FRB annual reports and other information regarding its business operations and those of its subsidiaries. Under the BHCA, the Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the FRB determines to be so closely related to banking or managing or controlling banks as to be properly incident thereto.

         As a bank holding company, the Company is required to obtain the prior approval of the FRB before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The FRB will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive result, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. The FRB also considers managerial, capital and other financial factors in acting on acquisition or merger applications.

         A bank holding company may not engage in, or acquire direct or indirect control of more than 5% of the voting shares of any company engaged in any non-banking activity, unless such activity has been determined by the FRB to be closely related to banking or managing banks. The FRB has identified by regulation various non-banking activities in which a bank holding company may engage with notice to, or prior approval by, the FRB.

         It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organizations expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries. In the future, dividends from Intervest Bank are expected to be a significant source of funds for the Company. In addition, the federal regulatory agencies are authorized to prohibit a banking institution or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice. Under FRB policy, a bank holding company is expected to act as a source of financial strength to its banking subsidiaries and to commit resources to their support. Such support may be required at times when, absent this FRB policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

         In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

         Because the Company is a legal entity separate and distinct from its subsidiary, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other dissolution of Intervest Bank, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its stockholders, including any depository institution holding company (such as the Company) or any stockholder or creditor thereof.

         The FRB monitors the capital adequacy of bank holding companies and has adopted risk-based capital adequacy guidelines to evaluate bank holding companies on a consolidated basis. The guidelines require a ratio of "Tier I" or Core Capital (generally, common stockholders equity, perpetual preferred stock and minority interests in consolidated subsidiaries, less good will, other disallowed intangibles and disallowed deferred tax assets, among other items) to total risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. At June 30, 1998, the Bank's ratio of total capital to risk-weighted assets was 10.45% and its risk-based Tier I capital ratio was 9.20%.

         The FRB also uses a leverage ratio to evaluate the capital adequacy of bank holding companies. The leverage ratio applicable to the Company requires a ratio of Tier I capital to adjusted total assets of not less than 3%, although most organizations are expected to maintain leverage ratios that are 100-200 basis points above this minimum ratio. The Bank's leverage ratio at June 30, 1998 was 6.01%.

         The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The FRB guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the FRB provide that concentration of credit risk and certain risk arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy.

         The FRB and the other federal banking agencies recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agency's determination of a banking institutions capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

         Bank Regulation
         ---------------

         The Bank is a state-chartered banking corporation subject to the supervision of, and regular examination by the FRB and the State of Florida, as well as to the supervision of the FDIC.

         The operations of the Bank are subject to state and federal statutes applicable to banks which are members of the Federal Reserve System and to the regulations of the FRB, the FDIC and the State of Florida. The FDIC insures the deposits of the Bank to the current maximum allowed by law. Such statutes and regulations relate to required reserves against deposits, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, establishment of branches, and other aspects of the Bank's operations. Various consumer laws and regulations also affect the operations of the Bank, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, and fair credit reporting. Under the provisions of the Federal Reserve Act, the Bank is subject to certain restrictions on any extensions of credit to the Company or, with certain exceptions, other affiliates, on investments in the stock or other securities of national banks, and on the taking of such stock or securities as collateral. These regulations and restrictions may limit the Company's ability to obtain funds from the Bank for its cash needs, including funds for acquisitions, and the payment of dividends, interest and operating expenses. Further, the Bank is prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, the Bank may not generally require a customer to obtain other services from the Bank or the Company, and may not require the customer to promise not to obtain other services from a competitor as a condition to an extension of credit. The Bank also is subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than those prevailing at the time for, comparable transactions with persons not covered above and who are not employees and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. In addition, extensions of credit to such persons beyond limits set by FRB regulations must be approved by the Board of Directors. The Bank also is subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the Bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of the Bank or the imposition of a cease and desist order.

         Applicable law provides the federal banking agencies with broad powers to take prompt corrective action to resolve problems of insured depository institutions. The extent of those powers depends upon whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." The federal banking agencies have issued uniform regulations defining such capital levels. Under the regulations, a bank is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier I risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" bank is defined as one that has (i) a total risk-based capital ratio of 8% or greater,
(ii) a Tier I risk-based capital ratio of 4% or greater, and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of a bank with a composite CAMELS rating of 1). A bank is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier I risk-based capitalized ratio of less than 4%, or (iii) a leverage ratio of less than 4% (or 3% in the case of a bank with a composite CAMELS rating of 1); (B) "significantly undercapitalized" if the bank has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier I risk-based Capital ratio of less than 3%, or (iii) a leverage ratio of less than 3%, and (C) "critically undercapitalized" if the bank has a ratio of tangible equity to total assets equal to or less than 2%.

         As of June 30, 1998, the Bank met the definition of a "Well Capitalized" institution.

         The FDIC has issued rules regulating brokered deposits. Under these rules, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payments of rates), while "undercapitalized" banks may not accept brokered deposits.

         The deposits of Intervest Bank are insured by the FDIC through the Bank Insurance Fund (the "BIF") to the extent provided by law. Under the FDIC's risk-based insurance system, BIF-insured institutions are currently assessed premiums of between $.0 and $.27 per $100 of eligible deposits, depending upon the institutions capital position and other supervisory factors. Congress recently enacted legislation that, among other things, provides for assessments against BIF- insured institutions that will be used to pay certain financing corporation ("FICO") obligations. In addition to any BIF insurance assessments, BIF-insured banks are expected to make payments for the FICO obligations equal to an estimated $0.0129 per $100 of eligible deposits each year during 1997 through 1999 and an estimated $0.024 per $100 of eligible deposits thereafter.

         Intervest Bank is subject to Sections 23A and 23B of the Federal Reserve Act, which governs certain transactions, such as loans, extensions of credit, investments and purchases of assets between member banks and their affiliates, including their parent holding companies. These restrictions limit the transfer of funds to the Company, as defined in the statute, in the form of loans, extensions of credit, investment or purchases of assets ("Transfers"), and they require that Intervest Bank's transactions with the Company be on terms no less favorable to Intervest Bank than comparable transactions between Intervest Bank and unrelated third parties. Transfers by Intervest Bank to the Company are limited in amount to 10% of Intervest Bank's capital and surplus, and transfers to all affiliates are limited in the aggregate to 20% of Intervest Bank's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured institution endanger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of Default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. This provision would become applicable to the Company and Intervest Bank in the event that the Company acquired or organized an additional depository institution subsidiary.

         The Federal Community Reinvestment Act of 1977 ("CRA") has become increasingly important to financial institutions. Among other things, the CRA allows regulators to withhold approval of an acquisition or the establishment of a branch unless the applicant has performed satisfactorily under the CRA. Satisfactory performance means adequately meeting the credit needs of the communities the institution serves, including low and moderate income areas. The applicable federal regulators now regularly conduct CRA examinations to assess the performance of financial institutions. Intervest Bank has received "satisfactory" ratings in its most recent CRA examination.

         The  federal  regulators  have  adopted   regulations  and  examination
procedures promoting the safety and soundness of individual institutions by specifically addressing, among other things: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth; (vi) ratio of classified assets to capital; (vii) minimum earnings; and (viii) compensation and benefits standards for management officials.

         The laws and regulations affecting banks and bank holding companies are continually being reviewed and revised. The rules of the regulatory agencies in this area have changed significantly over recent years and there is reason to expect that similar changes will continue in the future. It is difficult to predict the outcome of these changes.

         The FRB and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, and poss substantial fines and other civil and criminal penalties and appoint a conservative or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject the Company or its banking subsidiary, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially civil monetary penalties. In addition, the Florida Banking Department possess certain enumerated enforcement powers to address violations of the Florida Banking Law by state-chartered banks and to preserve safety and soundness, including, in the most severe cases, the authority to take possession of a state bank.

Monetary Policy and Economic Control
------------------------------------

         The commercial banking business in which the Bank engages is affected not only by general economic conditions, but also by the monetary policies of the FRB. Changes in the discount rate on member bank borrowing, availability of borrowing at the "discount window," open market operations, the imposition of changes in reserve requirements against member banks' deposits and assets of foreign branches and the imposition of and changes in reserve requirements against certain borrowings by banks and their affiliates are some of the instruments of monetary policy available to the FRB. These monetary policies are used in varying combinations to influence overall growth and distributions of bank loans, investments and deposits, and this use may affect interest rates charged on loans or paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks and are expected to do so in the future. The monetary policies of these agencies are influenced by various factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and in the fiscal policies of the United States Government. Future monetary policies and the effect of such policies on the future business and earnings of the Company and the Bank cannot be predicted.

                              PLAN OF DISTRIBUTION

         The Company's Warrants are not exercisable unless the Company has a current prospectus covering the shares issuable upon exercise of the Warrants and this prospectus covers those shares.

         With respect to the shares of Class A Common Stock and Class B Common Stock issuable upon exercise of the Warrants, those shares shall be issued by the Company, from time to time, upon exercise by the holders thereof of the Warrants. Shares of Class A Common Stock or Class B Common Stock may be purchased by the holders of Warrants only by mailing or delivering a completed and duly executed Election to Purchase Form which is on the reverse side of the Warrant Certificate, together with payment of the then applicable exercise price per share for each warrant surrendered to the Bank of New York, the Company's warrant agent, prior to expiration of the warrant. Payment may be made in certified funds, cashier check, bank draft or bank check, payable to the order of the Warrant Agent. All funds received by the Warrant Agent from the exercise of warrants will be forwarded to the Company.

                                  LEGAL MATTERS

         The validity of the Warrants and shares offered hereby will be passed upon for the Company by Harris Beach & Wilcox LLP, Rochester, New York.


                                     EXPERTS

         The consolidated balance sheets of Intervest Bancshares Corporation and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows for the years then ended included in this Prospectus, have been included herein in reliance on the report of Hacker, Johnson, Cohen & Grieb PA, Tampa, Florida, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                                    Index to Financial Statements
                                           INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

Intervest Bancshares Corporation and Subsidiary                                                                                 Page

Condensed Consolidated Statements of Financial Condition as of
         June 30, 1998 and December 31, 1997                                                                                     F-2

Condensed Consolidated Statements of Income for the Quarters Ended
         June 30, 1998 and 1997                                                                                                  F-3

Condensed Consolidated Statements of Income for the Six Months Ended
         June 30, 1998 and 1997                                                                                                  F-4

Condensed Consolidated Statements of Changes in Stockholders' Equity for the
         Six Months Ended June 30, 1998 and 1997                                                                                 F-5

Condensed Consolidated Statements of Cash Flows for the Six Months Ended
         June 30, 1998 and 1997                                                                                                  F-6

Notes to Condensed Consolidated Financial Statements                                                                             F-7

Independent Auditors' Report                                                                                                    F-10

Consolidated Balance Sheets as of December 31, 1997 and 1996                                                                    F-11

Consolidated Statements of Earnings for the Years Ended December 31, 1997 and 1996                                              F-12

Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
         1997 and 1996                                                                                                          F-13

Consolidated Statements of Cash Flows for the Years Ended December 31, 1997 and 1996                                            F-14

Notes to Consolidated Financial Statements                                                                                      F-15


         All schedules are omitted because of the absence of conditions under which they are required or because the required information is included in the Financial Statements and related Notes.


                 Intervest Bancshares Corporation and Subsidiary
            Condensed Consolidated Statements of Financial Condition

                                                                            (Unaudited)

                                                                                    June 30,           December 31,
($ in thousands, except par value)                                                   1998                  1997           Change

------------------------------------------------------------------------ ------------------- ----------------------  -------------
ASSETS
Cash and due from banks                                                           $    6,676             $    1,738        $ 4,938
Federal funds sold                                                                     6,021                    162          5,859
Short-term investments                                                                 6,399                  7,276          (877)
                                                                         ------------------- ----------------------  -------------
Total cash and cash equivalents                                                       19,096                  9,176          9,920
Interest-bearing deposits with banks                                                     199                     99            100
Securities held to maturity, net (estimated fair value of
   $60,965 and $58,836, respectively)                                                 60,842                 58,821          2,021
Federal Reserve Bank stock, at cost                                                      233                    233              -
Loans receivable (net of allowance for loan losses of
   $1,405 and $1,173, respectively)                                                   89,556                 75,652         13,904
Accrued interest receivable                                                            1,513                  1,327            186
Premises and equipment, net                                                            5,028                  4,877            151
Deferred income tax asset                                                                479                    485            (6)
Other assets                                                                             751                     85            666
------------------------------------------------------------------------ ------------------- ----------------------  -------------
Total assets                                                                        $177,697               $150,755        $26,942
------------------------------------------------------------------------ ------------------- ----------------------  -------------

LIABILITIES
Deposits:
   Demand deposits                                                                 $   2,898              $   3,490        $ (592)
   Savings and NOW deposits                                                           22,504                 17,119          5,385
   Money-market deposits                                                              21,944                 17,180          4,764
   Time deposits                                                                     101,496                 93,378          8,118
                                                                         ------------------- ----------------------  -------------
Total deposits                                                                       148,842                131,167         17,675
Convertible debentures                                                                 7,000                      -          7,000
Other liabilities                                                                      3,314                  1,947          1,367
------------------------------------------------------------------------ ------------------- ----------------------  -------------
Total liabilities                                                                    159,156                133,114         26,042
------------------------------------------------------------------------ ------------------- ----------------------  -------------

Minority interest                                                                         23                     21              2

STOCKHOLDERS' EQUITY
Preferred stock (300,000 shares authorized, none issued)                                   -                      -              -
Class A common stock ($1.00 par value, 7,500,000 shares
   authorized, 2,157,915 and 2,124,415 shares issued and
   outstanding, respectively)                                                          2,158                  2,124             34
Class B common stock ($1.00 par value, 700,000 shares
   authorized, 300,000 issued and outstanding)                                           300                    300              -
Additional paid-in-capital, common                                                    13,591                 13,360            231
Retained earnings                                                                      2,469                  1,836            633
------------------------------------------------------------------------ ------------------- ----------------------  -------------
Total stockholders' equity                                                            18,518                 17,620            898
------------------------------------------------------------------------ ------------------- ----------------------  -------------
Total liabilities, minority interest and stockholders' equity                       $177,697               $150,755        $26,942
------------------------------------------------------------------------ ------------------- ----------------------  -------------
See accompanying notes to condensed consolidated financial statements.

                                       F-2

                 Intervest Bancshares Corporation and Subsidiary
                   Condensed Consolidated Statements of Income
                                   (Unaudited)


                                                                                       For the Quarter Ended
                                                                                              June 30,
                                                                                  --------------------------------

($ in thousands, except per share data)                                                 1998             1997            Change
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
INTEREST AND DIVIDEND INCOME
Loans receivable                                                                            $1,991           $1,569           $ 422
Securities                                                                                   1,009              623             386
Other interest-earning assets                                                                  109               27              82
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Total interest and dividend income                                                           3,109            2,219             890
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------


INTEREST EXPENSE
Deposits                                                                                     1,958            1,378             580
Borrowed funds                                                                                  17                1              16
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Total interest expense                                                                       1,975            1,379             596
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Net interest and dividend income                                                             1,134              840             294

Provision for loan losses                                                                      130               92              38
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Net interest and dividend income after provision for loan losses                             1,004              748             256
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------

NONINTEREST INCOME
Customer service fees                                                                           43               29              14
Other                                                                                            8                8               -
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Total noninterest income                                                                        51               37              14
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------

NONINTEREST EXPENSES
Salaries and employee benefits                                                                 270              222              48
Occupancy and equipment, net                                                                    82              101             (19)
Advertising and promotion                                                                        4               31             (27)
Professional fees                                                                               60               50              10
Other                                                                                          111               75              36
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Total noninterest expenses                                                                     527              479              48
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------

Income before income taxes                                                                     528              306             222

Income taxes                                                                                   203              119              84
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Net income                                                                                  $  325           $  187           $ 138
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------

Basic earnings per share                                                                    $ 0.13           $ 0.11           $0.02
Diluted earnings per share                                                                  $ 0.10           $ 0.09           $0.01
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------

See accompanying notes to the condensed consolidated financial statements.

                 Intervest Bancshares Corporation and Subsidiary
                   Condensed Consolidated Statements of Income
                                   (Unaudited)


                                                                                     For the Six Months Ended
                                                                                             June 30,
                                                                               -----------------------------------

($ in thousands, except per share data)                                               1998               1997            Change
-----------------------------------------------------------------------------  ------------------  ---------------- ----------------
INTEREST AND DIVIDEND INCOME
Loans receivable                                                                           $3,801            $3,003          $  798
Securities                                                                                  2,038             1,232             806
Other interest-earning assets                                                                 179                69             110
-----------------------------------------------------------------------------  ------------------  ---------------- ----------------
Total interest and dividend income                                                          6,018             4,304           1,714
-----------------------------------------------------------------------------  ------------------  ---------------- ----------------


INTEREST EXPENSE

Deposits                                                                                    3,796             2,687           1,109
Borrowed funds                                                                                 18                 1              17
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Total interest expense                                                                      3,814             2,688           1,126
-----------------------------------------------------------------------------  ------------------  ---------------- ----------------

Net interest and dividend income                                                            2,204             1,616             588


Provision for loan losses                                                                     230               184              46

-----------------------------------------------------------------------------  ------------------  ---------------- ----------------
Net interest and dividend income after provision for loan losses                            1,974             1,432             542
-----------------------------------------------------------------------------  ------------------  ---------------- ----------------

NONINTEREST INCOME
Customer service fees                                                                          88                56              32
Other                                                                                          12                12               -
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Total noninterest income                                                                      100                68              32
-----------------------------------------------------------------------------  ------------------  ---------------- ----------------

NONINTEREST EXPENSES
Salaries and employee benefits                                                                516               438              78
Occupancy and equipment, net                                                                  156               191             (35)
Advertising and promotion                                                                      11                42             (31)
Professional fees                                                                             103                64              39
Other                                                                                         250               205              45
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Total noninterest expenses                                                                  1,036               940              96
-----------------------------------------------------------------------------  ------------------  ---------------- ----------------

Income before income taxes                                                                  1,038               560             478

Income taxes                                                                                  405               213             192
-----------------------------------------------------------------------------  ------------------  ---------------- ----------------
Net income                                                                                 $  633            $  347          $  286
-----------------------------------------------------------------------------  ------------------  ---------------- ----------------

Basic earnings per share                                                                   $ 0.26            $ 0.21          $ 0.05
Diluted earnings per share                                                                 $ 0.19            $ 0.18          $ 0.01
-----------------------------------------------------------------------------  ------------------  ---------------- ----------------

See accompanying notes to condensed consolidated financial statements.



                 Intervest Bancshares Corporation and Subsidiary
      Condensed Consolidated Statements of Changes in Stockholders' Equity
                                   (Unaudited)



                                                                                             For the Six Months Ended
                                                                                                     June 30,
                                                                                       -------------------------------------

($ in thousands)                                                                              1998                1997
-------------------------------------------------------------------------------------- ------------------- ------------------
CLASS A COMMON STOCK
Balance at beginning of period                                                                     $ 2,124             $  900
Issuance of 33,500 shares upon exercise of warrants                                                     34                  -
-------------------------------------------------------------------------------------- ------------------- ------------------
Balance at end of period                                                                             2,158                900
-------------------------------------------------------------------------------------- ------------------- ------------------

CLASS B COMMON STOCK
-------------------------------------------------------------------------------------- ------------------- ------------------
Balance at beginning and end of period                                                                 300                200
-------------------------------------------------------------------------------------- ------------------- ------------------

ADDITIONAL PAID-IN-CAPITAL, COMMON
Balance at beginning of period                                                                      13,360              7,655
Compensation related to issuance of stock warrants                                                      30                  -
Issuance of 33,500 shares upon exercise of stock warrants                                              201                  -
-------------------------------------------------------------------------------------- ------------------- ------------------
Balance at end of period                                                                            13,591              7,655
-------------------------------------------------------------------------------------- ------------------- ------------------

RETAINED EARNINGS
Balance at beginning of period                                                                       1,836                992
Net income for the period                                                                              633                347
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Balance at end of period                                                                             2,469              1,339
-------------------------------------------------------------------------------------- ------------------- ------------------

Total stockholders' equity at end of period                                                        $18,518            $10,094
-------------------------------------------------------------------------------------- ------------------- ------------------

See accompanying notes to condensed consolidated financial statements.



                 Intervest Bancshares Corporation and Subsidiary
                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)


                                                                                               For the Six Months Ended
                                                                                                       June 30,
                                                                                          ----------------------------------
($ in thousands)                                                                                1998              1997
----------------------------------------------------------------------------------------- ----------------  -----------------

OPERATING ACTIVITIES
Net income                                                                                         $   633            $   347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization                                                                          125                108
Provision for loan losses                                                                              230                184
Provision for deferred income taxes                                                                     18                 31
Accrued interest expense on debentures                                                                  16                  -
Compensation expense related to stock warrants                                                          30                  -
Amortization of premiums, fees and discounts, net                                                       69                 12
Increase in accrued interest receivable and other assets                                              (374)              (183)
Increase in other liabilities                                                                        1,246                579
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Net cash provided by operating activities                                                            1,993              1,078
----------------------------------------------------------------------------------------- ----------------  -----------------

INVESTING ACTIVITIES
Increase to interest-earning deposits                                                                 (100)                -
Principal repayments of securities held to maturity                                                 21,576             11,358
Purchases of securities held to maturity                                                           (23,568)           (15,128)
Net increase in loans receivable                                                                   (14,136)           (10,256)
Purchases of premises and equipment, net                                                              (278)            (1,135)
Sales of foreclosed real estate                                                                          -                184
----------------------------------------------------------------------------------------- ----------------  -----------------
Net cash used by investing activities                                                              (16,506)           (14,977)
----------------------------------------------------------------------------------------- ----------------  -----------------

FINANCING ACTIVITIES
Net increase in demand, savings, NOW and money-market deposits                                       9,557             10,017
Net increase in time deposits                                                                        8,118              1,398
Proceeds from convertible debentures and other borrowed funds                                        7,683                  -
Repayment of other borrowed funds                                                                   (1,160)                 -
Proceeds from issuance of common stock                                                                 235                  -
--------------------------------------------------------------------------------- ---------------- ----------------  ---------------
Net cash provided by financing activities                                                           24,433             11,415
----------------------------------------------------------------------------------------- ----------------  -----------------

Net increase (decrease) in cash and cash equivalents                                                 9,920             (2,484)

Cash and cash equivalents at beginning of period                                                     9,176              6,320
----------------------------------------------------------------------------------------- ----------------  -----------------
Cash and cash equivalents at end of period                                                       $  19,096           $  3,836
----------------------------------------------------------------------------------------- ----------------  -----------------

SUPPLEMENTAL DISCLOSURES Cash paid during the period for:
   Interest                                                                                       $  3,798           $  2,684
   Income taxes                                                                                        229                397
Noncash financing activities:
   Outstanding stock warrants                                                                           30                  -
   Interest on convertible debentures                                                                   16                  -
----------------------------------------------------------------------------------------- ----------------  -----------------
See accompanying notes to condensed consolidated financial statements.


                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

        Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1 - General

         The condensed consolidated financial statements of Intervest Bancshares Corporation and Subsidiary (the "Company") in this report have not been audited except for the information derived from the audited Consolidated Statement of Financial Condition as of December 31, 1997. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company's Annual Report to Stockholders on Form 10-KSB for the year ended December 31, 1997.

         The consolidated financial statements include the accounts of Intervest Bancshares Corporation, a bank holding company, and its subsidiary, Intervest Bank. The holding company's primary business activity is the ownership of the bank. All intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, all material adjustments necessary for a fair presentation of financial condition and results of operations for the interim periods presented have been made. These adjustments are of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of results that may be expected for the entire year or any other interim period. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. Certain reclassifications have been made to prior period amounts to conform to the current periods' presentations.

Note 2 - Loan Impairment and Credit Losses

         No loans were identified as being impaired during the 1998 and 1997 reporting periods. The table below summarizes the activity in the allowance for loan losses:


                                                                 For the Quarter Ended                 For the Six Months Ended
                                                                      June 30,                               June 30,
                                                                 ---------------------                 ------------------------

($ in thousands)                                                 1998           1997                 1998                 1997
------------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                  $1,274           $906               $1,173                 $811
Provision for loan losses charged to operations                    130             92                  230                  184
Recoveries                                                           1              1                    2                    4
------------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                        $1,405           $999               $1,405                 $999
------------------------------------------------------------------------------------------------------------------------------------

Note 3 - Convertible Debentures

         On June 26, 1998, the Company sold $7,000,000 of Convertible Subordinated Debentures (the "Debentures"). The proceeds from the sale, net of underwriting discounts, commissions and other fees, amounted to approximately $6,500,000. The proceeds are part of the Company's capital funds and are not restricted to their usage. The Debentures are due July 1, 2008 and are convertible at the option of the holders at any time prior to April 1, 2008, unless previously redeemed by the Company, into shares of Class A common stock at an initial conversion price of $11.50 per share through December 31, 1998. The initial conversion price was based on the average closing prices of the Class A common stock during the 20 trading days prior to June 26, 1998. The table that follows on page 7 shows the conversion prices beginning January 1, 1999.

                  Period                  Conversion Price Per Share
                  ------                  --------------------------
From January 1, 1999 to June 30, 1999             $   12.50
From July 1, 1999 to June 30, 2000                    14.00
From July 1, 2000 to June 30, 2001                    15.50
From July 1, 2001 to June 30, 2002                    17.00
From July 1, 2002 to June 30, 2003                    18.50
From July 1, 2003 to June 30, 2004                    20.50
From July 1, 2004 to June 30, 2005                    22.50
From July 1, 2005 to June 30, 2006                    25.50
From July 1, 2006 to June 30, 2007                    28.50
From July 1, 2007 to April 1, 2008                    32.50

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

         The Company has the right to establish conversion prices, which are less than those set forth above for such periods as the Company may determine. The conversion prices are also subject to adjustments based on certain conditions and circumstances. The Company also has the option at any time to call all or any part of the Debentures for payment and redeem the same at any time prior to maturity thereof. The redemption price for the Debentures is (i) the face amount plus a 2% premium if the date of redemption is prior to July 1, 1999, (ii) the face amount plus a 1% premium if redemption occurs on or after July 1, 1999 and prior to July 1, 2000, or (iii) the face amount if the date of redemption is on or after July 1, 2000. In all cases, the debenture holder will also receive accrued interest to the date of redemption. Interest on the Debentures will accrue and compound each calendar quarter at 8%, which represents the prime rate of Chase Manhattan Bank on June 26, 1998, less one-half of one percent. All accrued interest is payable at the maturity of the debentures whether by acceleration, redemption or otherwise. Any debenture holder may, on or before July 1 of each year commencing July 1, 2003, elect to be paid all accrued interest and to thereafter receive payments of interest quarterly. Once made, the election to receive interest is irrevocable.

Note 4 - Earnings Per Share (EPS) and Common Stock Warrants

         Basic EPS is calculated by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted EPS is calculated by dividing adjusted net income by the weighted-average number of shares of common stock and dilutive potential common stock shares that may be outstanding in the future. Diluted EPS reflects the potential dilution that could occur if the Company's outstanding stock warrants and Convertible Subordinated Debentures were converted into common stock that then shared in the earnings of the Company. Adjusted net income for Diluted EPS represents net income plus the addback of interest expense, net of taxes, on the Convertible Subordinated
Debentures  outstanding.   This  adjustment  would  arise  from  a  hypothetical
conversion of all the debentures into common stock. Potential common stock shares consist of outstanding dilutive common stock warrants (which are computed using the treasury stock method) and the shares of common stock that would arise from the conversion of the debentures. Prior to the public stock offering in November 1997, there was no public market for the Company's common stock. For purposes of calculating Diluted EPS for the 1997 periods, the $10 stock offering price is assumed to be the market price.

Intervest Bancshares Corporation and Subsidiary

         Net income applicable to common stock and the weighted-average number of shares used for basic and diluted earnings per share computations are summarized as follows:


                                                                  For the Quarter Ended               For the Six Months Ended
                                                                         June 30,                             June 30,
                                                                  ---------------------               ------------------------

                                                                   1998            1997                  1998             1997
------------------------------------------------------------- -------------- ----------------      ---------------- ----------------
Basic earnings per share:
 Net income applicable to common stockholders                     $  325,000       $  187,000            $  633,000       $  347,000
 Average number of common shares outstanding                       2,453,140        1,650,000             2,440,595        1,650,000
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share amount                                        $0.13            $0.11                 $0.26            $0.21
------------------------------------------------------------- -------------- ---------------- ---- ---------------- ----------------
Diluted earnings per share:
 Adjusted net income applicable to common stockholders            $  334,000       $  187,000           $   642,000       $  347,000
 Average number of common shares outstanding:
    Common shares outstanding                                      2,453,140        1,650,000             2,440,595        1,650,000
     Potential dilutive shares from conversion of warrants           862,455          355,615               839,291          355,616
     Potential dilutive shares from conversion of debentures          67,037                -                33,518                -
                                                              ----------------------------------------------------------------------
 Total average number of common shares outstanding used            3,382,632        2,005,615             3,313,404        2,005,615
------------------------------------------------------------- -------------- ---------------- ---- ---------------- ----------------
Diluted earnings per share amount                                      $0.10            $0.09                 $0.19            $0.18
------------------------------------------------------------- -------------- ---------------- ---- ---------------- ----------------

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

         On March 16, 1998, the Board of Directors authorized the grant of stock warrants to directors of the Company and officers, directors and employees of Intervest Bank, its subsidiary, to purchase a total of 122,000 shares of Class A common stock at an initial price of $14.00 per share, which represented the market price of the common stock on such date. The grant was approved by the Company's shareholders on May 27, 1998. The warrants vest immediately and expire on December 31, 2002. The warrants were not included in the computations of Diluted EPS for the 1998 periods because the warrants' exercise price was greater than the average market price of the common shares. Also, the Debentures were not outstanding for the entire part of 1998. Accordingly, if the Debentures had been outstanding throughout 1998, approximately 560,000 of additional shares would have been included in the Diluted EPS computations for 1998.

         On April 27, 1998, the Board of Directors also authorized the issuance of stock warrants to the Chairman of the Board to purchase a total of 50,000 shares of Class B common stock, exercisable on or before January 31, 2008, at a price of $10.00 per share. The issuance of these stock warrants was also approved by the Company's shareholders on May 27, 1998. The warrants vest as follows: 7,100 immediately; 7,100 on each anniversary of the grant date for five years; and 7,400 on the sixth anniversary date. The warrants become fully vested earlier upon certain conditions. The exercise price of the warrants was below the market price of the common shares at the date of grant. Therefore, in accordance with APB No. 25, "Accounting for Stock Issued to Employees," approximately $14,000, net of taxes, was charged to earnings in the second quarter of 1998 in connection with the issuance of these warrants.

Note 5 - Regulatory Capital

         The Company's subsidiary, Intervest Bank, is required to maintain certain minimum regulatory capital requirements. The following is a summary at June 30, 1998 of the regulatory capital requirements and Intervest Bank's actual capital on a percentage basis:

                                                                             Ratios of         Minimum              To Be Considered
                                                                             the Bank          Requirement          Well Capitalized
                                                                             --------          -----------          ----------------
Total capital to risk-weighted assets                                         10.45%            8.00%                    10.00%
Tier 1 capital to risk-weighted assets                                         9.20%            4.00%                     6.00%
Tier 1 capital to total average assets - leverage ratio                        6.01%            4.00%                     5.00%

Note 6 - Proposed Bank

         On July 10, 1998, an application for a national bank charter was filed with the Office of the Comptroller of the Currency and the FDIC by Intervest National Bank, In Organization. The new bank will be a wholly owned subsidiary of the Company, with a principal office in the City of New York. The new bank will have an initial capital of $9,000,000, which will be provided by the Company.

                          Independent Auditors' Report



Board of Directors and Stockholders
Intervest Bancshares Corporation
New York, New York:

We have audited the accompanying consolidated balance sheets of Intervest Bancshares Corporation and Subsidiary (the "Company") at December 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
January 23, 1998

          INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                     Consolidated Balance Sheets
             ($ in thousands, except per share amounts)

                                                                         December 31,
                                                                 ---------------------------
    Assets                                                           1997            1996
                                                                     ----            ----
Cash and due from banks. . . . . . . . . . . . . . . .           $    1,738          2,318
Federal funds sold . . . . . . . . . . . . . . . . . .                  162          3,452
Short-term investments . . . . . . . . . . . . . . . .                7,276            550
                                                                  ---------        -------

         Total cash and cash equivalents . . . . . . .                9,176          6,320

Interest-bearing deposits with banks . . . . . . . . .                   99             99
Securities held to maturity. . . . . . . . . . . . . .               58,821         34,507
Loans receivable, net of allowance for loan losses of $1,173
  in 1997 and $811 in 1996 . . . . . . . . . . . . . .               75,652         59,499
Accrued interest receivable. . . . . . . . . . . . . .                1,327            842
Premises and equipment, net. . . . . . . . . . . . . .                4,877          2,940
Restricted securities, Federal Reserve Bank stock, at cost              233            203
Foreclosed real estate . . . . . . . . . . . . . . . .                   -             185
Deferred income tax asset. . . . . . . . . . . . . . .                  485            526
Other assets . . . . . . . . . . . . . . . . . . . . .                   85             75
                                                                  ---------        -------

                                                                  $ 150,755        105,196
                                                                  =========        =======

  Liabilities and Stockholders' Equity

Liabilities:
  Demand deposits. . . . . . . . . . . . . . . . . . .                3,490          2,401
  Savings and NOW deposits . . . . . . . . . . . . . .               17,119          9,278
  Money-market deposits. . . . . . . . . . . . . . . .               17,180          7,507
  Time deposits. . . . . . . . . . . . . . . . . . . .               93,378         74,261
                                                                  ---------        -------
         Total deposits. . . . . . . . . . . . . . . .              131,167         93,447

  Other liabilities. . . . . . . . . . . . . . . . . .                1,947          1,676
                                                                  ---------        -------
         Total liabilities . . . . . . . . . . . . . .              133,114         95,123
                                                                  ---------        -------
Minority interest. . . . . . . . . . . . . . . . . . .                   21            326
                                                                  ---------        -------
Commitments (Notes 4 and 7)

Stockholders' Equity:
  Preferred stock, 300,000 shares authorized, issued none               -              -
  Class A common stock - $1 par value, 7,500,000 shares
    authorized; 2,124,415 and 900,000 shares issued
    and outstanding in 1997 and 1996 . . . . . . . . .                2,124            900
  Class B common stock - $1 par value, 700,000 shares
    authorized; 300,000 and 200,000 shares issued
    and outstanding in 1997 and 1996 . . . . . . . . .                  300            200
  Additional paid-in capital . . . . . . . . . . . . .               13,360          7,655
  Retained earnings. . . . . . . . . . . . . . . . . .                1,836            992
                                                                  ---------        -------
         Total stockholders' equity. . . . . . . . . .               17,620          9,747
                                                                  ---------        -------
                                                                  $ 150,755        105,196
                                                                  =========        =======

See Accompanying Notes to Consolidated Financial Statements.

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                       Consolidated Statements of Earnings
                    ($ in thousands except per share amounts)

                                                                  Year Ended December 31,
                                                               ------------------------------
                                                                   1997             1996
                                                                   ----             ----
Interest income:
  Loans receivable . . . . . . . . . . . . . . . . . .           $    6,415         4,624
  Securities held to maturity. . . . . . . . . . . . .                2,632          1,514
  Other interest earning assets. . . . . . . . . . . .                  300            243
                                                                  ---------      ---------

         Total interest income . . . . . . . . . . . .                9,347          6,381

Interest expense on deposits . . . . . . . . . . . . .                5,894          3,745
                                                                  ---------      ---------
         Net interest income . . . . . . . . . . . . .                3,453          2,636

Provision for loan losses. . . . . . . . . . . . . . .                  352            250
                                                                  ---------      ---------
         Net interest income after
         provision for loan losses . . . . . . . . . .                3,101          2,386
                                                                  ---------      ---------
Noninterest income:
  Customer service charges . . . . . . . . . . . . . .                  121             89
  Other. . . . . . . . . . . . . . . . . . . . . . . .                   15             17
                                                                  ---------      ---------
         Total noninterest income. . . . . . . . . . .                  136            106
                                                                  ---------      ---------
Noninterest expenses:
  Salaries and employee benefits . . . . . . . . . . .                  907            739
  Occupancy and equipment. . . . . . . . . . . . . . .                  406            342
  Advertising and promotion. . . . . . . . . . . . . .                   40              9
  Professional fees. . . . . . . . . . . . . . . . . .                   48             57
  State assessment . . . . . . . . . . . . . . . . . .                   26             19
  Audit and accounting . . . . . . . . . . . . . . . .                   48             27
  Data processing. . . . . . . . . . . . . . . . . . .                   21              9
  Deposit insurance premiums . . . . . . . . . . . . .                   12              2
  General insurance. . . . . . . . . . . . . . . . . .                   31             31
  Stationery, printing and supplies. . . . . . . . . .                   83             51
  Other                                      . . . . .                  282            246
  Minority interest in subsidiary. . . . . . . . . . .                    2             19

         Total noninterest expenses. . . . . . . . . .                1,906          1,551

Earnings before income taxes . . . . . . . . . . . . .                1,331            941

         Income taxes. . . . . . . . . . . . . . . . .                  487            383
                                                                  ---------      ---------

Net earnings . . . . . . . . . . . . . . .  . . . . . .          $      844            558
                                                                  =========      =========

Basic earnings per share . . . . . . . . . . . . . . .           $      .49            .34
                                                                  =========      =========

Diluted earnings per share . . . . . . . . . . . . . .           $      .41            .34
                                                                  =========      =========

Weighted-average number of shares
  outstanding for basic earnings per share . . . . . .            1,712,292      1,650,000
                                                                  =========      =========

Weighted-average number of shares
  outstanding for diluted earnings per share . . . . .            2,072,459      1,650,000
                                                                  =========      =========

See Accompanying Notes to Consolidated Financial Statements

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                 Consolidated Statements of Stockholders' Equity
                                ($ in thousands)


                                               Shares of
                                                Class A      Class A      Class B     Additional                  Total
                                                 Common      Common       Common       Paid-In    Retained    Stockholders'
                                                 Stock        Stock        Stock       Capital    Earnings       Equity
                                                 -----        -----        -----       -------    --------       ------

Balance at December 31,
  1995 ...................................     900,000     $   900          200       7,655          434       9,189

Net earnings .............................        -             -            -           -           558         558
                                             ---------     -------          ---      ------        -----      ------
Balance at December 31,
  1996 ...................................     900,000         900          200       7,655          992       9,747

Effect of 1.5 for 1 stock
  split ..................................     450,000         450          100        (550)          -           -

Proceeds from 747,500 shares
  of stock issued, net of stock
  issuance cost of $755  .................     747,500         748           -        5,972           -        6,720

Net earnings .............................         -            -            -           -           844         844

Issuance of common stock
  in exchange for common
  stock of minority
  stockholders of
  subsidiary .............................      26,915          26           -          283          -           309
                                             ---------     -------          ---      ------        -----      ------

Balance at December 31,
  1997 ...................................   2,124,415     $ 2,124          300      13,360        1,836      17,620
                                             =========     =======          ===      ======        =====      ======


See Accompanying Notes to Consolidated Financial Statements

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                    Year Ended
                                                                                   December 31,
                                                                         ------------------------------
                                                                           1997                  1996
                                                                           ----                  ----
Cash flows from operating activities:
  Net earnings . . . . . . . . . . . . . . . . . . . . . .               $   844                 558
  Adjustments to reconcile net earnings to
    net cash provided by operating activities:
       Depreciation. . . . . . . . . . . . . . . . . . . .                   260                 176
       Provision for deferred income taxes . . . . . . . .                    41                  67
       (Increase) decrease in other assets . . . . . . . .                   (10)                 35
       Increase in other liabilities . . . . . . . . . . .                   275                 850
       Increase in accrued interest receivable . . . . . .                  (485)               (199)
       Net amortization of fees, premiums and discounts. .                    19                 271
       Provision for loan losses . . . . . . . . . . . . .                   352                 250
                                                                         -------             -------

         Net cash provided by operating activities . . . .                 1,296               2,008
                                                                         -------             -------
Cash flows from investing activities:
  Purchase of securities held to maturity. . . . . . . . .               (44,450)            (30,025)
  Maturities of securities held to maturity. . . . . . . .                20,175              15,050
  Net purchases of premises and equipment. . . . . . . . .                (2,197)               (667)
  Net increase in loans. . . . . . . . . . . . . . . . . .               (16,563)            (23,642)
  Proceeds from sale of foreclosed real estate . . . . . .                   185                 -
  Purchase of Federal Reserve Bank stock . . . . . . . . .                   (30)                -
  Maturity of interest-bearing deposits. . . . . . . . . .                    -                  199
                                                                         -------             -------
         Net cash used in investing activities . . . . . .               (42,880)            (39,085)
                                                                         =======             =======

Cash flows from financing activities:
  Net increase in demand, savings, NOW and
    money market deposits. . . . . . . . . . . . . . . . .                18,603               9,639
  Net increase in time deposits. . . . . . . . . . . . . .                19,117              25,207
  Proceeds from issuance of common stock, net of stock issuance costs      6,720                 -
                                                                         -------             -------
         Net cash provided by financing activities . . . .                44,440              34,846
                                                                         -------             -------
         Net increase (decrease) in cash and cash equivalents              2,856              (2,231)

Cash and cash equivalents at beginning of year . . . . . .                 6,320               8,551
                                                                         -------             -------
Cash and cash equivalents at end of year . . . . . . . . .              $  9,176               6,320
                                                                        ========             =======

Supplemental disclosure of cash flow information:
       Cash paid during the year for:
         Interest. . . . . . . . . . . . . . . . . . . . .              $  5,832               3,678
                                                                        ========             =======

         Income taxes. . . . . . . . . . . . . . . . . . .              $    700                  17
                                                                        ========             =======

       Noncash transactions:
         Reclassification of loans to foreclosed real estate            $     -                  185
                                                                        ========             =======

         Issuance of common stock in exchange of common
           stock of minority stockholders of subsidiary. . . . .        $    309                   -
                                                                        ========             =======


See Accompanying Notes to Consolidated Financial Statements.

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                 For the Years Ended December 31, 1997 and 1996


(1) Description of Business and Summary of Significant Accounting Policies General. Intervest Bancshares Corporation (the "Holding Company") was
    incorporated on February 5, 1993. The Holding Company owned 99.78% and 95.76% at December 31, 1997 and 1996, respectively, of the outstanding common stock of Intervest Bank (the "Bank") (collectively the "Company"). The Bank is a Florida state-chartered bank, is insured by the Federal Deposit Insurance Corporation and is a member of the Federal Reserve Bank. The Holding Company's primary business is the operation of the Bank. The Bank provides a wide range of banking services to small and middle-market businesses and individuals through its five banking offices located in Pinellas County, Florida.

    The principal executive offices of the Bank are located at 625 Court Street, Clearwater, Florida. In addition, the Bank has four branch offices, three in Clearwater, Florida located at (i) 2575 Ulmerton Road; (ii) 2175 Nursery Road; and (iii) 1875 Belcher Road and one in South Pasadena, Florida at 6750 Gulfport Boulevard.

  Basis of Presentation. The accompanying consolidated financial statements of the Company include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

    The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

  Estimates.   The  preparation  of  financial  statements  in  conformity  with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Securities Held to Maturity. United States government treasury and agency securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

  Loans Receivable. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

    Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

    The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(1) Description of Business and Summary of Significant Accounting Policies, Continued
   Loans Receivable, Continued. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

  Foreclosed Real Estate. Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in the consolidated statement of earnings.

  Income Taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  Premises and Equipment. Land is carried at cost. Premises, furniture and fixtures and equipment are carried at cost, less accumulated depreciation computed by the straight-line method.

  Stock-Based Compensation. Statement of Financial Accounting Standards No. 123,
    "Accounting for Stock-Based Compensation" ("Statement 123") establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). The Company has elected to follow Opinion 25 and related interpretations in accounting for its stock-based compensation which is in the form of stock warrants. Statement 123 requires the disclosure of proforma net earnings and earnings per share determined as if the Company accounted for its stock warrants under the fair value method of that Statement.

  Off-Balance-Sheet  Financial  Instruments.  In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitment to extend credit, unused lines of credit and stand-by-letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received.

  Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

    Cash and Cash  Equivalents  and  Interest-Bearing  Deposits with Banks.  The
    carrying   amounts  of  cash  and   interest-bearing   deposits  with  banks
    approximate their fair value.

    Securities Held to Maturity. Fair values for securities held to maturity are based on quoted market prices.

                                                                     (continued)
                                      F-16

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(1) Description of Business and Summary of Significant Accounting Policies, Continued
  Fair Values of Financial Instruments, Continued.
    Federal Reserve Bank Stock. Book value for these securities approximates fair value.

    Loans Receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

    Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

    Off-Balance-Sheet Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

  Advertising.  The Company expenses all advertising as incurred.

  Earnings Per Share. Earnings per share ("EPS") of common stock has been computed on the basis of the weighted-average number of shares of common stock outstanding. Prior to the public stock offering in November, 1997, there was no public market for the Company's common stock. For purposes of calculating diluted EPS the $10 stock offering price is assumed to be the market price for the entire year ended December 31, 1997. For 1997, outstanding warrants are considered dilutive securities for purposes of calculating diluted EPS which is computed using the treasury stock method. Such warrants were not considered dilutive in 1996. The following table presents the calculations of EPS (See Note 16) ($ in thousands, except per share amounts).

                                                                         For the Year Ended December 31, 1997
                                                                         ------------------------------------
                                                                          Earnings      Shares      Per Share
                                                                        (Numerator)  (Denominator)    Amount
                                                                        -----------  -------------    ------
    Basic EPS:
       Net earnings available to common stockholders . . . . . . . .     $ 844         1,712,292       $ .49

    Effect of dilutive securities-
       Incremental shares from assumed conversion
       of warrants                     . . . . . . . . . .                               360,167
                                                                                       ---------

    Diluted EPS:
       Net earnings available to common stockholders
         and assumed conversions . . . . . . . .                         $ 844         2,072,459       $ .41
                                                                         =====         =========       =====

                                                                    (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(1)Description of Business and Summary of Significant Accounting Policies, Continued
   Earnings Per Share, Continued. Warrants to purchase 1,528,665 and 150,000 shares of Class A and Class B common stock at $6.67 per share were assumed to be exercised on January 1, 1997 and June 1, 1997, respectively. Warrants to purchase 989,083 shares of Class A common stock at $10.00 per share are not included in the computation of diluted EPS because the warrants' exercise price approximated the market price of the stock. None of the above warrants have been exercised as of December 31, 1997.

  Reclassifications. Certain amounts in the 1996 financial statements have been reclassified to conform to the 1997 presentation.

  Future Accounting Requirements. Financial Accounting Standards 130 - Reporting
    Comprehensive Income establishes standards for reporting comprehensive income. The Standard defines comprehensive income as the change in equity of an enterprise except those resulting from stockholder transactions. All components of comprehensive income are required to be reported in a new financial statement that is displayed with equal prominence as existing financial statements. The Company will be required to adopt this Standard effective January 1, 1998. As the Statement addresses reporting and presentation issues only, there will be no impact on operating results from the adoption of this Standard.

    Financial Accounting Standards 131 - Disclosures about Segments of an Enterprise and Related Information establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will be required to adopt this Standard effective January 1, 1998. As the Standard addresses reporting and disclosure issues only, there will be no impact on operating results from adoption of this Standard.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(2)  Securities Held to Maturity
     Debt securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values are summarized as follows (in thousands):


                                                                         Gross         Gross
                                                        Amortized     Unrealized     Unrealized       Fair
                                                          Cost           Gains         Losses         Value
                                                          ----           -----         ------         -----
         December 31, 1997:
         U.S. Treasury securities. . . . . .           $  4,027           15             -            4,042
         U.S. Government and
               agency securities. . . . . .              54,794           64             64          54,794
                                                         ------           --             --          ------

                            Total. . . . . .           $ 58,821           79             64          58,836
                                                       ========           ==             ==          ======

    December 31, 1996:
         U.S. Treasury securities. . . . . .              1,499            7             -            1,506
         U.S. Government and
               agency securities. . . . . .              33,008           44            105          32,947
                                                         ------           --            ---          ------

                            Total. . . . . .           $ 34,507           51            105          34,453
                                                       ========           ==            ===          ======

  There were no sales of securities during the years ended December 31, 1997 or 1996.

  The scheduled maturities of securities held to maturity at December 31, 1997 are summarized as follows (in thousands):

                                                                   Amortized              Fair
                                                                     Cost                 Value
                                                                   --------              -------

         Due in one year or less . . . . . . . . . . . . .         $ 13,169              13,186
         Due after one year through five years . . . . . .           32,890              32,896
         Due after five years through ten years. . . . . .           12,762              12,754
                                                                   --------              ------

           Total . . . . . . . . . . . . . . . . . . . . .         $ 58,821              58,836
                                                                   ========              ======

                                                                     (continued)

                                      F-19

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(3)  Loans Receivable
    The components of loans in the consolidated balance sheets are summarized as follows (in thousands):

                                                                        At December 31,
                                                                     --------------------
                                                                     1997            1996
                                                                     ----            ----
         Commercial loans. . . . . . . . . . . . . . . . .         $  3,281          3,514
         Commercial real estate. . . . . . . . . . . . . .           70,533         54,198
         Residential real estate . . . . . . . . . . . . .            3,150          2,784
         Consumer loans. . . . . . . . . . . . . . . . . .              262            157
                                                                   --------         ------

                                                                     77,226         60,653

         Deferred loan fees. . . . . . . . . . . . . . . .             (401)          (343)
         Allowance for loan losses . . . . . . . . . . . .           (1,173)          (811)
                                                                   --------         ------
                                                                   $ 75,652         59,499
                                                                   ========         ======

  An  analysis  of the  change in the  allowance  for loan  losses  follows  (in thousands):

                                                                          Year Ended
                                                                         December 31,
                                                                     ---------------------
                                                                      1997            1996
                                                                      ----            ----

         Balance at beginning of year. . . . . . . . . . .          $   811            593
                                                                    -------            ---
         Loans charged-off . . . . . . . . . . . . . . . .              -              (65)
         Recoveries. . . . . . . . . . . . . . . . . . . .               10             33
                                                                    -------            ---
                 Net . . . . . . . . . . . . . . . . . . .               10            (32)
                                                                    -------            ---
         Provision for loan losses . . . . . . . . . . . .              352            250
                                                                    -------            ---

         Balance at end of year. . . . . . . . . . . . . .          $ 1,173            811
                                                                    =======            ===

  The Company had no impaired loans at December 31, 1997 or 1996. The average recorded investment in impaired loans during the year ended December 31, 1996 was $31,000. There were no impaired loans identified during 1997. No interest income was recognized on impaired loans during 1996.

                                                                     (continued)

          INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(4) Premises and Equipment
  Premises and equipment is summarized as follows (in thousands):

                                                        At December 31,
                                                   -----------------------
                                                     1997            1996
                                                     ----            ----
       Land. . . . . . . . . . . . . . . .        $    915            729
       Bank buildings. . . . . . . . . . .           3,570          1,926
       Leasehold improvements. . . . . . .             162             61
       Furniture and fixtures and equipment          1,203            565
                                                   -------          -----

             Total, at cost. . . . . . . .           5,850          3,281

       Less accumulated depreciation and
       amortization. . . . . . . . . .                (973)          (341)
                                                   -------          -----

             Net book value. . . . . . . .         $ 4,877          2,940
                                                   =======          =====

  The Bank leases its Belcher Road office. The lease is accounted for as an operating lease and will expire on October 31, 2007. The lease agreement contains escalation clauses based upon the consumer price index and contains annual adjustments up to a maximum of 3% based upon the previous year's rental. Rental expense was $125,000 and $163,000 for the years ended December 31, 1997 and 1996, respectively. Approximate future minimum annual rental payments under this noncancellable lease at December 31, 1997 is as follows (in thousands):

              Year Ending
              December 31,
              ------------

                 1998 . . . . . . . . . . . .  $    94
                 1999 . . . . . . . . . . . .       96
                 2000 . . . . . . . . . . . .       99
                 2001 . . . . . . . . . . . .      102
                 2002 . . . . . . . . . . . .      106
                 Thereafter . . . . . . . . .      514
                                               -------

                 Total. . . . . .  . . . . .   $ 1,011
                                               =======


                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(4) Premises and Equipment, Continued
  The Company  leases a  portion  of their  office  space in the  branch  office located on Ulmerton Road and beginning in September, 1997, office space at the new main office on Court Street, to other companies. Such leases begin to expire in 1998. Rental income during the years ended December 31, 1997 and 1996 totaled approximately $195,000 and $159,000, respectively. Approximate future minimum lease income under these leases at December 31, 1997 is as follows (in thousands):

              Year Ending
              December 31,
              ------------

                 1998 . . . . . . . . . . . .  $   343
                 1999 . . . . . . . . . . . .      275
                 2000 . . . . . . . . . . . .      271
                 2001 . . . . . . . . . . . .      211
                 2002 . . . . . . . . . . . .      190
                 Thereafter . . . . . . . . .      792
                                               -------
                 Total  . . . . . . . . . . .  $ 2,082
                                               =======

  This table gives no effect to the future rental value of office space subsequent to lease expiration dates.

(5)  Deposits
  The aggregate amount of certificates of deposit with a minimum denomination of $100,000, was approximately $9,506,000 and $7,261,000 at December 31, 1997 and 1996, respectively.

  Scheduled maturities of certificates of deposit at December 31, 1997 are as follows (in thousands):

              Year Ending
              December 31,
              ------------

                 1998 . . . . . . . . . . . .  $46,954
                 1999 . . . . . . . . . . . .   16,554
                 2000 . . . . . . . . . . . .    9,446
                 2001 . . . . . . . . . . . .    9,362
                 2002 and thereafter . . . .    11,062
                                               -------
                 Total  . . . . . . . . . . .  $93,378
                                               =======

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(6) Other Borrowings
  The Company has agreements with correspondent banks whereby the Company may borrow up to $1,000,000 on an overnight basis under a repurchase agreement and up to $3,457,000 in federal funds. There were no borrowings under these agreements at December 31, 1997 or 1996.

(7) Financial Instruments
  The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and standby letters of credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

  The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

  Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(7)  Financial Instruments, Continued
  The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                       At December 31, 1997         At December 31, 1996
                                                       --------------------        ----------------------
                                                      Carrying         Fair        Carrying          Fair
                                                       Amount         Value         Amount          Value
                                                       ------         -----         ------          -----
    Financial assets:
         Cash and cash equivalents . . . . . . .     $   9,176        9,176          6,320          6,320
         Securities held to maturity . . . . . .        58,821       58,836         34,507         34,453
         Loans receivable, net . . . . . . . . .        75,652       75,658         59,499         59,692
         Accrued interest receivable . . . . . .         1,327        1,327            842            842
         Federal Reserve Bank stock. . . . . . .           233          233            203            203
         Interest-bearing deposits with bank . .            99           99             99             99

    Financial liabilities-
         Deposit liabilities . . . . . . . . . .       131,167      131,491         93,447         93,713

A summary of the notional amounts of the Company's financial instruments, which approximate fair value, with off balance sheet risk at December 31, 1997 follows (in thousands):



         Unfunded loan commitments at variable rates . . .           $ 2,950
                                                                     =======

         Available lines of credit . . . . . . . . . . . .           $   527
                                                                     =======

         Standby letters of credit . . . . . . . . . . . .           $   100
                                                                     =======

(8)  Credit Risk
  The Company grants a majority of its loans to borrowers throughout the State of Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy of the State of Florida. In addition, at December 31, 1997, the Company's loan portfolio contained a concentration of credit risk in retail shopping centers, apartment buildings and office buildings totaling $55,707,000.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(9) Income Taxes
  The provision for income taxes consisted of the following (in thousands):


    Year Ended December 31, 1997:                         Current Deferred Total
                                                          ------- -------- -----

         Federal ........................................   $377     35    412
         State ..........................................     69      6     75
                                                            ----     --    ---

               Total ....................................   $446     41    487
                                                            ====     ==    ===

    Year Ended December 31, 1996:

         Federal ........................................    244     63    307
         State ..........................................     72      4     76
                                                            ----     --    ---

               Total ....................................   $316     67    383
                                                            ====     ==    ===

  The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows:

                                                                  Year Ended
                                                                 December 31,
                                                               ----------------
                                                               1997       1996
                                                               ----       ----

         Tax provision at statutory rate . . . . . . . . . .   34.0%      34.0%
         Increase (decrease) in taxes resulting from:
           State income taxes. . . . . . . . . . . . . . . .    3.8        8.1
           Other . . . . . . . . . . . . . . . . . . . . . .   (1.2)      (1.4)
                                                               ----       ----

         Income tax provision  . . . . . . . . . . . . . . .   36.6%      40.7%
                                                               ====       ====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets relate to the following (in thousands):

                                                                  Year Ended
                                                                 December 31,
                                                               ----------------
                                                               1997       1996
                                                               ----       ----
       Net deferred tax assets:
        Allowance for loan losses. . . . . . . . . . . . .    $ 298        185
        Depreciation . . . . . . . . . . . . . . . . . . .      (19)       (20)
        Deferred loan fees . . . . . . . . . . . . . . . .       13         19
        Net operating loss carryforward. . . . . . . . . .      186        311
        Other. . . . . . . . . . . . . . . . . . . . . . .        7         31
                                                              -----        ---

           Net deferred tax assets . . . . . . . . . . . .    $ 485        526
                                                              =====        ===

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(9) Income Taxes, Continued
  At December 31, 1997, the Company has the following net operating loss carryforwards relating to the operations of the Bank for federal income tax purposes available to offset future federal taxable income (in thousands):

         Expiration
         ----------

             2006. . . . . . . . . . . . . . . . . . . . . . . . . . . $ 194
             2007. . . . . . . . . . . . . . . . . . . . . . . . . . .   297
             2008. . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                                                                       -----
                                                                       $ 494
                                                                       =====

    The net operating loss carryforwards are subject to an annual limitation of $332,000 due to the ownership change of the Bank when the Holding Company purchased its controlling ownership interest.

(10)  Related Parties
    The Bank has entered into loan transactions with certain of its directors and their related entities. The activity is as follows (in thousands):

                                                                   Year Ended
                                                                  December 31,
                                                                --------------
                                                                1997      1996
                                                              -------     -----
         Balance at beginning of year. . . . . . . . . . .    $ 2,941     1,484
         Additions . . . . . . . . . . . . . . . . . . . .        510     1,570
         Repayments. . . . . . . . . . . . . . . . . . . .       (209)     (113)
                                                              -------     -----

         Balance at end of year. . . . . . . . . . . . . .    $ 3,242     2,941
                                                              =======     =====

  There are no loans to directors or officers of the Holding Company,  Intervest
    Bancshares Corporation.

(11)  Employee Stock Option Plan of the Bank
  Prior to 1993,  an  officer  of the Bank had been  granted  options to acquire
    11,000 shares of the Bank's common stock. These options were to expire on December 31, 2001, and were exercisable at $5 per share. All such options were exchanged for warrants of the Holding Company by the officer during 1997. In 1997 the option plan was terminated.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(12)  Profit Sharing Plan
  The Bank sponsors a profit sharing plan established in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The profit sharing plan is available to all employees electing to participate after meeting certain length-of-service requirements. The Bank's contributions to the profit sharing plan are discretionary and are determined annually. Expense relating to the Bank's contributions to the profit sharing plan included in the accompanying consolidated financial statements was $21,377 and $12,181 for the years ended December 31, 1997 and 1996, respectively.

(13)  Common Stock Warrants of the Bank
  In 1995, Intervest  Bancshares  Corporation  purchased  200,000  shares of the
    Bank's common stock at $5 per share and received warrants to purchase an additional 200,000 shares of common stock at $5 par value. In June, 1997, Intervest Bancshares Corporation exercised the warrants and purchased 200,000 shares of the Bank's common stock.

(14)  Stockholders' Equity
  The  Bank,  as a  state-chartered  bank,  is  limited  in the  amount  of cash dividends that may be paid. The amount of cash dividends that may be paid is based on the Bank's net earnings of the current year combined with the Bank's retained net earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Bank could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice. The ability of the Holding Company to pay dividends could be affected by the amount of dividends the Bank is able to pay to the Holding Company.

(15)  Regulatory Matters
  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(15)  Regulatory Matters, Continued
  As of December 31, 1997, the most recent notification from the State and Federal regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands).

                                                                                    For Well
                                                              For Capital         Capitalized
                                           Actual          Adequacy Purposes:       Purposes:
                                     -----------------     -----------------    -----------------
                                     Amount      Ratio      Amount   Ratio      Amount      Ratio
                                     ------      -----      ------   -----      ------      -----
As of December 31, 1997:
  Total capital (to Risk
  Weighted Assets) ...............  $10,243      11.46%    $7,153    8.00%      $8,941      10.00%
  Tier I Capital (to Risk
  Weighted Assets) ...............    9,125      10.21      3,578    4.00        5,365       6.00
  Tier I Capital
  (to Average Assets)  ...........    9,125       6.53      5,591    4.00        6,988       5.00

As of December 31, 1996:
  Total capital (to Risk
  Weighted Assets) ...............    8,051      11.90      5,412    8.00        6,765       10.0
  Tier I Capital (to Risk
  Weighted Assets) ...............    7,240      10.70      2,706    4.00        4,059        6.0
  Tier I Capital
  (to Average Assets)  ...........    7,240       7.48      3,871    4.00        4,839        5.0

(16)  Capital Stock
  Both classes of common stock have equal voting rights as to all matters, except that, so long as at least 50,000 shares of Class B Common Stock remain issued and outstanding the holders of the outstanding shares of Class B Common Stock are entitled to vote for the election of two-thirds of the directors (rounded to the nearest whole number) and the holders of the outstanding shares of Class A Common Stock are entitled to vote for the remaining directors of the Company. No dividends may be declared or paid with respect to shares of Class B Common Stock until January 1, 2000, after which time the holders of Class A Common Stock and Class B Common Stock will share ratably in dividends. The shares of Class B Common Stock are convertible, on a share-for-share basis, into Class A Common Stock at any time after January 1, 2000.

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued



(16)  Capital Stock, Continued
  On September 19, 1997, the Holding Company's charter was amended to increase the authorized number of shares of Class A common stock to 7,500,000, Class B common stock to 700,000 and preferred stock to 300,000.

  Inaddition,  on  September  18,  1997,  the Board of  Directors of the Holding
    Company declared a 1.5 for 1 Class A and Class B common stock split payable on September 19, 1997 to stockholders of record on September 19, 1997. All per share amounts reflect the effect of these stock splits.

(17) Common Stock Warrants
  The Company has outstanding warrants which entitle the registered holders thereof to purchase one share of common stock for each issued warrant. All warrants were exercisable when issued. These warrants have been issued in connection with public stock offerings, to directors and employees of the Bank and directors of the Holding Company and to outside third parties for performance of services. A summary of stock warrant transactions follows ($ in thousands, except per share amounts).

                                                                                                          Weighted-
                                                                          Weighted-                        Average
                                                                          Average                        Contractual
                                                            Exercise        Per        Aggregate           Life At
                                          Number of        Price Per      Warrant       Warrant          December 31,
  Class A Common Stock Warrants:           Warrants         Warrant        Price         Price              1997
                                           --------         -------        -----         -----              ----
    Outstanding at December 31,1995. .    1,288,500          $ 6.67       $ 6.67      $  8,594           5.4 years
    Warrants granted . . . . . . .          240,165            6.67         6.67         1,602           5.1 years

    Outstanding at December 31, 1996 .    1,528,665            6.67         6.67        10,196           5.4 years
    Warrants granted . . . . . . .          949,183           10.00        10.00         9,492           2.0 years(1)
    Warrants granted . . . . . . .           16,500           10.00        10.00           165           4.0 years

    Outstanding at December 31, 1997 .    2,494,348    $ 6.67-10.00       $ 7.96        19,853           4.1 years
                                          =========    ============       ======       =======           =========

__________________________________
  (1) These warrants entitle the holder to purchase one share of Class A common stock at a price of $10.00 per share through December 31, 1999; $11.50 per share from January 1, 2000 through December 31, 2000; $12.50 per share from January 1, 2001 through December 31, 2001 and $13.50 per share from January 1, 2002 through December 31, 2002. For purposes of the above table it is assumed that these warrants will be exercised on December 31, 1999.

                                                                     (continued)
                                      F-29

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(17)  Common Stock Warrants, Continued

                                                                                                    Weighted-
                                                                         Weighted-                   Average
                                                                          Average                  Contractual
                                                             Option         Per      Aggregate       Life At
                                                Number of   Price Per     Warrant     Warrant      December 31,
  Class B Common Stock Warrants:                 Warrants    Warrant       Price       Price          1997
                                                 --------    -------       -----       -----          ----

Outstanding at December 31,1995
     and 1996  ...............................      -            -           -            -            -
Warrants granted .............................   150,000      $ 6.67      $ 6.67      $ 1,001      9.0 years
                                                 -------                              -------


Outstanding at December 31, 1997 .............   150,000      $ 6.67      $ 6.67      $ 1,001      9.0 years
                                                 =======      ======      ======      =======      =========

  On January 1, 1996, the Company  adopted  Statement  of  Financial  Accounting
    Standards No. 123, "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. As permitted by this Statement, the Company has elected to continue utilizing the intrinsic value method of accounting defined in APB Opinion No. 25. Due to the exercise price of the warrants issued to employees and directors of the Bank, directors of the Holding Company and to outside third parties for performance of services being greater than or approximating the market value of the common stock at the date of grant, no compensation expense has been recognized in the consolidated statements of earnings.

  Inorder to calculate the fair value of the warrants issued to employees and directors of the Bank, directors of the Holding Company and to outside third parties for the performance of services, it was assumed that the risk-free interest rate was 6.0%, there would be no dividends paid by the Company over the exercise period, the expected life of the warrants would be the entire exercise period, except for warrants issued in 1997 that have increasing option prices which is the end of the initial exercise period, and stock volatility would be zero due to the lack of an active market for the stock. The following information pertains to the fair value of the such warrants granted to purchase common stock in 1996 and 1997 (in thousands, except per share amounts):

                                                                   Year Ended
                                                                  December 31,
                                                                  ------------
                                                                  1997     1996
                                                                  ----     ----
    Weighted-average grant date fair value of warrants
         issued during the year. . . . . . . . . . . . . .       $ 622     470
                                                                 =====     ===

    Proforma net earnings. . . . . . . . . . . . . . . . .       $ 222      88
                                                                 =====      ==

    Proforma basic earnings per share. . . . . . . . . . .       $ .13     .05
                                                                 =====     ===

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(18)  Holding Company Financial Information
  The Holding Company's financial information is as follows (in thousands):

                      Condensed Balance Sheets
                                                                At December 31,
                                                                ---------------
                                                                1997      1996
                                                                ----      ----
               Assets

         Cash. . . . . . . . . . . . . . . . . . . . . . .   $    223      698
         Short-term securities . . . . . . . . . . . . .        7,276      550
                                                             --------    -----

              Cash and cash equivalents. . . . . . . . .        7,499    1,248

         Loans receivable. . . . . . . . . . . . . . . . .        752    1,230
         Investment in subsidiary. . . . . . . . . . . . .      9,399    7,340
         Organizational costs, net . . . . . . . . . . . .          2       32
         Other assets. . . . . . . . . . . . . . . . . . .         23       17
                                                             --------    -----
              Total assets . . . . . . .                     $ 17,675    9,867
                                                             ========    =====

              Liabilities and Stockholders' Equity

         Liabilities . . . . . . . . . . . . . . . . . . .         55      120
         Stockholders' equity. . . . . . . . . . . . . . .     17,620    9,747
                                                             --------    -----

              Total liabilities and stockholders' equity . . $ 17,675    9,867
                                                             ========    =====


                        Condensed Statements of Earnings

                                                              For the Year Ended
                                                                At December 31,
                                                                ---------------
                                                                1997      1996
                                                                ----      ----

    Revenues . . . . . . . . . . . . . . . . . . . . . . .      $ 264      325
    Expenses . . . . . . . . . . . . . . . . . . . . . . .        172      224
                                                                  ---      ---

         Earnings before earnings of subsidiary. . . . . .         92      101
         Earnings of subsidiary. . . . . . . . . . . . . .        752      457
                                                                  ---      ---

         Net earnings. . . . . . . . . . . . . . . . . . .      $ 844      558
                                                                =====      ===

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

              Notes to Consolidated Financial Statements, Continued



(18)  Holding Company Financial Information, Continued

                       Condensed Statements of Cash Flows

                                                                  Year Ended
                                                                 December 31,
                                                                ---------------
                                                                1997      1996
                                                                ----      ----
    Cash flows from operating activities:
         Net earnings. . . . . . . . . . . . . . . . . .       $  844      558
         Adjustments to reconcile net earnings to net cash
           provided by operating activities:
            Equity in undistributed earnings of
                               subsidiary. . . . . . . .         (752)    (457)
            Net decrease in organizational costs . . . .           30       29
            Other. . . . . . . . . . . . . . . . . . . .          (69)      72
                                                               ------     -----
               Net cash provided by operating activities           53      202
                                                               ------     -----

    Cash flows used in investing activities -
         Net decrease (increase) in loans. . . . . . . .          478      (62)
                                                               ------     -----

    Cash flows from financing activities:
         Proceeds from issuance of common stock. . . . .        6,720        -
         Purchase of common stock of subsidiary. . . . .       (1,000)     (40)
                                                               ------     -----

               Net cash provided by (used in) financing
                  activities. . . . . . . . . . . . . .         5,720      (40)
                                                               ------     -----

    Net increase in cash and cash equivalents. . . . . .        6,251      100

    Cash and cash equivalents at beginning of
         the year. . . . . . . . . . . . . . . . . . . .        1,248    1,148
                                                              -------    -----

    Cash and cash equivalents at end of year . . . . . .      $ 7,499    1,248
                                                              =======    =====

                                                                     (continued)

                 INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

(19)  Selected Quarterly Financial Data (unaudited)
  Summarized quarterly financial data follows ($ in thousands, except per share figures):

                                                                    Year Ended December 31, 1997
                                                    -------------------------------------------------------
                                                       First          Second          Third         Fourth
                                                      Quarter         Quarter        Quarter        Quarter
                                                      -------         -------        -------        -------

       Interest income . . . . . . . . . . . .        $ 2,085          2,219          2,337          2,706
       Interest expense. . . . . . . . . . . .          1,309          1,379          1,480          1,726
                                                        -----          -----          -----          -----

       Net interest income . . . . . . . . . .            776            840            857            980

       Provision for loan losses . . . . . . .             92             92             82             86
                                                        -----          -----          -----          -----

       Net interest income after provision
        for loan losses. . . . . . . . . . . .            684            748            775            894

       Noninterest income. . . . . . . . . . .             31             37             28             40
       Noninterest expense . . . . . . . . . .            461            479            467            499
                                                       ------          -----          -----          -----
       Earnings before income taxes. . . . . .            254            306            336            435

       Income taxes. . . . . . . . . . . . . .             94            119            121            153
                                                       ------          -----          -----          -----

       Net earnings  . . . . . . . . . . . . .        $   160            187            215            282
                                                       ======          =====          =====          =====

       Basic earnings per share. . . . . . . .        $   .10            .11            .13            .15
                                                       ======          =====          =====          =====

       Diluted earnings per share. . . . . . .        $   .09            .09            .11            .12
                                                       ======          =====          =====          =====

                                                                    Year Ended December 31, 1996
                                                    -------------------------------------------------------
                                                       First          Second          Third         Fourth
                                                      Quarter         Quarter        Quarter        Quarter
                                                      -------         -------        -------        -------

       Interest income . . . . . . . . . . . .        $ 1,377          1,480          1,637          1,887
       Interest expense. . . . . . . . . . . .            788            840            975          1,142
                                                       ------          -----          -----          -----

       Net interest income . . . . . . . . . .            589            640            662            745

       Provision for loan losses . . . . . . .             73             55             62             60
                                                       ------          -----          -----          -----

       Net interest income after provision
        for loan losses. . . . . . . . . . . .            516            585            600            685

       Noninterest income. . . . . . . . . . .             30             48             24              4
       Noninterest expense . . . . . . . . . .            361            404            374            412
                                                       ------          -----          -----          -----

       Earnings before income taxes. . . . . .            185            229            250            277

       Income taxes. . . . . . . . . . . . . .             75             97            101            110
                                                       ------          -----          -----          -----

       Net earnings  . . . . . . . . . . . . .        $   110            132            149            167
                                                       ======          =====          =====          =====

       Basic earnings per share. . . . . . . .        $   .07            .08            .09            .10
                                                       ======          =====          =====          =====

       Diluted earnings per share. . . . . . .        $   .07            .08            .09            .10
                                                       ======          =====          =====          =====

No dealer, salesman or any other person is authorized to give any information or to make any representation not contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus, nor any sale made hereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

         ----------------

         TABLE OF CONTENTS

                                    Page
                                    ----
Available Information ............    3
Prospectus Summary ...............    4
Investment Considerations and Risk
  Factors ........................    9
Use of Proceeds ..................   12
Market for Securities ............   12
Dividends ........................   13
Capitalization ...................   14
Selected Financial Data ..........   15
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operation .......   16
Business .........................   38
Management .......................   43
Principal Stockholders ...........   43
Description of Securities ........   56
Supervision and Regulation .......   59
Plan of Distribution .............   64
Legal Matters ....................   65
Experts ..........................   65
Index to Financial Statements ....   F-1


INTERVEST BANCSHARES CORPORATION







                               Warrants Related to
                       1,732,683 shares of Class A Common
                       Stock and 50,000 shares of Class B
                                  Common Stock
                                       and
                    2,616,348 shares of Class A Common Stock
                                       and
                     200,000 shares of Class B Common Stock











                                 --------------
                                   PROSPECTUS
                                 --------------











                                ___________, 1998

PART II

                     Information Not Required In Prospectus

Item 24.          Indemnification of Directors and Officers.
--------          ------------------------------------------

         Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         The Company's bylaws provide that the Company will indemnify the officers and directors of the Company to the fullest extent permitted under the laws of the State of Delaware. In that regard, the Company is obligated to indemnify officers and directors of the Company from and against any and all judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, actually and necessarily incurred by an officer or director as a result of any action or proceeding, or any appeal therein, to the extent such amounts may be indemnified under the laws of Delaware; and to pay any officer or director of the Company in advance of the final disposition of any civil or criminal proceeding, the expenses incurred by such officer or director in defending such action or proceeding. The Company's obligation to indemnify its officers and directors continues to individuals who have ceased to be officers or directors of the Company and to the heirs and personal representatives of former officers and directors of the Company.

Item 25.          Other Expenses of Issuance and Distribution.
--------          --------------------------------------------

         The following table sets forth the estimated cost and expenses to be borne by the company in connection with the offering described in the Registration Statement, other than underwriting commissions and discounts. All amounts except the registration fee are estimates.


Registration Fee                                    $   849
Printing and Engraving expenses                     $ 2,000
Accounting fees and expenses                        $ 5,000
Legal fees and expenses                             $15,000
Blue Sky fees and expenses                          $ 7,000
Transfer Agents and Registrar fees                  $  --
Miscellaneous                                       $10,151
                                                    -------
                                            Total   $40,000
------------------------------------

Item 26.          Recent Sales of Unregistered Securities.

         Unregistered Warrants related to a total of 188,700 shares of Class A Common Stock were issued to officers, directors and employees of the Company and the Bank in 1996. In addition, in 1996 the Company authorized the issuance of a warrant to purchase 150,000 shares of Class B Common Stock to an executive officer of the Company. These warrants were issued without registration under the Securities Act of 1933, as amended, in reliance upon the exemption afforded by Section 4(2) thereof. All of the foregoing warrants and the shares of Class A Common Stock issuable upon their exercise are included in this Registration Statement.

Item 27.          Exhibits.
--------          ---------

Exhibit Number                     Description of Exhibit
--------------                     ----------------------

3.1                  Restated Certificate of Incorporation of the Company (1)

3.2                  Bylaws of the Company1

4.1                  Form of Certificate for Shares of Class A Common Stock (2)

4.2                  Form of Certificate for Shares of Class B Common Stock (2)

4.3                  Form of Warrant for Class A Common Stock (1)

4.4 Form of Warrant Agreement between the Company and the Bank of New York (1)

5.1                  Opinion of Harris Beach & Wilcox, LLP

24.1 Consent of Harris Beach & Wilcox, LLP is included in the Opinion of Harris Beach & Wilcox, LLP, filed as Exhibit 5.1

24.2                 Consent of Hacker, Johnson, Cohen & Grieb

----------------------
1        Incorporated  by  reference  from  Amendment  No.  1 to  the  Company's
         Registration Statement on Form SB-2 (No. 333-33419), filed with the Commission on September 22, 1997.
2 Incorporated by reference from Pre-Effective Amendment No. 1 to the Company's Registration Statement on Form SB-2 (No. 33-82246), filed with the Commission on September 15, 1994.

Item 28.          Undertakings.
--------          -------------

         (a)      The undersigned registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement for the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  2. That, for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned small business issuer will:

                  1. For determining any liability under the Securities Act, treat any information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a Form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                  2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this form and has caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of September, 1998.

                                        INTERVEST BANCSHARES CORPORATION
                                        (Registrant)


                                         By:   /s/ Lowell S. Dansker
                                               ---------------------
                                               Lowell S. Dansker, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities and on the dates indicated.

                                  Title                           Date
                                  -----                           ----

/s/Lawrence G. Bergman    Vice President,                    September 21, 1998
----------------------    Secretary and Director
Lawrence G. Bergman

----------------------    Director                           September ___, 1998
Michael A. Callen

/s/Jerome Dansker         Chairman of the Board,             September 21, 1998
----------------------    Executive Vice President,
Jerome Dansker            Director

/s/Lowell S. Dansker      President, Treasurer and Director  September 21, 1998
----------------------    (Principal Executive, Financial
Lowell S. Dansker         and Accounting Officer)

----------------------    Director                           September ___, 1998
Milton F. Gidge

/s/William F. Holly       Director                           September 21, 1998
----------------------
William F. Holly

----------------------    Director                           September 21, 1998
Edward J. Merz

/s/David J. Willmott      Director                           September 21, 1998
----------------------
David J. Willmott

/s/Wesley T. Wood         Director                           September 21, 1998
----------------------
Wesley T. Wood

                                  EXHIBIT INDEX


Exhibit Number                                            Description of Exhibit
--------------                                            ----------------------

 5.1                                   Opinion of Harris Beach & Wilcox, LLP

24.1 Consent of Harris Beach & Wilcox, LLP is included in the Opinion of Harris Beach & Wilcox, LLP, filed as Exhibit 5.1

24.2                                   Consent of Hacker, Johnson, Cohen & Grieb